                                                                 Exhibit (a)(1)

                             RECOMMENDED CASH OFFER

                                  ON BEHALF OF

                                 LOGO OF TRW

                                      FOR

                           LOGO OF LUCASVARITY, PLC

                              SUMMARY OF THE OFFER

THE OFFER

LUCASVARITY SHAREHOLDERS

              FOR EACH LUCASVARITY SHARE         288 PENCE IN CASH

TO ACCEPT THE OFFER

1. Complete the Form of Acceptance in accordance with the instructions set out on pages 12 and 13 and in paragraph 9 of Part B of Appendix I to this document.

2. Return the completed Form of Acceptance (together with any appropriate documents of title) using the enclosed reply-paid envelope as soon as possible, but in any event so as to arrive by no later than 3.00 p.m. (London time), 10 a.m. (New York City time) on 9 March, 1999.

LUCASVARITY ADS HOLDERS

                FOR EACH LUCASVARITY ADS          #28.80 IN CASH

TO ACCEPT THE OFFER

1. Complete the Letter of Transmittal in accordance with the instructions set out on pages 13 and 14 and in paragraph 11 of Part B of Appendix I to this document.

2. Return the completed Letter of Transmittal (together with any appropriate documents of title) using the enclosed reply-paid envelope as soon as possible, but in any event so as to arrive by no later than 3.00 p.m. (London time), 10 a.m. (New York City time) on 9 March, 1999.

             THE FIRST CLOSING DATE OF THE OFFER IS 9 MARCH, 1999.

                  If you require assistance, please telephone:

                              UK Receiving Agent:
                           Computershare Services PLC
                              +44 (0)117 305 1001

                                 US Depositary:
                   Morgan Guaranty Trust Company of New York
                                 1-800-428-4237

                               Information Agent:
                            Georgeson & Company Inc.
                                 1-800-223-2064

This page should be read in conjunction with the rest of this document. LucasVarity Shareholders are recommended to seek financial advice from their independent financial adviser authorised under the Financial Services Act 1986.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Letter from the Chairman of LucasVarity.....................          4
Letter from J.P. Morgan.....................................          7
  1.   Introduction.........................................          7
  2.   The Offer............................................          7
  3.   Reasons for the Offer................................          8
  4.   Irrevocable undertakings.............................          8
  5.   Terms and Conditions of the Offer....................          8
  6.   Loan Note Alternative................................          8
  7.   Financial effects of acceptance of the Offer.........          9
  8.   Accounting treatment.................................          9
  9.   Information on the TRW Group.........................          9
  10. Information on the LucasVarity Group..................         10
  11. Financing.............................................         10
  12. Employee matters and share schemes....................         10
  13. UK taxation...........................................         11
  14. US taxation...........................................         11
  15. Overseas securityholders..............................         11
  16. Procedure for acceptance of the Offer.................         12
  17. Rights of withdrawal..................................         14
  18. Settlement............................................         14
  19. Further information...................................         16
  20. Action to be taken....................................         16
  Appendix  I:  Conditions and further terms of the Offer...        I-1
  Appendix  II:  Particulars of the Loan Notes..............       II-1
  Appendix  III:  Financial information on the LucasVarity
     Group..................................................      III-1
  Appendix IV:  Financial information on TRW................       IV-1
  Appendix  V:  Certain market, dividend and exchange rate
     information............................................        V-1
  Appendix VI:  Additional information......................       VI-1
  1.   Responsibility.......................................       VI-1
  2.   Directors of the Offeror, TRW and of LucasVarity.....       VI-1
  3.   Principal purchases..................................       VI-6
  4.   Shareholdings and dealings...........................       VI-6
  5.   Material contracts...................................      VI-11
  6.   Background to the Offer..............................      VI-13
  7.   Financing arrangements...............................      VI-14
  8.   Compulsory acquisition...............................      VI-15
  9.   Certain consequences of the Offer....................      VI-16
  10. Legal and regulatory matters..........................      VI-17
  11. UK taxation...........................................      VI-19
  12. US federal income taxation............................      VI-20
  13. Fees and expenses.....................................      VI-22
  14. Cash confirmation.....................................      VI-22
  15. Sources and bases of information......................      VI-22
  16. Service contracts.....................................      VI-23
  17. Other information.....................................      VI-25
  18. Documents available for inspection....................      VI-25
  Appendix  VII:  Certain provisions of the Companies Act...      VII-1
  Appendix VIII:  Definitions...............................     VIII-1

OFFER TO PURCHASE DATED 6 FEBRUARY, 1999

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

If you have sold or otherwise transferred all of your LucasVarity Securities, please send this document, together with the accompanying documents, as soon as possible, to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION IF TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS IN SUCH JURISDICTIONS. SEE PARAGRAPH 8 OF PART B OF APPENDIX I TO THIS DOCUMENT.

The Initial Offer Period will expire at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999, unless extended. At the conclusion of the Initial Offer Period, including any extension thereof, if all the Conditions have been satisfied, fulfilled or, where permitted, waived, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. LucasVarity Securityholders will have withdrawal rights during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period.

Completed Acceptance Forms should be returned as soon as possible, but in any event so as to be received by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999. The procedure for acceptance of the Offer is set out on pages 12 to 14 and in paragraphs 9 and 11 of Part B of Appendix I to this document and in the accompanying Acceptance Forms.

The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, neither this document nor the Acceptance Forms are being mailed or otherwise distributed or sent into Canada, Australia or Japan.

The Loan Notes which may be issued pursuant to the Offer have not been, and will not be, registered under the US Securities Act, or under any relevant securities laws of any state or jurisdiction of the US and, unless so registered, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act and any relevant securities laws of any state or district of the US. The Loan Notes which may be issued pursuant to the Offer will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the US, Canada, Australia or Japan.

J.P. Morgan, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for TRW and the Offeror and for no one else in connection with the Offer and will not be responsible to anyone other than TRW and the Offeror for providing the protections afforded to customers of J.P. Morgan or for giving advice in relation to the Offer.

Lazard Brothers & Co., Limited, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for LucasVarity and for no one else in connection with the Offer and will not be responsible to anyone other than LucasVarity for providing the protections afforded to customers of Lazard Brothers & Co., Limited or for giving advice in relation to the Offer.

                              CERTAIN DEFINITIONS

The definitions of certain expressions used in this document are contained in Appendix VIII.

                       APPLICABLE DISCLOSURE REQUIREMENTS

The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this document has been prepared primarily in accordance with UK format and style, which differs from US format and style. In particular, the Appendices to this document contain information concerning the Offer which is responsive to US disclosure requirements and may be material, some of which is summarised in the letter from J.P. Morgan set out on pages 7 to 16 of this document. In addition, the summary financial statements of LucasVarity included in this document have been prepared in accordance with UK GAAP, and thus may not be comparable to financial statements of US companies.

                           FORWARD-LOOKING STATEMENTS

TRW cautions that certain forward-looking statements contained in this document including, without limitation, the effect of the combination of TRW and LucasVarity on TRW's earnings and cash flows, are qualified by important factors that could cause actual operating results to differ materially from those described in this document, including, among others, the following, in addition to factors that affect other companies in the businesses of TRW and LucasVarity or that are referred to in their periodic reports to shareholders or public filings: (i) unanticipated events and circumstances may occur rendering the transaction less beneficial to TRW than anticipated, (ii) TRW and LucasVarity face intense competition in their markets and there is, accordingly, no guarantee that after consummation of the transaction TRW will achieve the expected financial and operating results and synergies; and (iii) the ability of TRW and LucasVarity to integrate successfully their operations and thereby achieve the anticipated cost savings and be in a position to take advantage of potential opportunities for growth. In addition, the factors that affect other companies in the businesses of TRW and LucasVarity or that are referred to in TRW's periodic reports to shareholders or public filings may also cause operating results to differ materially from those described in this document. Results actually achieved may differ materially from the expected results described in this document. TRW hereby undertakes no obligation to update any forward-looking statement.

                     REDUCTION OF THE ACCEPTANCE CONDITION

The Offer is conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by the First Closing Date in respect of not less than 90 per cent. in nominal value of the LucasVarity Securities (comprising, in the case of LucasVarity ADSs, the underlying LucasVarity Shares) to which the Offer relates, or such lower percentage as the Offeror may decide, provided that such Condition (the "Acceptance Condition") shall not be satisfied unless the Offeror and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, LucasVarity Securities carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of LucasVarity and provided further that the Acceptance Condition shall be capable of being satisfied only at a time when all other Conditions have been satisfied, fulfilled or waived unless the Offeror (with the consent of the Panel) otherwise determines. The Offeror reserves the right to reduce the percentage of LucasVarity Securities required to satisfy the Acceptance Condition at some time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived. At least five business days prior to any such reduction, the Offeror will announce that it has reserved the right to reduce the Acceptance Condition. Such announcement will state the percentage to which the Acceptance Condition may be reduced and will state that such a reduction is possible, but that the Offeror need not declare its actual intentions until it is required to do so under the City Code. The Offeror will not make such an announcement unless it believes that there is a significant possibility that sufficient LucasVarity Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. LucasVarity Securityholders who are not willing to accept the Offer, as the case may be, if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the relevant Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by the Offeror of its reservation of the right to reduce the Acceptance Condition.

                             RULE 10B-13 EXEMPTION

In accordance with normal UK practice, the Offeror or its nominees or brokers (acting as agents for the Offeror) may make certain purchases of LucasVarity Securities outside the US during the period in which the Offer remains open for acceptance pursuant to relief granted from Rule 10b-13 under the Exchange Act by the SEC. In accordance with the terms of the SEC relief that has been granted, amongst other things, (i) such purchases may not be effected within the US, (ii) information regarding such purchases must be disclosed in the US to the extent that disclosure is made public in the UK pursuant to the City Code and (iii) the Offeror and any such other person must comply with any applicable rules of UK regulatory organisations, including the rules of the London Stock Exchange and the City Code.

                CONVERSION OF CASH CONSIDERATION INTO US DOLLARS

LucasVarity Shareholders may receive US dollars instead of pounds sterling on the basis described in paragraph 18(f) of the letter from J.P. Morgan included in this document. HOLDERS OF LUCASVARITY ADSS, UNLESS THEY ELECT TO RECEIVE POUNDS STERLING, WILL RECEIVE US DOLLARS ON THE BASIS DESCRIBED IN THAT PARAGRAPH. THE ATTENTION OF ALL LUCASVARITY SECURITYHOLDERS IS DRAWN TO THE DESCRIPTION IN THAT PARAGRAPH OF THE MECHANISM FOR CONVERTING POUNDS STERLING INTO US DOLLARS AND OF THE EXCHANGE RATE RISKS ATTACHED THERETO. A TABLE SETTING OUT CERTAIN HISTORICAL INFORMATION REGARDING THE EXCHANGE RATE FOR THE POUND STERLING EXPRESSED IN US DOLLARS IS SET OUT IN APPENDIX V.

                             FINANCIAL INFORMATION

The extracts from the consolidated financial statements of, and other information about, TRW appearing in this Offer Document are presented in US dollars and have been prepared in accordance with US GAAP. The extracts from the consolidated financial statements of, and other information about, LucasVarity appearing in this Offer Document are presented in pounds sterling and have been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in certain significant respects.

                                 RULE 8 NOTICES

Any person who owns or controls or becomes the owner or controller, directly or indirectly, of 1 per cent. or more of any class of securities of LucasVarity is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Offer Period. Dealings by LucasVarity or by the Offeror or by their respective "associates" (within the definition set out in the City Code) in any class of securities of LucasVarity during the Offer Period must also be so disclosed. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

                                      LOGO
                    46 PARK STREET, LONDON, W1Y 4DJ, ENGLAND
                      REGISTERED IN ENGLAND NUMBER 3207774

To LucasVarity Securityholders and, for information only, to participants in the LucasVarity Share Option Schemes.

                                                                6 February, 1999

Dear LucasVarity Securityholder,

RECOMMENDED CASH OFFER FOR LUCASVARITY

It was announced on 28 January, 1999 that the Board of Directors of TRW and of LucasVarity had agreed the terms of a recommended cash offer to be made on behalf of the Offeror for the entire issued and to be issued share capital of LucasVarity.

I am writing to set out the background to and reasons for the Offer and to explain why the Directors of LucasVarity (excluding Dr. R. M. Gates who, due to his role as a Director of both LucasVarity and TRW, has not participated in any discussions or decisions of the Boards of LucasVarity or TRW in relation to the Offer) unanimously consider that the terms of the Offer are fair and reasonable and are recommending that you accept the Offer.

THE OFFER

You will find set out on pages 7 to 16 of this document a letter from J.P. Morgan containing the formal Offer.

The Offer, which is subject to the Conditions and further terms set out in Appendix I, is being made on the following basis:

for each LucasVarity Share..................................     288 pence in cash
for each LucasVarity ADS....................................        L28.80 in cash

The Offer values the entire issued share capital of LucasVarity at L4,022 million and represents a premium of 1.6 per cent. over the Closing Price of
283.5 pence per LucasVarity Share on 27 January, 1999 (the last business day prior to the announcement of the Offer), and a 33.8 per cent. premium over the Closing Price of 215.3 pence per LucasVarity Share on 5 January, 1999 (the last business day prior to the announcement by LucasVarity concerning a possible business combination).

The attention of LucasVarity Securityholders is drawn to the further information concerning the Offer set out in the letter from J.P. Morgan and the Appendices to this document.

LOAN NOTE ALTERNATIVE

Instead of some or all of the cash consideration which would otherwise be receivable under the Offer, accepting LucasVarity Shareholders (other than LucasVarity Shareholders who are US Persons and certain other overseas persons) will be entitled to elect to receive Loan Notes on the basis described in paragraph 6 of the letter from J.P. Morgan contained in this document. Further details of the Loan Notes are set out in Appendix II.

BACKGROUND TO AND REASONS FOR THE OFFER

On 6 January, 1999, LucasVarity announced that, as part of the extensive strategic review disclosed at the time of the LucasVarity Group's third quarter results, preliminary discussions were taking place with a number of companies in connection with a wide range of strategic alternatives, including joint ventures, acquisitions, dispositions, alliances and mergers or other business combinations.

As a result of these discussions, the Board of LucasVarity (excluding Dr. R. M. Gates, for the reason set out above) concluded that a potential combination of LucasVarity with TRW offered both the best value for LucasVarity Securityholders and an opportunity for its employees to become part of a dynamic global leader in automotive technology, manufacturing and service. This is reflected in the Offer, which the Board of LucasVarity (excluding Dr. R. M. Gates) believes represents a full and fair price for LucasVarity Securityholders.

In connection with the Offer, LucasVarity and TRW have entered into an agreement under which LucasVarity has agreed to pay a fee of US$49.8 million (L30.0 million) to TRW in certain circumstances, including the lapse or withdrawal of the Offer in the event a competing offer is made which is recommended by the LucasVarity Directors. Further details of this agreement are set out in paragraph 5(a)(i) of Appendix VI. The Directors of LucasVarity (excluding Dr. R.
M. Gates) are satisfied that entering into the agreement was essential in concluding satisfactory negotiations with TRW so that the Offer would be made, and is therefore in the best interests of LucasVarity Securityholders.

DIRECTORS, MANAGEMENT AND EMPLOYEES

Following completion of the Offer, Mr. Victor Rice, Chief Executive Officer of LucasVarity, will be named Vice Chairman of TRW and head of the combined automotive operations. He is expected to be elected a Director of TRW.

In addition, TRW intends to offer management positions to Mr. Tony Gilroy, Chief Operating Officer of LucasVarity, and Mr. Neil Arnold, Group Finance Director of LucasVarity. No specific terms or conditions have yet been agreed. Neither Mr. Gilroy nor Mr. Arnold will enter into discussions with TRW (or any person acting in concert with it) concerning their personal positions unless and until, at the earliest, the Offer becomes or is declared unconditional in all respects.

TRW has confirmed that the existing employment rights, including pension rights, of all employees of the LucasVarity Group will not be adversely affected by reason of the Offer.

LUCASVARITY SHARE OPTION SCHEMES

The Offer extends to any LucasVarity Securities which are unconditionally allotted or issued while the Offer remains open for acceptance (or until such earlier date as TRW may, subject to the City Code, determine), including any LucasVarity Securities unconditionally allotted or issued pursuant to the exercise of options or vesting of awards under the LucasVarity Share Option Schemes. Further information on the proposal to be put to optionholders is set out in paragraph 12(b) of the letter from J.P. Morgan contained in this document. A formal proposal will be sent to optionholders in due course.

IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings to accept the Offer have been received from Directors of LucasVarity in respect of their holdings amounting in aggregate to 1,852,100 LucasVarity Shares, representing 0.13 per cent. of LucasVarity's issued share capital as of 28 January, 1999.

ACTION TO BE TAKEN

The procedure for acceptance of the Offer is set out on pages 12 to 14 and in Part B of Appendix I and in the enclosed Acceptance Forms. Please return all required documents to the UK Receiving Agent or the US Depositary, as appropriate, in accordance with the instructions set out in paragraph 16 of the letter from J.P. Morgan in this document as soon as possible and in any event so as to be received by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999.

RECOMMENDATION

The Directors of LucasVarity (other than Dr. R. M. Gates), who have been so advised by Lazard Brothers & Co., Limited, consider the terms of the Offer to be fair and reasonable and those Directors unanimously recommend that LucasVarity Securityholders accept the Offer. In providing advice to the Directors of LucasVarity, Lazard Brothers & Co., Limited has taken into account such Directors' commercial assessments.

Yours sincerely,

Ed Wallis
Chairman

                                      LOGO
                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK
              PO BOX 161, 60 VICTORIA EMBANKMENT, LONDON EC4Y 0JP

                                                                6 February, 1999

To LucasVarity Securityholders and, for information only, to participants in the LucasVarity Share Option Schemes.

Dear LucasVarity Securityholder,

                     RECOMMENDED CASH OFFER FOR LUCASVARITY

1.     INTRODUCTION

This letter contains the formal Offer which we are making on behalf of the Offeror, a wholly-owned subsidiary of TRW. The Offer and this document are subject to the applicable requirements of both the City Code and US federal securities laws, subject to customary exemptions granted by the SEC in relation to the Offer.

Your attention is drawn to the letter from the Chairman of LucasVarity on pages 4 to 6 of this document, from which you will see that the Directors of LucasVarity (other than Dr. R. M. Gates, for the reason stated in that letter), who have been so advised by Lazard Brothers & Co., Limited, consider the terms of the Offer to be fair and reasonable and that those Directors unanimously recommend LucasVarity Securityholders to accept the Offer. In providing advice to Directors of LucasVarity, Lazard Brothers & Co., Limited has taken into account the commercial assessments of such Directors.

LucasVarity Directors have irrevocably undertaken to accept the Offer, as described in paragraph 4 of this letter.

2.     THE OFFER

On behalf of the Offeror, we hereby offer to acquire, upon the terms and subject to the conditions set out in Appendix I to this document and in the relevant Acceptance Forms, all the issued and to be issued LucasVarity Shares (including those represented by LucasVarity ADSs) on the basis set out below:

for each LucasVarity Share..................................     288 pence in cash
for each LucasVarity ADS....................................        L28.80 in cash

The Offer values the entire issued share capital of LucasVarity at L4,022 million and represents a premium of 1.6 per cent. over the Closing Price of
283.5 pence per LucasVarity Share on 27 January, 1999 (the last business day prior to the announcement of the Offer), and a 33.8 per cent. premium over the Closing Price of 215.3 pence per LucasVarity Share on 5 January, 1999 (the last business day prior to the announcement by LucasVarity concerning a possible business combination).

LucasVarity Securities will be acquired under the Offer fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto including, without limitation, the right to receive and retain all dividends, interest and other distributions declared, made or paid on or after 28 January, 1999, the date on which the Offer was announced.

TO ACCEPT THE OFFER, YOU SHOULD RETURN THE RELEVANT ACCEPTANCE FORMS, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY THE UK RECEIVING AGENT (IF YOU ARE A NON-US HOLDER) OR THE US DEPOSITARY (IF YOU ARE A US HOLDER) BY NO LATER THAN 3.00 P.M. (LONDON TIME),
10.00 A.M. (NEW YORK CITY TIME) ON 9 MARCH, 1999. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PARAGRAPH 16 ("PROCEDURE FOR ACCEPTANCE OF THE OFFER") BELOW AND IN PARAGRAPHS 9 AND 11 OF PART B OF APPENDIX I, AND IN THE ACCOMPANYING ACCEPTANCE FORMS.

   A SUBSIDIARY OF J.P. MORGAN & CO. INCORPORATED. REGISTERED AS A BRANCH IN
                     ENGLAND. BRANCH NO. 001366. REGISTERED
     NO. FC000297. A LIMITED LIABILITY PRIVATE COMPANY. REGISTERED WITH THE
               SUPERINTENDENT OF BANKS IN THE STATE OF NEW YORK,
  U.S.A. INCORPORATED WITH LIMITED LIABILITY IN THE STATE OF NEW YORK, U.S.A.
                           REGULATED BY SFA AND IMRO.

3.     REASONS FOR THE OFFER

The automotive components industry is consolidating rapidly and TRW believes that the leading participants in the industry will be those capable of delivering superior technology and systems on a global basis to customers who increasingly require total systems solutions. TRW believes that the combination of TRW and LucasVarity creates one of the world's pre-eminent automotive organisations, capable of providing its customers globally with state-of-the-art engineering and manufacturing capabilities. In TRW's view, the combination of TRW and LucasVarity offers a presence in a broad range of vehicle safety systems, including steering, brakes, occupant restraints and related electronics, that is unparalleled. TRW also believes that LucasVarity's position in aerospace systems in Europe and North America complements TRW's position in space, defense and information systems and offers substantial cross-selling opportunities. TRW expects to achieve in excess of US$200 million in annual cost saving synergies by 2001 in the combined automotive business and expects the transaction to be immediately accretive to TRW's earnings per share.

4.     IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings to accept, or procure the acceptance of, the Offer have been received from Directors of LucasVarity in respect of their holdings amounting in aggregate to 1,852,100 LucasVarity Shares, representing in aggregate 0.13 per cent. of LucasVarity's issued share capital as of 28 January, 1999.

5.     TERMS AND CONDITIONS OF THE OFFER

The Offer (including the Loan Note Alternative) is subject to the Conditions and further terms set out in Appendix I.

6.     LOAN NOTE ALTERNATIVE

A Loan Note Alternative is available to LucasVarity Shareholders (other than LucasVarity Shareholders who are US Persons and certain other overseas persons) who validly accept the Offer instead of some or all of the cash consideration, on the basis of L1 nominal of Loan Notes issued by the Offeror for every L1 of cash that they would otherwise receive under the Offer, subject to aggregate valid elections being received on or before the date on which the Offer becomes or is declared unconditional in all respects for at least L10 million nominal value of Loan Notes. If insufficient elections are received, LucasVarity Shareholders who validly accept the Offer and elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer. Subject as aforesaid, the Loan Note Alternative will remain open as long as the Offer is open for acceptance. Fractional entitlements to Loan Notes will be disregarded.

J.P. Morgan has advised that, based on market conditions on 5 February, 1999 (the latest practicable date prior to the publication of this document), in its opinion, if the Loan Notes had then been in issue, the value of each L1 nominal of Loan Notes would have been approximately 98.5 pence.

The obligations of the Offeror under the Loan Notes are guaranteed by TRW, but are not further guaranteed or secured.

The Loan Note Alternative is conditional on the Offer becoming or being declared unconditional in all respects. A summary of the terms of the Loan Notes, including provisions relating to the calculation of the interest rate on the Loan Notes, is set out in Appendix II.

7.     FINANCIAL EFFECTS OF ACCEPTANCE OF THE OFFER

The following table shows, for illustrative purposes only, and on the bases and assumptions set out in the notes below, the financial effects of acceptance of the Offer on capital value and income for a holder of 100 LucasVarity Shares, if the Offer becomes or is declared unconditional in all respects:

                                                                    OFFER
                                                                    -----
                                                                      #
      (A)    CAPITAL VALUE
      Cash consideration of 288 pence per LucasVarity Share.......  288.0
      Market value of 100 LucasVarity Shares (based on the Closing
        Price on 5 January, 1999).................................  215.3(i)
      Increase in capital value...................................   72.7
      Representing an increase of.................................   33.8%
      Market value of 100 LucasVarity Shares (based on the Closing
        Price on 27 January, 1999)................................  283.5(ii)
      Increase in capital value...................................    4.5
      Representing an increase of.................................    1.6%
      (B)    INCOME
      Income from cash consideration..............................   12.5
      Gross dividend income on 100 LucasVarity Shares.............    5.9
      Increase in income..........................................    6.6
      Representing an increase of.................................  111.9%

---------------

NOTES:

(i)  The market value of a LucasVarity Share is based on the Closing Price of
     215.3 pence on 5 January, 1999, being the last business day prior to the announcement by LucasVarity concerning a possible business combination.

(ii) The market value of a LucasVarity Share is based on the Closing Price of
     283.5 pence on 27 January, 1999, being the last business day prior to the announcement of the Offer.

The income from the cash consideration has been calculated on the assumption that the cash is re-invested in UK Government securities so as to achieve an income of 4.34 per cent. per annum, being the average gross redemption yield on medium coupon UK Government fixed interest rate securities of maturities of 5 to 15 years, as derived from the FT Actuaries Index as at 3 February, 1999, as published in the Financial Times on 4 February, 1999, the latest practicable date prior to the publication of this document.

The dividend income on a LucasVarity Share is based upon the final dividend for the year ended 31 January, 1998 of 2.25 pence (net) together with the interim dividend for the six months ended 31 July, 1998 of 2.5 pence (net), grossed up by a factor of 100/80.

8.     ACCOUNTING TREATMENT

The acquisition will be accounted for by TRW as a "purchase" for financial accounting purposes in accordance with US GAAP. The purchase price (i.e. the consideration) will be allocated based on the fair value of LucasVarity's assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalised as at the date of this document. The excess of the purchase price of the acquisition over the amounts so allocated will be allocated to goodwill.

9.     INFORMATION ON THE TRW GROUP

TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the US Government in two industry segments: Automotive and Space, Defense & Information Systems. TRW's principal products and services include: automotive systems and components; spacecraft; software and systems engineering support services; and electronic systems, equipment and services.

TRW's Automotive segment designs, manufactures and sells a broad range of steering, suspension, engine, safety, engineered fastening, electronic, electromechanical and other components and systems for passenger cars and commercial vehicles.

TRW's Space, Defense & Information Systems segment includes spacecraft software and systems engineering and integration support services and electronic systems, equipment and services.

TRW net sales in 1998 were US$11.9 billion, a 10 per cent. increase over 1997 sales. Space, Defense & Information Systems sales for 1998 increased 23 per cent. to US$4.7 billion. Automotive sales for 1998 increased 2 per cent. to US$7.2 billion. As at 31 December, 1998, TRW had total assets, under US GAAP, of US$7,169 million. TRW's world headquarters are at 1900 Richmond Road, Cleveland, Ohio 44124.

TRW's common stock is listed on the New York, Chicago, Pacific, Philadelphia, London and Frankfurt stock exchanges. As at the close of trading on the NYSE on 4 February, 1999 the latest practicable day prior to the publication of this document, TRW had a market capitalisation of US$6.1 billion.

10.    INFORMATION ON THE LUCASVARITY GROUP

The LucasVarity Group designs, manufactures and supplies advanced technology systems, products and services in the world's automotive and aerospace industries. It is one of the ten largest independent automotive suppliers in the world by turnover.

It is a major producer of braking systems and components for cars and light trucks and of fuel injection systems for the diesel engine industry including cars, vans, trucks and off-highway and industrial applications. It is also a major producer of electrical and electronic systems for the automotive industry and has a significant position in after-market operations and services.

The LucasVarity Group's aerospace division provides the global aerospace industry with high integrity systems in engine controls, electrical power generation and management, flight controls and cargo handling, all backed by a worldwide customer support operation.

For the year ended 31 January, 1998, the LucasVarity Group reported profit before tax and exceptional items of L329 million on turnover of L4,681 million. The LucasVarity Group's net income for the year was L209 million under UK GAAP, and L180 million under US GAAP. As at 31 January, 1998, the LucasVarity Group had shareholders' equity of L458 million under UK GAAP and L2,099 million under US GAAP. As at 31 December, 1998, LucasVarity and its subsidiaries employed approximately 51,000 employees. For the quarter ended 31 October, 1998, the LucasVarity Group reported turnover of L1,033 million and profit before tax of L71 million. Under UK GAAP, net income for the quarter was L42 million, and under US GAAP net income was L57 million. Shareholders' equity under UK GAAP was L1,048 million, and was L2,286 million under US GAAP.

Based on a Closing Price of 291.8p on 4 February, 1999 (the latest practicable day prior to the publication of this document), LucasVarity had a market capitalisation on that date of L4.1 billion.

11.    FINANCING

TRW has arranged appropriate financing in connection with the Offer. Additional information regarding the financing arrangements for the Offer are set out in paragraph 7 of Appendix VI.

12.    EMPLOYEE MATTERS AND SHARE SCHEMES

(A)    MANAGEMENT AND EMPLOYEES

Following completion of the Offer, Mr. Victor Rice, Chief Executive Officer of LucasVarity, will be named Vice Chairman of TRW and head of the combined automotive operations. He is also expected to be elected a Director of TRW.

In addition, TRW intends to offer management positions to Mr. Tony Gilroy, Chief Operating Officer of LucasVarity, and Mr. Neil Arnold, Group Finance Director of LucasVarity. No specific terms or conditions have yet been agreed. Neither Mr. Gilroy nor Mr. Arnold will enter into discussions with TRW (or any person acting in concert with it) concerning their personal positions unless and until, at the earliest, the Offer becomes or is declared unconditional in all respects.

TRW has confirmed that the existing employment rights, including pension rights, of all employees of the LucasVarity Group will not be adversely affected by reason of the Offer.

(B)   LUCASVARITY SHARE OPTION SCHEMES

The Offer will extend to any LucasVarity Securities which are unconditionally allotted or issued while the Offer is open for acceptance (or until such earlier date as TRW may, subject to the City Code, determine), including LucasVarity Securities unconditionally allotted or issued pursuant to the exercise of options granted under the LucasVarity Share Option Schemes.

Optionholders will be able to exercise their options in accordance with the rules of the relevant LucasVarity Share Option Scheme and, subject to the terms and Conditions of the Offer, accept the Offer and elect to receive cash and/or Loan Notes for the LucasVarity Securities that they receive as a result of exercise.

To the extent that options are not exercised, a formal proposal will be made in due course to the optionholders. Under the proposal, it is intended that optionholders may cancel their subsisting options over LucasVarity Shares in return for an appropriate cash payment.

13.    UK TAXATION

Information on UK tax law and Inland Revenue practice applicable to LucasVarity Securityholders who accept the Offer is contained in paragraph 11 of Appendix VI.

EACH LUCASVARITY SHAREHOLDER IS URGED TO CONSULT HIS INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY REGARDING THE TAX CONSEQUENCES OF ACCEPTANCE OF THE OFFER.

14.    US TAXATION

Information on certain US federal income tax consequences applicable to holders of LucasVarity Securityholders who accept the Offer is contained in paragraph 12 of Appendix VI.

EACH LUCASVARITY SECURITYHOLDER IS URGED TO CONSULT HIS INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY REGARDING THE TAX CONSEQUENCES OF ACCEPTANCE OF THE OFFER.

15.    OVERSEAS SECURITYHOLDERS

The attention of LucasVarity Securityholders who are citizens or residents of jurisdictions outside the UK or the US is drawn to paragraph 8 of Part B of Appendix I and to the relevant provisions of the Acceptance Forms.

The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan.

The Loan Notes which may be issued pursuant to the Offer have not been, and will not be, registered under the US Securities Act, or under any relevant securities laws of any state or jurisdiction of the US and, unless so registered, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act and any relevant securities laws of any state or jurisdiction of the US. The Loan Notes which may be issued pursuant to the Offer will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the US, Canada, Australia or Japan.

16.    PROCEDURE FOR ACCEPTANCE OF THE OFFER

(A)    LUCASVARITY SHAREHOLDERS

The attention of holders of LucasVarity Shares is drawn to paragraph 9 of Part B of Appendix I and to the relevant provisions of the Form of Acceptance.

You should note that, if you hold LucasVarity Shares in both certificated and uncertificated form (that is, in CREST), you should complete a separate Form of Acceptance for each holding. If you hold LucasVarity Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold LucasVarity Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

(I)     TO ACCEPT THE OFFER COMPLETE THE FORM OF ACCEPTANCE

      To accept the Offer, you should complete Box 1 and (if your LucasVarity Shares are in CREST) Box 5, 6 and/or 7 and sign Box 8 of the Form of Acceptance in accordance with the instructions printed on it. ALL HOLDERS OF LUCASVARITY SHARES WHO ARE INDIVIDUALS SHOULD SIGN THE FORM OF ACCEPTANCE IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN BOX 8 IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON IT.

(II)    TO ELECT FOR THE LOAN NOTE ALTERNATIVE

      To elect for the Loan Note Alternative in respect of some or all of the LucasVarity Shares for which you are accepting the Offer, you should complete Box 2 in addition to taking the actions described in paragraph
      (i) above. The attention of those holders of LucasVarity Shares considering accepting the Loan Note Alternative is drawn to paragraph 6 above and to paragraphs 5 and 8 of Part B of Appendix I.

(III)   RETURN OF FORMS OF ACCEPTANCE

      To accept the Offer, the Forms of Acceptance must be completed and returned, whether or not your LucasVarity Shares are in CREST. The completed, signed and (if you are an individual) witnessed Forms of Acceptance, together with, if your LucasVarity Shares are not in CREST, the share certificate(s) and/or other document(s) of title for your LucasVarity Shares, should be returned (if you are a non-US Holder) by post or by hand to the UK Receiving Agent, Computershare Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol, BS99 1XZ, or by hand, during normal business hours only, to Computershare Services PLC, 7(th) Floor, Jupiter House, Triton Court, 14 Finsbury Square, London EC2A 1BR or (if you are a US Holder) by post to the US Depositary, Morgan Guaranty Trust Company of New York, P.O. Box 8216, Boston, Massachusetts 02266-8216 by courier to Morgan Guaranty Trust Company of New York, Corporate Reorganization, 40 Campanelli Drive, Braintree, MA 02184, or by hand, during normal business hours only, to Morgan Guaranty Trust Company of New York, Securities Transfer & Reporting Services, 100 William Street Galleria, New York, New York 10038, as soon as possible but, in any event, so as to be received no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999. A reply-paid envelope is enclosed for your convenience and may be used by LucasVarity Shareholders for returning completed Forms of Acceptance within the UK and the US only. The instructions printed on the Forms of Acceptance shall be deemed to form part of the terms of the Offer.

      Any Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to the Offeror or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Offer. For further information for overseas shareholders, see paragraph 15 above and paragraph 8 of Part B of Appendix I.

(IV)   LUCASVARITY SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

      If your LucasVarity Shares are in uncertificated form (that is, if you do not have a share certificate because your shares are held in CREST), you should read carefully paragraph 9 of Part B of Appendix I, which sets out the acceptance procedures for holders of LucasVarity Shares in uncertificated form.

      If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action.

(V)    CERTIFICATES NOT READILY AVAILABLE OR LOST

      If your LucasVarity Shares are in certificated form, but your certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned, as stated in paragraph (iii) above, so as to arrive no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999, together with any certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow (and, if applicable, that you have lost one or more of your certificates). You should then arrange for the relevant certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Lloyds TSB Registrars, 54 Pershore Road South, Kings Norton, Birmingham B22 1AD for a letter of indemnity for lost certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the UK Receiving Agent, Computershare Services PLC, at either of its addresses stated in paragraph
      (iii) above.

(VI) DEPOSIT OF LUCASVARITY SHARES INTO, AND WITHDRAWAL OF LUCASVARITY SHARES FROM, CREST

      Normal CREST procedures (including timings) apply in relation to any LucasVarity Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of LucasVarity Shares or otherwise). LucasVarity Shareholders who are proposing to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999.

(B)    HOLDERS OF LUCASVARITY ADSS

The attention of holders of LucasVarity ADSs is drawn to paragraph 11 of Part B of Appendix I and to the relevant provisions of the Letter of Transmittal.

To accept the Offer, holders of LucasVarity ADSs must complete the Letter of Transmittal in accordance with the instructions printed on it or comply with the instructions in such Letter of Transmittal applicable to Book-Entry Transfers. The completed Letter of Transmittal should be sent in the accompanying reply-paid envelope or delivered by hand together with the required signature guarantees and any other required documents to the US Depositary at one of its addresses set out at the end of this document and LucasVarity ADRs must be either received by the US Depositary at one of such addresses or delivered in accordance with paragraph 11 of Part B of Appendix I.

(C)    VALIDITY OF ACCEPTANCE

Subject to the City Code, the Offeror reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied (as applicable) by the relevant transfer to escrow or the relevant share certificate(s) and/or other required documents or which is received by it in a form or at a place or places other than set out in this document or the Acceptance Forms. In that event, no payment of cash or issue of Loan Notes under the Offer will be made until after (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or other required documents of title or indemnities satisfactory to the Offeror have been received.

(D)    GENERAL

No acknowledgement of receipt of Acceptance Forms, share certificates, LucasVarity ADRs or other documents will be given.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT THE UK RECEIVING AGENT, COMPUTERSHARE SERVICES PLC, BY TELEPHONE ON
+44 (0)117 305 1001 OR AT EITHER OF ITS ADDRESSES STATED IN PARAGRAPH 16(A)(III) ABOVE OR THE US DEPOSITARY, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, ON (800) 428-4237, OR THE INFORMATION AGENT, GEORGESON & COMPANY INC., ON (800) 223-2064. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

17.    RIGHTS OF WITHDRAWAL

With certain customary exceptions granted pursuant to a SEC exemptive order, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This fact has necessitated a number of changes from the procedures which normally apply to offers for UK companies, including those applicable to the rights of LucasVarity Securityholders to withdraw their acceptance of the Offer.

Under the Offer, LucasVarity Securityholders will be able to withdraw their acceptances at any time prior to the First Closing Date (including any extension of that date) and in certain other circumstances. There are no withdrawal rights during the Subsequent Offer Period. The Offer will not be deemed to have been accepted in respect of any LucasVarity Securities which have been validly withdrawn during the Initial Offer Period.

However, the Offer may be accepted again in respect of the withdrawn LucasVarity Securities by following one of the procedures described in paragraph 16 above at any time prior to the expiry or lapse of the Offer.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 4 of Part B of Appendix I.

18.    SETTLEMENT

(A)    DATE OF PAYMENT

The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from the US tender offer rules in certain material respects, particularly with regard to the date of payment.

Subject to the satisfaction, fulfilment or, where permitted, waiver of all the Conditions, settlement of acceptances from LucasVarity Shareholders and accepting holders of LucasVarity ADSs or other designated agents will be effected:

      (i) in the case of acceptances received complete in all respects by the First Closing Date, within 14 calendar days of such date; or

      (ii) in the case of acceptances received complete in all respects after such date, but while the Offer remains open for acceptance, within 14 calendar days of such receipt.

(B)    LUCASVARITY SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

Where an acceptance relates to LucasVarity Shares in uncertificated form, (i) the cash consideration to which accepting LucasVarity Shareholders are entitled will be paid by means of CREST by the Offeror procuring the creation of an assured payment obligation in favour of the accepting shareholders' payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangement and (ii) definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel).

The Offeror reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting shareholder(s), in the manner referred to in paragraph (f) below, if, for any reason, it wishes to do so.

(C)    LUCASVARITY SHARES IN CERTIFICATED FORM AND LUCASVARITY ADSS

Where an acceptance relates to LucasVarity Shares in certificated form or LucasVarity ADSs evidenced by LucasVarity ADRs, cheques for cash due and, where applicable, definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel).

(D)    LAPSING OF THE OFFER

If the Conditions are not satisfied, fulfilled or, where permitted, waived, (i) in respect of LucasVarity Shares in certificated form and LucasVarity ADRs in certificated form, the relevant certificate(s) and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing, (ii) in respect of LucasVarity Shares in uncertificated form (that is, in CREST) the UK Receiving Agent, Computershare Services PLC, will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing of the Offer), give TTE Instructions to CRESTCo to transfer all relevant LucasVarity Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the LucasVarity Shareholders concerned and (iii) in respect of LucasVarity ADRs in book-entry form, the US Depositary will return such LucasVarity ADRs to the tendering holders unless otherwise instructed by such holder.

(E)    GENERAL

All documents and remittances sent by, to, or from LucasVarity Securityholders or their appointed agents will be sent at their own risk.

(F)     CURRENCY OF CASH CONSIDERATION

Instead of receiving cash consideration in pounds sterling under the Offer, LucasVarity Shareholders who so wish may elect to receive US dollars on the following basis: the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately 12.00 noon (London time) on the date the cash consideration is made available by the Offeror to the relevant payment agent for delivery in respect of the relevant LucasVarity Shares. A LucasVarity Shareholder may receive such amount in US dollars on the basis set out above only in respect of the whole of his holding of LucasVarity Shares in respect of which he accepts the Offer, and in respect of which he is entitled to receive cash consideration. LucasVarity Shareholders may not elect to receive both pounds sterling and US dollars. UNLESS THEY ELECT TO RECEIVE POUNDS STERLING, HOLDERS OF LUCASVARITY ADSS WILL RECEIVE ANY SUCH CASH CONSIDERATION CONVERTED INTO US DOLLARS AS DESCRIBED ABOVE, AS IF SUCH HOLDERS OF LUCASVARITY ADSS HAD ELECTED TO RECEIVE US DOLLARS. Consideration in US dollars may be inappropriate for LucasVarity Securityholders other than US Persons and holders of LucasVarity ADSs.

If you are a LucasVarity Shareholder and you wish to elect to receive cash consideration in US dollars instead of pounds sterling under the Offer, you should complete Box 3 of the relevant Acceptance Form in addition to taking the actions described in paragraph 16 above.

If you are a LucasVarity ADS holder and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Offer, you should complete the appropriate box of your Letter of Transmittal in addition to taking the actions described in paragraph 16 above.

THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY THE OFFEROR. LUCASVARITY SECURITYHOLDERS SHOULD BE AWARE THAT THE US DOLLAR/POUNDS STERLING EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE OR DEEMED TO BE MADE TO RECEIVE US DOLLARS AND ON THE DATES OF

DESPATCH AND RECEIPT OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY THE OFFEROR. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/ POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING LUCASVARITY SECURITYHOLDERS WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US DOLLARS. NEITHER THE OFFEROR NOR ANY OF ITS ADVISERS OR AGENTS SHALL HAVE RESPONSIBILITY WITH RESPECT TO THE ACTUAL AMOUNT OF CASH CONSIDERATION PAYABLE OTHER THAN IN POUNDS STERLING.

19.    FURTHER INFORMATION

Your attention is drawn to Appendix I to this document, which contains the Conditions and further terms of the Offer and which forms part of this document, and to the other Appendices to this document which contain important information in connection with the Offer and which form part of this document, and to the accompanying Acceptance Forms.

20.    ACTION TO BE TAKEN

YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE RELEVANT ACCEPTANCE FORM AND OTHER REQUIRED DOCUMENTS AS SOON AS POSSIBLE, BUT IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY
TIME) ON 9 MARCH, 1999, TO THE UK RECEIVING AGENT OR THE US DEPOSITARY, AS APPROPRIATE.

Yours sincerely,

DANIEL CHAMIER
Morgan Guaranty Trust
Company of New York

            APPENDIX I -- CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A: CONDITIONS OF THE OFFER

The Offer, which is being made by J.P. Morgan on behalf of the Offeror, complies with the applicable rules and regulations of the London Stock Exchange and the City Code and with US federal securities laws (except to the extent that exemptive relief has been granted by the SEC). In addition, the Offer is governed by English law and is subject to the jurisdiction of the courts of England and is made on the terms and conditions set out in this document and related Acceptance Forms.

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by the First Closing Date of the Offer (or such later time(s) and/or date(s) as the Offeror may, with the consent of the Panel or in accordance with the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lower percentage as the Offeror may decide) in nominal value of LucasVarity Securities to which the Offer relates, provided that this condition will not be satisfied unless the Offeror and/or its wholly-owned subsidiaries shall have acquired or agreed (unconditionally or subject only to conditions which will be fulfilled upon the Offer becoming or being declared unconditional in all respects) to acquire (whether pursuant to the Offer or otherwise) LucasVarity Securities carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at general meetings of LucasVarity, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any LucasVarity Securities that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and for this purpose:

      (i) the expression "LucasVarity Securities to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985;

      (ii) LucasVarity Securities which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon their being entered in the register of members of LucasVarity; and

      (iii) valid acceptances shall be treated as having been received in respect of any LucasVarity Securities which the Offeror shall, pursuant to section 429(8) of the Companies Act 1985, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer, provided that, unless the Offeror otherwise determines, this condition (a) can only be treated as satisfied at a time when all of the other conditions in paragraphs (b) to (i) inclusive are either satisfied or (if capable of waiver) waived;

(b) no Relevant Authority having intervened in a manner which would or might reasonably be expected to:

      (i) make the Offer, its implementation or the acquisition or proposed acquisition by the Offeror or any member of the Wider TRW Group of any shares or other securities in, or control of, LucasVarity void, illegal and/or unenforceable in or under the laws of any relevant jurisdiction, or otherwise directly or indirectly materially restrain, prevent, prohibit, restrict or delay the Offer or such acquisition or impose additional materially adverse conditions or obligations with respect to the Offer or such acquisition, or otherwise materially impede, challenge or interfere with the Offer or such acquisition, or require material amendment to the terms of the Offer or the proposed acquisition of any LucasVarity Securities or the acquisition of control of LucasVarity by the Offeror;

      (ii) require, restrain, prevent, prohibit, restrict or delay the divestiture by any member of the Wider TRW Group of any shares or other securities (or the equivalent) in LucasVarity where the same is materially adverse to the TRW Group;

      (iii) require, restrain, prevent, prohibit, restrict or delay the divestiture by any member of the Wider TRW Group or by any member of the Wider LucasVarity Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own any of their respective assets or properties or any part thereof (in any case to an extent which is material in the context of the TRW Group or the LucasVarity Group, as the case may be, taken as a whole);

      (iv) impose any limitation on, or result in a delay in, the ability of any member of the Wider TRW Group or any member of the Wider LucasVarity Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider TRW Group or any member of the Wider LucasVarity Group (in any case to an extent which is material in the context of the TRW Group or the LucasVarity Group, as the case may be, taken as a whole);

      (v) save pursuant to the Offer or Part XIII of the Companies Act, require any member of the Wider TRW Group or the Wider LucasVarity Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the Wider TRW Group or any member of the Wider LucasVarity Group owned by any third party (in any case to an extent which is material in the context of the TRW Group or the LucasVarity Group, as the case may be, taken as a whole);

      (vi) impose any limitation on the ability of any member of the Wider TRW Group or any member of the Wider LucasVarity Group to integrate or co-ordinate its business, or any material part of it, with the businesses of any other member of the Wider TRW Group or the Wider LucasVarity Group (in any case to an extent which is material in the context of the TRW Group or the LucasVarity Group, as the case may be, taken as a whole);

      (vii) result in any member of the Wider TRW Group or the Wider LucasVarity Group ceasing to be able to carry on business under any name under which it presently does so (the consequences of which would be material in the context of the TRW Group or the LucasVarity Group, as the case may be, taken as a whole); or

      (viii) otherwise adversely affect any or all of the businesses, assets, profits or prospects of any member of the Wider LucasVarity Group or any member of the Wider TRW Group (in any case to an extent which is material in the context of the TRW Group or the LucasVarity Group, as the case may be, taken as a whole), and all applicable waiting and other time periods during which any Relevant Authority could intervene in such a way under the laws of any relevant jurisdiction having expired, lapsed or been terminated;

(c)    (i)   the European Commission indicating in terms satisfactory to the
          Offeror that it does not intend to initiate proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89, as amended (the "Merger Regulation") in respect of the proposed acquisition of LucasVarity by the Offeror or any matters arising therefrom and that in any event there will not be a referral to a competent authority or a dealing with the proposed acquisition of LucasVarity by the Offeror by the European Commission pursuant to Article 9(3) of the Merger Regulation; and

      (ii) all necessary filings having been made and all or any applicable waiting periods (including any extensions thereof) under the US Hart-Scott-Rodino Antitrust Improvements Act 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of LucasVarity by the Offeror or any matters arising therefrom;

(d)    (i)   all necessary notifications and filings having been made, all necessary waiting and other time periods under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated, all necessary governmental approvals or authorizations under any applicable legislation or regulation of any relevant jurisdiction having been obtained, and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Offer or the acquisition of any shares or other securities (or the equivalent) in, or control of, LucasVarity or any other member of the Wider LucasVarity Group by any member of the Wider TRW Group; and

      (ii) all Authorizations necessary in any relevant jurisdiction for or in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, LucasVarity or any other member of the Wider LucasVarity Group by any member of the Wider TRW Group or the carrying on by any member of the Wider LucasVarity Group of its business (where the absence of such Authorization would have an adverse effect which is material to the LucasVarity Group taken as a whole) having been obtained, in terms and in a form reasonably satisfactory to the Offeror, from all appropriate Relevant Authorities and all such Authorizations remaining in full force and effect at the time when the Offer becomes otherwise unconditional in all respects and there being no notice or intimation of any intention to revoke or not to renew any of the same;

(e) there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider LucasVarity Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case in consequence of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, LucasVarity or any other member of the Wider LucasVarity Group by any member of the Wider TRW Group or otherwise, would or might reasonably be expected to result in any of the following (which, in any case, would be material in the context of the LucasVarity Group taken as a whole):

      (i) any monies borrowed by or any other indebtedness or liabilities, actual or contingent, of, or grant available to, any member of the Wider LucasVarity Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated repayment date, or the ability of any member of the Wider LucasVarity Group to borrow monies or to incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

      (ii) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider LucasVarity Group or any such mortgage, charge or other security interest becoming enforceable;

      (iii) any such arrangement, agreement, licence, permit, franchise or instrument which is, or the rights, liabilities, obligations or interests of any member of the Wider LucasVarity Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

      (iv) any asset or interest of any member of the Wider LucasVarity Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, in each case otherwise than in the ordinary course of business;

      (v) any member of the Wider LucasVarity Group ceasing to be able to carry on business under any name under which it presently does so;

      (vi) the creation of liabilities actual or contingent by any such member, otherwise than in the ordinary course of business;

      (vii) the rights, liabilities or interests of any member of the Wider LucasVarity Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or affected; or

      (viii) the financial or trading position of any member of the Wider LucasVarity Group being materially adversely prejudiced or affected;

      and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, would or might reasonably be expected to result in any of the events or circumstances which are referred to in paragraphs (i) to (viii) of this condition (e);

(f) since 31 January, 1998 and except as disclosed in LucasVarity's annual report and accounts for the year then ended or as disclosed in the quarterly statement of LucasVarity for the nine months ended on 31 October, 1998 or as otherwise publicly announced by LucasVarity (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange or by filing with the SEC) prior to 27 January, 1999 no member of the Wider LucasVarity Group having:

      (i) issued or agreed to issue additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between LucasVarity and wholly-owned subsidiaries of LucasVarity and except for any options granted under the LucasVarity Share Option Schemes prior to 27 January, 1999);

      (ii) recommended, declared, paid or made any bonus issue of securities, dividend or other distribution (save as between LucasVarity and wholly-owned subsidiaries of LucasVarity) whether in cash or otherwise;

      (iii) made or committed to make any change in its share or (save as between LucasVarity and wholly-owned subsidiaries of LucasVarity) loan capital;

      (iv) other than in the ordinary course of business, merged with or demerged or acquired any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments);

      (v) issued or agreed to issue any debentures or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability (save as between LucasVarity and wholly-owned subsidiaries of LucasVarity) which, in any such case, is material in the context of the LucasVarity Group taken as a whole;

      (vi) purchased, redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

      (vii) entered into or varied any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

          (A)  is of a long term, onerous or unusual nature or magnitude; or

          (B) could reasonably be expected to be restrictive on the business of any member of the Wider LucasVarity Group or any member of the Wider TRW Group which, in any such case, is material in the context of the LucasVarity Group taken as a whole; or

          (C) involves or would involve an obligation of a long term, onerous or unusual nature or magnitude or which could be restrictive on the business of any member of the Wider LucasVarity Group or any member of the Wider TRW Group which, in any such case, is material in the context of the LucasVarity Group taken as a whole;

      (viii) entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract with any of the Directors or senior executives of LucasVarity;

      (ix) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition (not of a frivolous or vexatious nature) presented for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction which in any case is material in the context of the LucasVarity Group taken as a whole;

      (x) been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which in any case is material in the context of the LucasVarity Group taken as a whole;

      (xi) waived or compromised any material claim in the context of the Wider LucasVarity Group taken as a whole;

      (xii) made any alteration to its memorandum or articles of association, or other incorporation documents which is material in the context of the LucasVarity Group taken as a whole; or

      (xiii) entered into any agreement, contract or commitment or made any offer (which remains open for acceptance) with respect to any of the transactions, matters or events referred to in this condition (f);

(g) since 31 January, 1998 and except as disclosed in LucasVarity's annual report and accounts for the year then ended or as disclosed in the quarterly statement of LucasVarity for the nine months ended on 31 October, 1998 or as otherwise publicly announced by LucasVarity (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange or by filing with the SEC) prior to 27 January, 1999:

      (i) there having been no adverse change or deterioration or development involving a prospective adverse change in the financial or trading position or profits of any material member of the Wider LucasVarity Group which is material in the context of the LucasVarity Group taken as a whole;

      (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider LucasVarity Group is or may become a party (whether as plaintiff or defendant or otherwise) or any investigation (save as a result of the Offer) by any Relevant Authority having been threatened, announced or instituted by or against or in respect of any member of the Wider LucasVarity Group or remaining outstanding against or in respect of any member of the Wider LucasVarity Group which, in any such case, is material in the context of the LucasVarity Group taken as a whole;

      (iii) no contingent or other liability having arisen or become apparent or increased which would or could reasonably be expected materially and adversely to affect the LucasVarity Group taken as a whole; and

      (iv) there having been no inquiry or investigation (save as a result of the Offer) by, or complaint, or reference to, any Relevant Authority of a material nature to LucasVarity in respect of any member of the Wider LucasVarity Group and no such enquiry, investigation, complaint or reference having been threatened, announced, implemented, instituted or remaining outstanding which, in any such case, is material in the context of the LucasVarity Group taken as a whole;

(h) except as disclosed in LucasVarity's annual report and accounts for the financial year ended 31 January, 1998 or as disclosed in the quarterly statement for the nine months ended 31 October, 1998 or as otherwise publicly announced by LucasVarity (by delivery of an announcement to the Company Announcements Office of the London Stock Exchange or by filing with the SEC) prior to 27 January, 1999, the Offeror not having discovered that any material financial or business or other information concerning the Wider LucasVarity Group disclosed at any time by or on behalf of any member of the Wider LucasVarity Group, whether publicly, to any member of the Wider TRW Group or otherwise, is materially misleading or contains a misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading in any case which has not subsequently been corrected by such disclosure and which, in any such case, is material in the context of the LucasVarity Group taken as a whole; or

(i)     the Offeror not having discovered:

      (i) that any past or present member of the Wider LucasVarity Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters, or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which, in any such case, would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider LucasVarity Group which, in any such case, is material in the context of the LucasVarity Group taken as a whole;

      (ii) that there is, or is likely to be, any material liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider LucasVarity Group or in which any such member may have or previously have had or be deemed to have had an interest under any environmental legislation, regulation, notice, circular or order of any relevant authority or Relevant Authority or otherwise which, in any such case, would be material in the context of the LucasVarity Group taken as a whole; or

      (iii) that there has occurred (1) a declaration of a banking moratorium or any suspension of payments in respect of banks in the US, (2) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, the extension of credit by banks or other lending institutions or, (3) a commencement of a war or outbreak or escalation of armed hostilities or other national calamity directly involving the US and there being a reasonable likelihood that such event would or might reasonably be expected to have an adverse effect which is material in the context of the LucasVarity Group taken as a whole.

For the purpose of these Conditions:

(a) "Authorizations" means authorizations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, permissions, exemptions and approvals; and

(b) "Relevant Authority" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, administrative or investigative body, authority (including any national or supranational anti-trust or merger control authorities), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

(c) a Relevant Authority shall be regarded as having "intervened" if it has decided to take, institute, implement or threaten any action, proceedings, suit, investigation, inquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and "intervene" shall be construed accordingly;

(d) "the Wider LucasVarity Group" means LucasVarity and its subsidiary undertakings and any other undertakings in which LucasVarity and such undertakings (aggregating their interests) have a substantial interest and "the Wider TRW Group" means TRW and its subsidiary undertakings and any other undertakings in which TRW and such undertakings (aggregating their interests) have a substantial interest and, for these purposes, "subsidiary undertaking" and "undertaking" have the meanings given by the Companies Act 1985 and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Subject to the requirements of the Panel, the Offeror reserves the right to waive all or any of the above Conditions, in whole or in part, except Condition
(a).

The Offeror reserves the right, subject to the consent of the Panel, to extend the time allowed under the City Code for satisfaction of Condition (a) until such time as Conditions (b) to (i) inclusive have been satisfied, fulfilled or, to the extent permitted, waived. The Offeror shall be under no obligation to waive (if capable of waiver) or treat as fulfilled any of Conditions (b) to (i) (inclusive) by a date earlier than the latest date for the fulfilment thereof notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

The Offeror will not invoke any of the Conditions (e) to (i) in relation to circumstances which would otherwise give rise to the right to invoke such Condition where there has been fair disclosure in writing of such circumstances to TRW or its advisers prior to 28 January, 1999.

If the Offeror is required by the Panel to make an offer for LucasVarity Securities under the provisions of Rule 9 of the City Code, the Offeror may make such alterations to the conditions of the Offer, including Condition (a), as are necessary to comply with the provisions of that Rule.

The Offer will lapse either (i) if the European Commission initiates proceedings under Article 6(1)(c) of the Merger Regulation or (ii) if there is a reference to the Monopolies and Mergers Commission following a referral to a competent authority of the UK under Article 9(1) of the Merger Regulation before, in each case, the later of 3.00 p.m. (London time) on 9 March, 1999 and the date when the Offer becomes or is declared unconditional as to acceptances.

If the Offer lapses, the Offer will cease to be capable of further acceptance and holders of LucasVarity Securities accepting the Offer and the Offeror shall, upon the Offer lapsing, cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

The Offer and all contracts arising under it are governed by English law.

PART B: FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer and the Loan Note Alternative. Unless the context requires otherwise, any reference in this Part B of Appendix I and in the Acceptance Forms to the Offer becoming "unconditional" includes the Offer being declared unconditional in all respects.

1.     ACCEPTANCE PERIOD

(a)    The Offer is initially open for acceptance until 3.00 p.m. (London time),
      10.00 a.m. (New York City time) on 9 March, 1999. The Offeror reserves the right (but will not be obliged, other than as may be required by the City Code or US federal securities laws and the rules and regulations thereunder) at any time or from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 3 below and give oral or written notice of such extension to the UK Receiving Agent and the US Depositary. If all Conditions have not been satisfied, fulfilled or, to the extent permitted, waived by the Offeror by the First Closing Date, the Offeror currently intends to extend the Offer until such time as all Conditions have been satisfied, fulfilled or, to the extent permitted, waived. There can be no assurance, however, that the Offeror will, in such circumstances, extend the Offer and, if no such extension is made, the Offer will lapse on the First Closing Date and no LucasVarity Securities will be purchased pursuant to the Offer.

(b) Although no revision is envisaged, if the Offer is revised, the Initial Offer Period will be extended, if necessary, for a period of at least 14 calendar days from the date on which the revised Offer Document is posted to LucasVarity Securityholders. Except with the consent of the Panel, no revision of the Offer may be made after 24 March, 1999.

(c) The Initial Offer Period is not (except with the consent of the Panel) capable of being extended after midnight (London time), 7.00 p.m. (New York City time) on 7 April, 1999 (or any other earlier time or date beyond which the Offeror has stated that the Offer will not be extended and has not withdrawn that statement). If all Conditions are not satisfied, fulfilled or, to the extent permitted, waived at such time (taking account of any prescribed extension of the Initial Offer Period), the Offer will lapse in the absence of a competing bid and/or unless the Panel agrees otherwise. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and the Offeror and LucasVarity Securityholders shall cease to be bound by prior acceptances. The Offeror reserves the right, with the permission of the Panel, to extend the final date for the expiry of the Initial Offer Period to 28 April, 1999 or such later time as the Panel may agree. Except with the consent of the Panel, the Offeror may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of LucasVarity Securities made after
      1.00 p.m. (London time), 8.00 a.m. (New York City time) on 7 April, 1999 (or any time and/or date beyond which the Offeror has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time(s) and/or date(s) as the Offeror may, with the permission of the Panel, determine.

(d) If all Conditions are satisfied, fulfilled or, to the extent permitted, waived and the Initial Offer Period expires, the Offer will remain open for acceptance for the Subsequent Offer Period of not less than 14 calendar days from the expiry of the Initial Offer Period. If the Offeror states that the Offer will remain open until further notice, the Offeror will give not less than 14 calendar days' notice before closing the Subsequent Offer Period.

(e) If a competitive situation arises after a "no increase" and/or "no extension" statement has been made by or on behalf of the Offeror in relation to the Offer, the Offeror may, if it has specifically reserved the right to do so at the time the statement is made (or otherwise with the consent of the Panel), withdraw the statement and be free to increase or, as the case may be, extend the Offer if it complies with the requirements of the City Code and, in particular, if:

      (i) it announces the withdrawal as soon as possible and in any event within four business days after the date of the announcement of the competing offer or other competitive situation; and

      (ii) it notifies LucasVarity Securityholders in writing of the withdrawal (or, in the case of LucasVarity Securityholders with registered addresses outside the United Kingdom or United States or persons whom the Offeror knows to be nominees, trustees or custodians holding LucasVarity Securities for such persons, by announcement in the United Kingdom and United States) at the earliest opportunity.

      The Offeror may, if it has specifically reserved the right to do so at the time the statement is made, choose not to be bound by the terms of a "no increase" and/or "no extension" statement and may post an increased or improved offer if it is recommended for acceptance by the Board of Directors of LucasVarity, or in other circumstances with the consent of the Panel. Under such conditions, the Offer may be extended to comply with US federal securities laws.

2.     ACCEPTANCE CONDITION

(a) For the purposes of determining whether the Acceptance Condition has been satisfied, the Offeror may, except as otherwise agreed by the Panel, only take into account acceptances received or purchases of LucasVarity Securities made in respect of which all relevant documents are received by the UK Receiving Agent or the US Depositary:

      (i) by 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 7 April, 1999 (or any other date beyond which the Offeror has stated that the Initial Offer Period will not be extended and has not withdrawn that statement); or

      (ii) if the Initial Offer Period is extended with the consent of the Panel, such later time(s) or date(s) as the Panel may agree.

      If the latest time at which the Offer may become unconditional is extended beyond midnight (London time), 7.00 p.m. (New York City time) on 7 April, 1999, acceptances received and purchases made in respect of which the relevant documents are received by the UK Receiving Agent or the US Depositary after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on that date may only be taken into account with the agreement of the Panel, except where the City Code permits otherwise.

(b)    Except as otherwise agreed by the Panel:

      (i) an acceptance of the Offer will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it;

      (ii) a purchase of LucasVarity Securities by the Offeror or its nominee or (if the Offeror is required by the Panel to make an offer for LucasVarity Shares under Rule 9 of the Code) by a person acting in concert with the Offeror or its nominee, will only be treated as valid for the purposes of the Acceptance Condition if the requirements of
          Note 5 and, if applicable, Note 6 to Rule 10 of the Code are satisfied in respect of it; and

      (iii) before the Offer may become unconditional, the UK Receiving Agent must issue a certificate to the Offeror or J.P. Morgan which states the number of LucasVarity Securities in respect of which acceptances have been received and not validly withdrawn and the number of LucasVarity Securities otherwise acquired, whether before or during the Offer Period, which comply with the provisions of this paragraph 2(b). Copies of such certificate will be sent to the Panel as soon as possible after it is issued.

(c) For the purpose of determining whether the Acceptance Condition has been satisfied, the Offeror is not bound (unless required by the Panel) to take into account any LucasVarity Securities which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before the determination takes place unless LucasVarity or its agent has given written notice to the Offeror, the UK Receiving Agent or the US Depositary on behalf of the Offeror at one of the addresses specified at the end of this document containing relevant details of the allotment, issue or conversion. Notification by e-mail, telex or facsimile transmission does not constitute written notice for this purpose.

(d) For the purposes of the Acceptance Condition, references to "LucasVarity Securities", to the extent they relate to LucasVarity ADSs, shall mean the LucasVarity Shares represented by such LucasVarity ADSs.

(e) In accordance with a SEC exemptive order received by the Offeror, the Offeror will announce that it has reserved the right to reduce the Acceptance Condition at least five business days prior to any reduction in the percentage of LucasVarity Securities required to satisfy the Acceptance Condition. The announcement will be made through a press release and such other methods reasonably designed to inform LucasVarity Securityholders, including placing an advertisement in a newspaper of national circulation in the United States. Such announcement will state the percentage to which the Acceptance Condition may be reduced and state that such a reduction is possible but that the Offeror need not declare its actual intentions until it is required to do so under the City Code. The Offeror will not make such an announcement unless it determines that there is a significant possibility that sufficient LucasVarity Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Such announcement will also state that LucasVarity Securityholders who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by the Offeror of its reservation of the right to reduce the Acceptance Condition.

3.     ANNOUNCEMENTS

(a) Without prejudice to paragraph 4 below, by 8.30 a.m. (London time) in the United Kingdom and 8.30 a.m. (New York City time) in the United States on the business day (the "relevant day") after the day on which the Offer is due to expire or on which all Conditions become or are declared to have been satisfied, fulfilled or, to the extent permitted, waived or on which the Offer is revised or is extended (or such later time or date as the Panel may agree), the Offeror will make an appropriate announcement and inform the London Stock Exchange and the Dow Jones News Service, respectively, of the position regarding the

      Offer. In the announcement, the Offeror will state (unless otherwise permitted by the Panel) the total number of LucasVarity Securities and rights over LucasVarity Securities (as nearly as practicable):

      (i) for which acceptances of the Offer have been received, showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with the Offeror;

      (ii) held by or on behalf of the Offeror or any person acting or deemed to be acting in concert with the Offeror before the Offer Period;

      (iii) acquired or agreed to be acquired by or on behalf of the Offeror or any person acting or deemed to be acting in concert with the Offeror for the purposes of the Offer during the Offer Period; and

      (iv) for which acceptances of the Offer have been received from a person acting or deemed to be acting in concert with the Offeror for the purposes of the Offer,

      and the announcement will specify the percentage of the issued share capital of LucasVarity represented by each of these figures.

(b) In calculating the number of LucasVarity Securities represented by acceptances and/or purchases, the Offeror may only include acceptances and/or purchases if they could be counted towards fulfilling the Acceptance Condition under Notes 4, 5 and 6 to Rule 10 of the City Code, unless the Panel agrees otherwise. Subject to this, the Offeror may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

(c) Any decision to extend the Initial Offer Period may be made at any time up to, and will be announced by, 8.30 a.m. (London time) in the United Kingdom and 8.30 a.m. (New York City time) in the United States on the relevant day (or such later time or date as the Panel may agree). The announcement will state the next expiry date of the Initial Offer Period.

(d) In this Appendix, a reference to the making of an announcement or the giving of notice by or on behalf of the Offeror includes the release of an announcement by the Offeror's public relations consultants or by J.P. Morgan, in each case on behalf of the Offeror, to the press and delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange and the Dow Jones News Service, as the case may be. An announcement made otherwise than to the London Stock Exchange and the Dow Jones News Service will be notified simultaneously to the London Stock Exchange and the Dow Jones News Service.

4.     RIGHTS OF WITHDRAWAL

(a) Except as provided in this paragraph 4, acceptances and elections are irrevocable.

(b) LucasVarity Securities tendered pursuant to the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period and in certain other circumstances described below. LucasVarity Securities tendered during the Initial Offer Period and not validly withdrawn prior to the First Closing Date, and LucasVarity Securities tendered during the Subsequent Offer Period, may not be withdrawn except in certain limited circumstances described below.

(c) If the Offeror announces that the Acceptance Condition has been satisfied and then fails to comply by 3.30 p.m. (London time), 10.30 a.m. (New York City time) on the relevant day (or such later time and/or date as the Panel may agree) with any of the other requirements specified in paragraph 3(a) of Part B of this Appendix, a person may withdraw his acceptance by written notice given by post or by hand to the UK Receiving Agent or the US Depositary at the addresses set out at the end of this document. Subject to paragraph 1(c) of Part B of this Appendix, this right of withdrawal may be terminated not less than eight days after the relevant day by the Offeror confirming, if such is the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 3(a) of Part B of this Appendix. If that confirmation is given, the first period of 14 days referred to in paragraph 1(d) of Part B of this Appendix will start on the date of that confirmation.

(d) If a "no increase" and/or "no extension" statement is withdrawn in accordance with paragraph 1(e) of Part B of this Appendix, a person who accepts the Offer after the date of the statement may withdraw his acceptance in the manner set out in paragraph (c) for a period of eight days after the date on which the Offeror posts the notice of the withdrawal of that statement to LucasVarity Securityholders.

(e) To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the UK Receiving Agent or the US Depositary) to whom the Acceptance Form was originally sent and must specify the name of the person who has tendered the LucasVarity Securities, the number of LucasVarity Securities to be withdrawn and (if certificates or LucasVarity ADRs, as the case may be, have been tendered) the name of the registered holder of the relevant LucasVarity Securities, if different from the name of the person who tendered such LucasVarity Securities.

(f) In respect of LucasVarity ADSs, if LucasVarity ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such LucasVarity ADRs, the serial numbers shown on such LucasVarity ADRs must be submitted and, unless the LucasVarity ADSs evidenced by such LucasVarity ADRs have been delivered by an Eligible Institution or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in LucasVarity ADSs evidenced by LucasVarity ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 11(c) of Part B of this Appendix, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn LucasVarity ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

(g) Withdrawals of tendered LucasVarity Securities may not be rescinded (without the Offeror's consent) and any LucasVarity Securities properly withdrawn and not properly re-tendered will thereafter be deemed not validly tendered for the purposes of the Offer. Withdrawn LucasVarity Securities may be subsequently re-tendered, however, by following one of the procedures described in either paragraph 9 or 11 of Part B of this Appendix, as the case may be, at any time prior to the expiry of the Subsequent Offer Period.

(h) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, whose determination (except as required by the Panel) will be final and binding. None of the Offeror, LucasVarity, J.P. Morgan, the US Depositary, the UK Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.     THE LOAN NOTE ALTERNATIVE

(a) The Loan Note Alternative is conditional upon all of the Conditions becoming or being declared satisfied, fulfilled or, to the extent permitted, waived and will remain open for as long as the Offer remains open for acceptances. No Loan Notes will be issued unless valid elections for the Loan Note Alternative are received on or before the date on which the Offer becomes or is declared unconditional in all respects for at least L10 million nominal value of Loan Notes. If insufficient elections are received, LucasVarity Shareholders who validly accept the Offer and elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer. Subject as aforesaid, the Loan Note Alternative will remain open as long as the Offer is open for acceptance.

(b) No election for the Loan Note Alternative will be valid unless both a valid acceptance of the Offer and a valid election for the Loan Note Alternative, duly complete in all respects and accompanied by, if appropriate, all relevant share certificates and/or other document(s) of title, are duly received by the time and date on which the Loan Note Alternative closes.

(c) If any acceptance of the Offer which includes an election for the Loan Note Alternative is not, and is not deemed to be, valid or complete in all respects at such time, such election shall for all purposes be void and the holder(s) of LucasVarity Shares purporting to make such election shall not, for any purpose, be entitled to receive the Loan Note Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Loan Note Alternative) for the number of

      LucasVarity Shares which are the subject of the acceptance and the holder(s) of LucasVarity Shares will, on the Offer becoming unconditional, be entitled to receive the cash consideration due under the Offer.

(d) The insertion of a number in Box 2 on the Form of Acceptance shall, subject to the other terms of the Offer, be treated in respect of that number of LucasVarity Shares, as an election for the Loan Note Alternative.

(e) An election for the Loan Note Alternative will not be valid unless the Form of Acceptance is completed correctly in all respects and is received in accordance with paragraph 9 below.

(f) The Loan Notes will be issued in multiples of L1 and fractional entitlements will be disregarded.

(g) The Loan Note Alternative is not available to any holder of LucasVarity Shares who is a US Person.

6.     REVISED OFFER

(a) Although no revision is envisaged, if the Offer is revised (either in terms or conditions or in the value or form of the consideration offered or otherwise), the benefit of the revised Offer will be made available to a LucasVarity Securityholder who has accepted the Offer (in its original or any revised form(s)) and not validly withdrawn such acceptance (a "Previous Acceptor") if the revised Offer represents, on the date on which it is announced (on such basis as J.P. Morgan may reasonably consider appropriate), an improvement, or no diminution, in the value of the consideration offered compared with the consideration previously offered. The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any revised form(s)) will, subject as provided in paragraphs 6(b), 6(c) and 8, be deemed an acceptance of the revised Offer and will constitute the appointment of any Director of the Offeror as his attorney and/or agent with authority:

      (i)   to accept the revised Offer on his behalf;

      (ii) if the revised Offer includes alternative forms of consideration, to make such elections as those made by the Previous Acceptor or accept the alternative forms of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

      (iii) to execute on his behalf in his name any further documents and take such further actions (if any) as may be required to give effect to those elections or acceptances.

      In making any election or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance or election made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b) The deemed acceptance and/or election referred to in paragraph 6(a) will not apply, and the power of attorney and authorities conferred by that paragraph will not be exercised if, as a result, the Previous Acceptor would (on such basis as J.P. Morgan may reasonably consider appropriate) receive less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by him or on his behalf.

(c) The deemed acceptance and/or election referred to in paragraph 6(a) will not apply and the power of attorney and the authorities conferred by that paragraph will be ineffective in the case of a Previous Acceptor who lodges, within 14 calendar days of the posting of the document containing the revised Offer, an Acceptance Form (or any other form issued on behalf of the Offeror) in which he validly elects to receive consideration under the revised Offer in some other manner.

(d) Subject to paragraph (b), the Offeror and J.P. Morgan reserve the right to treat an executed Acceptance Form relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement of any revised Offer as a valid acceptance of the revised Offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 6(a) on behalf of the relevant LucasVarity Securityholder.

7.     GENERAL

(a) If the Offer lapses, neither the Offeror nor any person acting, or deemed to be acting, in concert with the Offeror for the purposes of the Offer may, pursuant to the City Code, make an offer (whether inside or outside the United Kingdom) for LucasVarity Securities for a period of one year following the date of such lapse, except with the permission of the Panel.

(b) If the Offer lapses or is withdrawn, Acceptance Forms, share certificates, LucasVarity ADRs and other documents of title will be returned by post (or by such other method as the Panel may approve) within 14 calendar days of the Offer lapsing, at the risk of the LucasVarity Securityholder in question, to the person or agent whose name is set out in the relevant box on the Acceptance Form or, if none is set out, to the first-named holder at his registered address or, in the case of LucasVarity ADSs, delivered by book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set out in paragraph 11(c) (such LucasVarity ADSs will be credited within such period to an account maintained at the appropriate Book-Entry Transfer Facility).

(c) The UK Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing), instruct CRESTCo to transfer all LucasVarity Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the relevant LucasVarity Shareholders.

(d)    Except with the consent of the Panel:

      (i) settlement of the consideration to which any LucasVarity Securityholder is entitled under the Offer will be fully implemented in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against that LucasVarity Securityholder; and

      (ii) settlement of the consideration will be effected in the manner prescribed in paragraph 18 of the letter from J.P. Morgan contained in this document not later than 14 calendar days after the later of the First Closing Date and the date of receipt of a valid and complete Acceptance Form from such holder of LucasVarity Securities.

(e) The terms, provisions, instructions and authorities contained in the Acceptance Forms also constitute part of the terms of the Offer. A word or expression defined in this document has the same meaning when used in the Acceptance Forms, unless the context requires otherwise.

(f) Any accidental omission or failure to dispatch this document, the Acceptance Forms, any other documents relating to the Offer or any notice required to be dispatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made will not in any way invalidate the Offer. Subject to the provisions of paragraph 8, the Offer is made to any LucasVarity Securityholder to whom this document and the Acceptance Forms or any related document may not have been dispatched or who may not receive such documents, and these persons may collect the relevant documents from the UK Receiving Agent, the US Depositary, the Information Agent or J.P. Morgan.

(g) Subject to the City Code, the Offeror and J.P. Morgan reserve the right to treat as valid in whole or in part any acceptance of the Offer if received by the UK Receiving Agent or US Depositary or otherwise on behalf of the Offeror which is not entirely in order or in the correct form or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificates and/or other documents of title or which is received by it in a form or at a place or places other than as set out in this document or the relevant Acceptance Form. In that event, no payment of cash, or, if applicable, issue of Loan Notes under the Offer will be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to the Offeror have been received by the UK Receiving Agent or the US Depositary, as the case may be.

(h) If all Conditions are satisfied, fulfilled or, to the extent permitted, waived, and sufficient acceptances are received and/or sufficient LucasVarity Securities are otherwise acquired, the Offeror intends to apply the provisions of sections 428-430F of the Companies Act to acquire compulsorily any outstanding LucasVarity Securities to which the Offer relates (as defined in the Acceptance Condition). The Offeror also intends that LucasVarity shall apply for cancellation of the listing of the LucasVarity Shares on the London Stock Exchange and the listing of the LucasVarity ADSs on the NYSE and that LucasVarity shall terminate the LucasVarity ADR facility in accordance with the deposit agreement relating thereto.

(i) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix or in the Acceptance Forms are given by way of security for the performance of the obligations of the LucasVarity Securityholder and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of the power of attorney or authority validly withdraws his acceptance in accordance with paragraph 4.

(j) No acknowledgement of receipt of any Acceptance Form, share certificate, LucasVarity ADR or other document of title will be given. All communications, notices, certificates, LucasVarity ADRs, documents of title and remittances to be delivered by, and sent to or from, LucasVarity Securityholders (or their designated agent(s)) will be delivered or sent at their own risk.

(k) If the Offer becomes unconditional, all mandates and other instructions or notices recorded by the LucasVarity Securityholder immediately before the Offer becomes unconditional relating to holdings of LucasVarity Securities will, where relevant and until revoked, continue in force in relation to Loan Notes issued under the Offer.

(l) The Offeror and J.P. Morgan reserve the right to notify any matter, including the making of the Offer, to all or any LucasVarity
      Securityholders:

      (i) with a registered address outside the United Kingdom or the United States; or

      (ii) whom the Offeror or J.P. Morgan knows to be a custodian, trustee or nominee holding LucasVarity Securities for persons who are citizens, residents or nationals or jurisdictions outside the United Kingdom or the United States, by announcement in the United Kingdom to the London Stock Exchange and in the United States to the Dow Jones News Services or in any other appropriate manner or by paid advertisement in a newspaper published and circulated in each of the United Kingdom and the United States. Such notice will be deemed to have been sufficiently given, despite any failure by LucasVarity Securityholders to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of the Offeror is to be construed accordingly. No such document will be sent to an address in Canada, Australia or Japan.

(m) The Offer is made at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 6 February, 1999 and is capable of acceptance from and after that time. Acceptance Forms and copies of this document may be collected from the UK Receiving Agent, the US Depositary, the Information Agent or J.P. Morgan at one of the addresses specified at the end of this document. The Offer is made by means of this document.

(n) This Offer is being extended by means of an advertisement to be inserted in the Financial Times (United Kingdom edition only) on 6 February 1999 and The New York Times on 6 February, 1999 to all persons to whom this document or an Acceptance Form may not be dispatched (or by whom such documents may not be received) who hold or are entitled to have allotted or issued to them LucasVarity Securities.

(o) The Offer, all acceptances of the Offer and all elections in respect of it, are governed by and will be construed in accordance with English law. Execution by or on behalf of a LucasVarity Securityholder of an Acceptance Form constitutes his irrevocable submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer. However, the conduct of the Offer is also subject to US federal securities laws and the securities laws of the states and other jurisdictions in the US in which the Offer is being made if, and to the extent, applicable to the Offer.

8.     OVERSEAS LUCASVARITY SECURITYHOLDERS

(a) The making of the Offer (including the Loan Note Alternative) in, or to certain persons resident in, or nationals or citizens of, jurisdictions outside the United Kingdom or the United States (and the availability of Loan Notes to such persons or US Persons) or to their nominees or trustees may be prohibited or affected by the laws of the relevant jurisdiction. LucasVarity Securityholders who are persons, citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States (or, in the case of Loan Notes, the United Kingdom only) should inform themselves about and observe any applicable legal requirements. It is the responsibility of such LucasVarity Securityholders wishing to accept the Offer or the Loan Note Alternative to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in that jurisdiction by whomsoever payable and the Offeror and J.P. Morgan will be fully indemnified and held harmless by any LucasVarity Securityholder for whom the Offeror or J.P. Morgan are required to pay any issue, transfer or other taxes. Loan Notes are not being offered to LucasVarity Securityholders who are US Persons, or to certain other overseas persons.

(b) The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, e-mail, telex and telephone. Accordingly, copies of this document, the Acceptance Forms, and any related offer documents are not being, and must not be mailed, or otherwise distributed or sent in, into or from Canada, Australia or Japan. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from Canada, Australia or Japan, use the Canadian, Australian or Japanese mails or any such means, instrumentality or facility in connection with the Offer, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the Canadian, Australian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. Envelopes containing Acceptance Forms in respect of the Offer must not be postmarked in Canada, Australia or Japan (and, if electing for the Loan Note Alternative, the US) or otherwise despatched from those jurisdictions and all acceptors must provide addresses outside Canada, Australia or Japan for the receipt of the consideration to which they are entitled under the Offer or for the return of Acceptance Forms and/or other documents of title.

(c) Subject as provided below, a LucasVarity Securityholder will be deemed not have accepted the Offer if:

      (i) he cannot give the representations and warranties set out in paragraph 10(b) and 11(i)(ii)(dd);

      (ii) he completes the relevant box of the Acceptance Form with an address in Canada, Australia or Japan or has a registered address in Canada, Australia or Japan and in either case he does not insert in the relevant Box of the Acceptance Form the name and address of a person or agent outside Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

      (iii) he inserts in the relevant Box of the Acceptance Form the name and address of a person or agent in Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or

      (iv) the Acceptance Form received from him is in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, Canada, Australia or Japan.

(d) If any person, despite the restrictions referred to in paragraph 8(b) and whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Acceptance Form or any related offering document in, into or from Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia or Japan in connection with that forwarding, that person should:

      (i)   inform the recipient of that fact;

      (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

      (iii)  draw the attention of the recipient to this paragraph 8.

(e) If any written notice from a LucasVarity Securityholder withdrawing his acceptance in accordance with paragraph 4 is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from Canada, Australia or Japan, the Offeror reserves the right, in its absolute discretion, to treat that notice as invalid.

(f) The provisions of this paragraph 8 and any other terms of the Offer relating to overseas holders of LucasVarity Securities may be waived, varied or modified as regards specific LucasVarity Securityholders or on a general basis by the Offeror in its sole discretion. Subject to this discretion, the provisions of this paragraph 8 supersede any terms of the Offer inconsistent with them. A reference in this paragraph 8 to a LucasVarity Securityholder includes the person or persons executing the Acceptance Form and, in the event of more than one person executing the Acceptance Form, the provisions of this paragraph 8 apply to them jointly and severally.

(g) The Loan Notes which may be issued pursuant to the Offer have not been, and will not be, registered under the US Securities Act, or under the securities laws of any State of the United States and the relevant clearances have not been, and will not be, obtained from the regulatory authority of any province or territory of Canada. In addition, no prospectus in relation to the Loan Notes has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. The Loan Notes may therefore not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States or to US Persons or in or into Canada, Australia or Japan, or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction. If, in respect of an Acceptance Form from any LucasVarity Shareholder, the holder is unable to make the representations and warranties set out in paragraph 10(b) and 11(i)(ii)(dd), the Offeror reserves the right, in its absolute discretion, to ignore any election in that Acceptance Form to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

9.     PROCEDURES FOR TENDERING LUCASVARITY SHARES

(a) Holders of LucasVarity Shares will have received with this document a Form of Acceptance. This section should be read together with the Form of Acceptance. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the Form of Acceptance. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

      If a holder of LucasVarity Shares holds LucasVarity Shares in both certificated and uncertificated form, he should complete a separate Form of Acceptance for each holding. Similarly, such holder should complete a separate Form of Acceptance for LucasVarity Shares held in uncertificated form, but under different member account IDs, and for LucasVarity Shares held in certificated form, but under different designations.

(b) To accept the Offer, any LucasVarity Shareholder, including any person in the US who holds LucasVarity Shares, wishing to accept the Offer in respect of all or any portion of such holder's LucasVarity Shares, should complete Box 1 and, if such holder's LucasVarity Shares are in CREST, Box 5, and sign Box 8 on the Form of Acceptance in accordance with the instructions printed on it. ALL LUCASVARITY SHAREHOLDERS WHO ARE INDIVIDUALS SHOULD SIGN THE FORM OF ACCEPTANCE IN THE PRESENCE OF A WITNESS WHO SHOULD ALSO SIGN BOX 8 IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON IT. UNLESS WITNESSED, AN ACCEPTANCE WILL NOT BE VALID.

(c) An accepting LucasVarity Shareholder should return the completed, signed and witnessed Form of Acceptance, whether or not such LucasVarity Shares are in CREST, to the UK Receiving Agent or the US Depositary. The completed Form of Acceptance, together, if such holder's LucasVarity Shares are in certificated form, with his share certificate(s) and/or other document(s) of title, must be lodged with the UK Receiving Agent or the US Depositary, as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999. If you have any questions as to how to complete the Form of Acceptance, please contact the UK Receiving Agent on +44 (0) 117 305 1001 or the US Depositary on (800) 428-4237 or the Information Agent on (212) 440-9800 or (800) 223-2064.

      A person in the US who holds LucasVarity Shares may submit the Form of Acceptance, together with his share certificate(s) and/or other document(s) of title, to the US Depositary, who will receive such Form(s) of Acceptance and certificate(s) and/or other document(s) of title on behalf of the UK Receiving Agent. A Form of Acceptance contained in an envelope postmarked Canada, Australia or Japan or otherwise appearing to the Offeror or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid.

(d) If LucasVarity Shares are in uncertificated form, the holder should insert in Box 5 of the Form of Acceptance the participant ID and member account ID under which such LucasVarity Shares are held by him in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, such holders should take (or procure to be taken) the action set out below to transfer the LucasVarity Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying the UK Receiving Agent (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible but in any event so that the transfer to escrow settles no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999.

(e) If the LucasVarity Shareholder is a CREST sponsored member, he should refer to his CREST sponsor before taking any action. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his LucasVarity Shares are held. In addition, only his CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to his LucasVarity Shares.

(f) The holder of such LucasVarity Shares should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

      (i) the number of LucasVarity Shares to be transferred to an escrow balance;

      (ii) the member account ID of such LucasVarity Shareholder. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

      (iii) the participant ID of such LucasVarity Shareholder. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

      (iv) the participant ID of the escrow agent (the UK Receiving Agent in its capacity as a CREST receiving agent). This is 3RA39;

      (v)   the member account ID of the escrow agent. This is LUCAS;

      (vi) the Form of Acceptance Reference Number. This is the Form of Acceptance Reference Number that appears next to Box 5 on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the UK Receiving Agent to match the transfer to escrow to your Form of Acceptance. The holder of such shares should keep a separate record of this Form of Acceptance Reference Number for future reference;

      (vii) the Intended Settlement Date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999;

      (viii) the Corporate Action ISIN. This is GB0005386866; and

      (ix) the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST.

(g) After settlement of the TTE Instruction, such LucasVarity Shareholder will not be able to access the LucasVarity Shares concerned in CREST for any transaction or charging purposes. If the Conditions are satisfied, fulfilled or, to the extent permitted, waived, the escrow agent will transfer the LucasVarity Shares concerned to the Offeror in accordance with paragraph 10(d).

(h) Such LucasVarity Shareholder is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

(i) If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE Instruction, the Offeror may treat any amount of LucasVarity Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of LucasVarity Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

(j) Such LucasVarity Shareholder should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. Such holder should therefore ensure that all necessary action is taken by him (or by his CREST sponsor) to enable a TTE Instruction relating to his LucasVarity Shares to settle prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999. In this connection, such holder is referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(k) The Offeror will make an appropriate announcement if any of the details contained in this paragraph 9 alter for any reason.

(l) Normal CREST procedures (including timings) apply in relation to any LucasVarity Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of LucasVarity Shares or otherwise). LucasVarity Shareholders who are proposing so to convert any LucasVarity Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the LucasVarity Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificates or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999.

(m) If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above to the UK Receiving Agent or the US Depositary so as to be received as soon as possible, but in any event no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 9 March, 1999, together with any share certificate(s) and/or other document(s) of title that is/are available, accompanied by a letter stating that the balance will follow or that the accepting holder has lost one or more of his share certificate(s) and/or other documents of title. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the registrar of LucasVarity, Lloyds TSB Registrars, to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the UK Receiving Agent or the US Depositary, in accordance with the instructions given, in support of the Form of Acceptance.

10.    FORM OF ACCEPTANCE FOR LUCASVARITY SHAREHOLDERS

Each holder of LucasVarity Shares who executes and lodges or has executed and lodged on his behalf a Form of Acceptance with the UK Receiving Agent or the US Depositary, subject to the rights of withdrawal set out in this document, irrevocably (and so as to bind himself, his heirs, successors and assigns and his personal or legal representatives):

(a)    (i)   accepts the Offer in respect of the number of LucasVarity Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance;

      (ii) if applicable, elects for the Loan Note Alternative in respect of such amount of cash as would otherwise fall to be paid under the Offer in respect of the number of LucasVarity Shares inserted, or deemed to be inserted, in Box 2 of the Form of Acceptance; and

      (iii) agrees to execute any further documents and give any further assurances which may be required to enable the Offeror to obtain the full benefit of paragraph 9 and this paragraph 10 and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and Conditions set out or referred to in this document and the Form of Acceptance;

(b)    represents and warrants to the Offeror and J.P. Morgan that:

      (i) he has not received or sent copies or originals of this document, the Acceptance Forms or any related offer documentation in, into or from Canada, Australia or Japan;

      (ii) he has not used in connection with the Offer or the execution or delivery of the Acceptance Forms, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, Australia or Japan;

      (iii)  he is accepting the Offer from outside Canada, Australia or Japan;

      (iv) if he is electing for the Loan Note Alternative, he is not a US Person and he is not accepting the Offer with a view to the offer, sale or delivery, directly or indirectly, of any Loan Notes in or into the United States, Canada, Australia or Japan and will not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery; and

      (v) he is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorized employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia or Japan;

(c) appoints, in accordance with section 4 of the Powers of Attorney Act 1971, any Director of, or any person authorised by, the Offeror or J.P. Morgan as his agent and/or attorney (subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

      (i) complete and execute any form of transfer, renunciation or other document in relation to the LucasVarity Shares referred to in paragraph (a)(i) in favour of the Offeror or as it may direct;

      (ii) deliver any form of transfer, renunciation or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional; and

      (iii) take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in the Offeror (or as it may direct) the LucasVarity Shares referred to in paragraph (a)(i);

(d) undertakes that the execution of the Form of Acceptance and its delivery to the UK Receiving Agent or the US Depositary constitutes an irrevocable instruction and authority:

      (i) subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance, to transfer to the Offeror (or to such other person or persons as the Offeror or its agent may direct) by means of CREST all or any of the Relevant LucasVarity Shares (but not exceeding the number of LucasVarity Shares in respect of which the Offer is accepted or deemed to be accepted); and

      (ii) if the Offer does not become unconditional, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing) to transfer all Relevant LucasVarity Shares to the original available balance of the accepting LucasVarity Shareholder.

      In this paragraph, "Relevant LucasVarity Shares" means uncertificated LucasVarity Shares in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in paragraph 9 and where the transfer or transfers to escrow was or were made in respect of LucasVarity Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant transfer to escrow instruction);

(e) authorises and requests (subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance):

      (i) LucasVarity or its agents to procure the registration of the transfer of the LucasVarity Shares referred to in paragraph (a)(i) that are in certificated form and the delivery of the share certificate(s) and other document(s) of title in respect of the LucasVarity Shares to the Offeror or as it may direct;

      (ii) if the LucasVarity Shares referred to in paragraph (a)(i) are in certificated form or paragraph (f) applies, the Offeror or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer, together with documents of title for any Loan Note in respect of his election for the Loan Note Alternative, at his risk to the person or agent whose name and address is set out in Box 7 of the Form of Acceptance or, if no person or agent's name and address is set out, to the first-named holder at his registered address;

      (iii) if the LucasVarity Shares referred to in paragraph (a)(i) are in uncertificated form, the Offeror or its agents to ensure that an assured payment obligation is created in favour of the LucasVarity Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which that shareholder is entitled; and

      (iv) the Offeror, LucasVarity or their respective agents to record and act on any instructions with regard to payments or notices which have been entered in the records of LucasVarity in respect of his holding of LucasVarity Shares;

(f)     agrees that:

      (i) the Offeror may decide to despatch all or part of the consideration payable to a shareholder whose LucasVarity Shares are in uncertificated form in accordance with paragraph (e)(ii); and

      (ii) the consideration payable to a shareholder whose LucasVarity Shares are in uncertificated form will be despatched in accordance with paragraph (e)(ii) if the shareholder is a CREST member whose registered address is in Canada, Australia or Japan;

(g) gives authority to any Director of, or person authorised by, the Offeror or J.P. Morgan within the terms of paragraph 6;

(h) subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance (or if the Offer will become unconditional or lapse on the outcome of the resolution in question or if the Panel gives its consent) and pending registration:

      (i) authorises the Offeror or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of LucasVarity) attaching to the LucasVarity Shares referred to in paragraph (a)(i);

      (ii) authorises LucasVarity or its agent to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of LucasVarity to the Offeror, care of the UK Receiving Agent;

      (iii) authorises any Director of, or person authorised by, the Offeror or J.P. Morgan to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the LucasVarity Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by the Offeror to attend general and separate class meetings of LucasVarity and attending any such meeting and exercising the votes attaching to the LucasVarity Shares referred to in paragraph (a)(i) on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

      (iv) agrees not to exercise any such rights without the consent of the Offeror and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of LucasVarity.

      This authority will cease to be valid if the acceptance is validly withdrawn in accordance with paragraph 4;

(i) agrees that he will deliver to the UK Receiving Agent or the US Depositary, or procure the delivery to the UK Receiving Agent or the US Depositary of, his certificate(s) and/or other document(s) of title in respect of those LucasVarity Shares referred to in paragraph (a)(i) that are in certificated form, or an indemnity acceptable to the Offeror, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

(j) agrees that he will take (or procure to be taken) the necessary action to transfer all those LucasVarity Shares referred to in paragraph (a)(i) that are in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional;

(k) agrees that if, for any reason, any LucasVarity Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will immediately deliver or ensure the immediate delivery of the share certificates or other documents of title in respect of all those LucasVarity Shares that are converted to the UK Receiving Agent or the US Depositary at the relevant address specified at the end of this document;

(l) agrees that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph (e)(iii) will, to the extent of the obligation so created, discharge fully any obligation of the Offeror or J.P. Morgan to pay to him the cash consideration to which he is entitled under the Offer;

(m) agrees that he will do everything necessary or expedient to vest in the Offeror or its nominees the LucasVarity Shares referred to in paragraph
      (a)(i) and to enable the UK Receiving Agent or the US Depositary to perform its functions as escrow agent for the purposes of the Offer;

(n) agrees to ratify everything which may be done or effected by any Director of, or person authorised by, the Offeror, J.P. Morgan, the UK Receiving Agent or the US Depositary in exercise of any of the powers and/or authorities under Part B of this Appendix;

(o) agrees that, if the provisions of Part B of this Appendix will be unenforceable or invalid or will not operate so as to afford the Offeror, J.P. Morgan, the UK Receiving Agent or the US Depositary or any of their respective Directors or persons authorised by them, the benefit of any authority expressed to be given in Part B of this Appendix, he will, with all practicable speed, do everything that may be required or desirable to enable the Offeror, J.P. Morgan, the UK Receiving Agent and the US Depositary and any of their respective Directors or persons authorised by them to secure the full benefit of Part B of this Appendix;

(p) represents and warrants that he is entitled to sell and transfer the beneficial ownership of the LucasVarity Shares referred to in paragraph
      (a)(i) and that such shares are sold fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them on or after 27 January, 1999 including, without limitation, the right to receive and retain all dividends and other distributions declared, paid or made on or after that date;

(q) agrees that the terms of the Offer and the Conditions are deemed to be incorporated in, and form part of, the Form of Acceptance;

(r)     agrees that on execution the Form of Acceptance takes effect as a deed;

(s) agrees that the execution of the Form of Acceptance constitutes his submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance; and

(t) agrees and acknowledges that he is not a customer (as defined in the rules of The Securities and Futures Authority Limited) of J.P. Morgan in connection with the Offer.

A reference in this paragraph 10 to a holder of LucasVarity Shares includes a reference to the person or persons executing the Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 10 will apply to them jointly and to each of them.

11.    PROCEDURES FOR TENDERING LUCASVARITY ADSS

(a) If you are a holder of LucasVarity ADSs evidenced by LucasVarity ADRs, you will have also received a Letter of Transmittal and Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The provisions of this section are incorporated into, and form a part of, the relevant Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer.

(b) For a holder of LucasVarity ADSs evidenced by LucasVarity ADRs to tender such LucasVarity ADSs validly pursuant to the Offer, either:

      (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the US Depositary at one of its addresses set out at the end of this document, and the LucasVarity ADRs evidencing such LucasVarity ADSs must be either received by the US Depository at one of such addresses or delivered pursuant to the procedures for book-entry transfer set out below (and a Book-Entry Confirmation received by the US Depositary in accordance with such procedures); or

      (ii) such holder must comply with the Guaranteed Delivery Procedures set out in paragraph (h) below.

      The Offer in respect of LucasVarity ADSs evidenced by LucasVarity ADRs (which for this purpose includes the LucasVarity Shares represented by the LucasVarity ADSs) shall be validly accepted by delivery of a Letter of Transmittal, the relevant LucasVarity ADRs evidencing LucasVarity ADSs and other required documents to the US Depositary by a LucasVarity ADS holder (without any further action by the US Depositary) subject to the terms and Conditions set out in this document and the Letter of Transmittal. The acceptance of the Offer by a tendering holder of LucasVarity ADSs evidenced by LucasVarity ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such tendering holder of LucasVarity

      ADSs and the Offeror upon the terms and subject to the Conditions. If a LucasVarity ADR evidencing a LucasVarity ADS has been tendered by a holder of LucasVarity ADSs, the LucasVarity Shares represented by such LucasVarity ADSs may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked Canada, Australia or Japan or otherwise appearing to the Offeror or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid.

(c)    Book-entry transfer

      The US Depositary will establish an account at the Book-Entry Transfer Facility with respect to interests in LucasVarity ADSs evidenced by LucasVarity ADRs held in book-entry form for the purposes of the Offer within two business days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of interests in LucasVarity ADSs by causing the Book-Entry Transfer Facility to transfer such interests in LucasVarity ADSs into the US Depositary's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer.

      Although delivery of interests in LucasVarity ADSs evidenced by LucasVarity ADRs may be effected through book-entry transfer into the US Depositary's account of the Book-Entry Transfer Facility, either:

      (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

       (ii)   an Agent's Message (as defined below),

      and, in either case, any other required documents must in any case be transmitted to, and received by, the US Depositary at one of its addresses set out at the end of this document before LucasVarity ADSs evidenced by LucasVarity ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the US Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in LucasVarity ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against that participant. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the US Depositary.

(d)    Method of delivery

      The method of delivery of LucasVarity ADRs, Letters of Transmittal and all other required documents is at the option and risk of the tendering holder of LucasVarity ADSs. LucasVarity ADSs will be deemed delivered only when the LucasVarity ADRs representing such LucasVarity ADSs are actually received by the US Depositary (including in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Offeror.

(e)    Signature guarantees

      No signature guarantee is required on the Letter of Transmittal if:

      (i) the Letter of Transmittal is signed by the registered holder of the LucasVarity ADSs tendered therewith and such registered holder has not completed either the Box entitled "Special Delivery Instructions" or the Box entitled "Special Payment Instructions" in the Letter of Transmittal; or

      (ii) such LucasVarity ADSs are tendered for the account of an Eligible Institution.

      In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

(f)    LucasVarity ADSs and ADRs

      If the LucasVarity ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered LucasVarity ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the LucasVarity ADRs, with the signatures on the LucasVarity ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

(g)    Partial acceptances

      If fewer than all of the LucasVarity ADSs evidenced by any LucasVarity ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of LucasVarity ADSs which are tendered in the Box entitled "Number of ADSs Tendered". In such case, a new LucasVarity ADR for the remainder of the LucasVarity ADSs represented by the former LucasVarity ADR will be sent to the person(s) signing such Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered LucasVarity ADSs are purchased. All LucasVarity ADSs delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal. In the case of partial tenders, LucasVarity ADSs not tendered will not be reissued to a person other than the registered holder.

(h)    Guaranteed Delivery Procedures

      (i) If a holder of LucasVarity ADSs evidenced by LucasVarity ADRs wishes to tender LucasVarity ADSs pursuant to the Offer and the LucasVarity ADRs evidencing such LucasVarity ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiry of the Subsequent Offer Period, such holder's tender of LucasVarity ADSs may be effected if all of the following conditions are satisfied (the "Guaranteed Delivery Procedures"):

          (aa)  such tender is made by or through an Eligible Institution;

          (bb) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Offeror is received by the US Depositary, as provided below, prior to the expiry of the Subsequent Offer Period; and

          (cc) the LucasVarity ADRs evidencing all tendered LucasVarity ADSs (or, in the case of LucasVarity ADSs held in book-entry form, timely confirmation of the book-entry transfer of such interests in LucasVarity ADSs into the US Depositary's account at a Book-Entry Transfer Facility as described above) together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the US Depositary within three NYSE business days after the date of execution of such Notice of Guaranteed Delivery.

      (ii) The Notice of Guaranteed Delivery may be delivered by hand, transmitted facsimile transmission or mailed to the US Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

      (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, prior to the First Closing Date, the LucasVarity ADRs evidencing LucasVarity ADSs referred to in the Notice of Guaranteed Delivery must be received by the US Depositary (or, in the case of interests in LucasVarity ADSs evidenced by LucasVarity ADRs held in book-entry form, timely confirmation of a book-entry transfer of such interests in LucasVarity ADSs into the US Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set out above) together with a duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

(i)     Other requirements

      By executing the Letter of Transmittal as set out above, the tendering holder of LucasVarity ADSs evidenced by LucasVarity ADRs will agree that, effective from and after the date all Conditions are satisfied, fulfilled or, to the extent permitted, waived:

      (i) the Offeror shall be entitled to direct the exercise of any votes attaching to any LucasVarity Shares represented by LucasVarity ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the "Accepted ADSs") and any other rights and privileges attaching to such LucasVarity ADSs, including any right to requisition a general or separate class meeting of LucasVarity Securityholders; and

      (ii) the execution of the Letter of Transmittal and its delivery to the US Depositary shall constitute:

          (aa) an authority to LucasVarity or its agents from the tendering holder of Accepted ADSs to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a holder of LucasVarity ADSs, to the Offeror care of the UK Receiving Agent;

          (bb) an authority to the Offeror or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the tendering holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by the Offeror to attend general meetings or separate class meetings of LucasVarity and any adjournment thereof and to exercise the votes attaching to the LucasVarity Shares represented by such Accepted ADSs on his behalf;

          (cc) the agreement of such tendering holder of Accepted ADSs not to exercise any of such rights without the consent of the Offeror and the irrevocable undertaking of such tendering holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

          (dd) a representation and warranty that such LucasVarity Securityholder (i) has not received or sent copies of this document or any Letter of Transmittal or any related documents in, into or from Australia, Canada or Japan; (ii) is accepting the offer from outside Australia, Canada or Japan; and (iii) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Australia, Canada and Japan; and

          (ee) confirmation that such LucasVarity Securityholder is entitled to sell and transfer the beneficial ownership of the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, equitable interests, charges and encumbrances and together with all rights attaching thereto including voting rights and the right to all dividends and other distributions declared, made or paid; and

      (iii) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the US Depositary shall constitute an authority to any Director of the Offeror or J.P. Morgan and to the Offeror or J.P. Morgan and/or their respective agents in accordance with the terms of paragraph 6(a).

      References in this paragraph 11 to a LucasVarity Securityholder shall include references to the person or persons executing a Letter of Transmittal and in the event of more than one person executing a Letter of Transmittal the provisions of this Part B shall apply to them jointly and to each of them.

12.    CURRENCY OF CASH CONSIDERATION

Instead of receiving cash consideration in pounds sterling, LucasVarity Shareholders who so wish may elect to receive US dollars on the basis that the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to

US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by the Offeror to the relevant payment agent for delivery in respect of the relevant LucasVarity Shares. A LucasVarity Shareholder may receive such amount in US dollars on the basis set out above only in respect of the whole of his holding of LucasVarity Shares in respect of which he accepts the Offer, and in respect of which he is entitled to receive cash consideration. LucasVarity Shareholders may not elect to receive both pounds sterling and US dollars. UNLESS THEY ELECT TO RECEIVE POUNDS STERLING, HOLDERS OF LUCASVARITY ADSS WILL RECEIVE CONSIDERATION CONVERTED INTO US DOLLARS AS DESCRIBED ABOVE, AS IF SUCH HOLDERS OF LUCASVARITY ADSS HAD ELECTED TO RECEIVE US DOLLARS. CONSIDERATION IN US DOLLARS MAY BE INAPPROPRIATE FOR LUCASVARITY SECURITYHOLDERS OTHER THAN US PERSONS AND HOLDERS OF LUCASVARITY ADSS.

THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY THE OFFEROR. LUCASVARITY SECURITYHOLDERS SHOULD BE AWARE THAT THE US DOLLAR/POUNDS STERLING EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE TO RECEIVE DOLLARS AND ON THE DATES OF DESPATCH AND RECEIPT OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY THE OFFEROR. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING LUCASVARITY SECURITYHOLDERS WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US DOLLARS. NEITHER THE OFFEROR NOR ANY OF ITS ADVISERS OR AGENTS SHALL HAVE ANY RESPONSIBILITY WITH RESPECT TO THE ACTUAL AMOUNT OF CASH CONSIDERATION PAYABLE OTHER THAN IN POUNDS STERLING.

13.    SUBSTITUTE ACCEPTANCE FORMS

Holders of LucasVarity Securities have been sent with this document a Form of Acceptance and/or Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of LucasVarity Shares, including persons in the US who hold LucasVarity Shares, have been sent a Form of Acceptance, which they must use to tender their LucasVarity Shares and accept the Offer. All holders of LucasVarity ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their LucasVarity ADSs and accept the Offer. Should any holder of LucasVarity Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the UK Receiving Agent, the US Depositary or the Information Agent at the addresses set out at the end of this document, who will provide the appropriate forms.

                  APPENDIX II -- PARTICULARS OF THE LOAN NOTES

The Loan Notes are to be issued pursuant to a resolution of the Board of Directors of the Offeror and will be constituted by the Loan Note Instrument. The issue of the Loan Notes will be conditional on the Offer becoming or being declared unconditional in all respects. If valid elections for the Loan Note Alternative have not been received in respect of at least L10 million nominal value of Loan Notes on or before the date on which the Offer becomes or is declared unconditional in all respects, no Loan Notes will be issued, in which event all LucasVarity Shareholders accepting the Offer including those electing for the Loan Note Alternative will receive cash in accordance with the terms of the Offer. The Loan Notes have not been, and will not be, registered under the US Securities Act. The Loan Note Alternative is not available to any person who is a citizen or resident of the US, Canada, Australia or Japan or certain other jurisdictions, and no prospectus in relation to the Loan Notes has been, or will be, lodged with or, registered by, the Australian Securities and Investments Commission. The Loan Note Instrument contains provisions, among other things, to the effect set out below.

1.     FORM AND STATUS

The Loan Notes will be issued by the Offeror in amounts and integral multiples of L1 and will constitute unsecured obligations of the Offeror. The Loan Note Instrument does not contain any restrictions on borrowing, disposals or charging of assets by the Offeror, or TRW as guarantor.

2.     INTEREST

(a) Interest on the Loan Notes will accrue from day to day and will be payable (subject to any requirement to deduct tax therefrom) in arrears on 30 June and 31 December in each year (or, if such a day is not a business day, on the next following business day) ("interest payment dates") in respect of the interest periods (as defined below) at a rate calculated as provided in paragraph (b) below, except that the first payment of interest on the Loan Notes, which will be made on 31 December, 1999, will be in respect of the period from (and including) the first date of issue of any of the Loan Notes to (and including) 31 December, 1999. The period from (and including) the first date of issue of any of the Loan Notes to (and including) 31 December, 1999 and the period from (but excluding) 31 December, 1999, or any subsequent interest payment date, to (and including) the next following interest payment date, is referred to as an "interest period".

(b) The rate of interest on the Loan Notes for each interest period will be the rate per annum calculated by the Offeror to be 1 per cent. below LIBOR at or about 11.00 a.m. (London time) on the first business day of the relevant interest period.

(c) If a rate of interest cannot be established in accordance with the provisions of this paragraph 2 for any interest period, then the rate of interest on the Loan Notes for such interest period shall be calculated by reference to such rate as the Offeror shall reasonably determine on the basis of quotations made for six month sterling deposits of similar size in any other appropriate inter-bank market or markets as the Offeror may reasonably select.

(d) Each instalment of interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed in the relevant interest period.

3.     REPAYMENT AND REDEMPTION

(a) A holder of Loan Notes ("Noteholder") shall be entitled to require the Offeror to repay the whole (whatever the amount) or any part (being L100 nominal amount or any integral multiple thereof) of the principal amount of his Loan Notes at par, together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) the date of repayment, on any interest payment date falling on or after 30 June, 2000, by giving not less than 30 days' prior notice in writing to the Registrars accompanied by certificate(s) for all the Loan Notes to be repaid and a notice of redemption (duly completed) in the prescribed form endorsed on the Loan Notes to be repaid.

(b) If, at any time, the principal amount of the Loan Notes outstanding is 20 per cent. or less of the total nominal amount of Loan Notes which have been issued prior to that time, the Offeror shall have the right, on giving to the remaining Noteholders not less than 30 days' notice in writing expiring on 30 June, 2000 or on any subsequent interest payment date, to redeem all (but not some only) of the Loan Notes at their principal amount together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) the date of redemption.

(c) The Offeror will have the right to redeem on any interest payment date the Loan Notes at par together with accrued interest up to (and including) the date of redemption (subject to any requirement to deduct tax therefrom) on 30 days' written notice to the Noteholders if the Offeror is advised by legal counsel that interest payable under the Loan Notes will fail to be treated as non-deductible for US federal income tax purposes due to a change in law after the date on which the Offer is made.

(d) Any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on 31 December, 2003 together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) that date.

(e) Each Noteholder shall have the right to acquire (by subscription at nominal value of an amount up to or equal to such Noteholder's holding of Loan Notes, such amount to be payable in full on subscription) additional loan notes to be issued by a subsidiary of the Offeror ("Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

      (i) the rate of interest on the Additional Notes shall be one half of one per cent. below the rate per annum referred to in paragraph 2 above; and

      (ii) the Additional Notes shall not carry any rights to acquire additional securities.

(f) A Noteholder may require the Offeror to repay at par all of the Notes held by him, together with accrued interest, if any of the following events occurs:

      (i) the Offeror fails to pay within 21 days of the due date any principal or interest payable in respect of the Notes;

      (ii) an order is made by a competent court or an effective resolution is passed for winding-up the Offeror or the Guarantor (as defined in the Loan Note Instrument) (other than a voluntary winding-up for the purposes of an amalgamation, reconstruction or merger on terms previously approved by an Extraordinary Resolution); or

      (iii) an encumbrancer takes possession of, or an administrator or administrative receiver or manager or a receiver is appointed of or over, the whole (or substantially the whole) of the undertaking or property of the Offeror or the Guarantor, unless the same is removed, stayed, paid out or discharged within 60 days.

4.     PURCHASE OF LOAN NOTES

The Offeror will be entitled at any time to purchase any Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).

5.     CANCELLATION

Any Loan Notes repaid or redeemed under paragraph 3 above or purchased under paragraph 4 above shall be cancelled and shall not be available for re-issue.

6.     SUBSTITUTION AND EXCHANGE

The Loan Note Instrument contains provisions entitling the Offeror to substitute any other member of the TRW Group as the principal debtor under the Loan Notes, or to require Noteholders to exchange the Loan Notes for loan notes issued on the same terms, mutatis mutandis, by one or more of such members provided that
(a) TRW guarantees such member's obligations thereunder and (b) the Offeror's right to require substitution by such member as a principal debtor will be exercisable only if prior clearance has been obtained from the Inland Revenue to the effect that the substitution will not be treated as a disposal of the Loan Notes for the purpose of UK taxation of chargeable gains. References to the Offeror in this Appendix shall be construed to apply to the substitute or substitutes (if any) from time to time of the Offeror.

7.     MODIFICATIONS

The provisions of the Loan Note Instrument and the rights of the Noteholders are subject to modification, abrogation or compromise in any respect with the sanction of an Extraordinary Resolution (as defined in the Loan Note Instrument) of the Noteholders, and the consent of the Offeror. The Offeror may amend the provisions of the Loan Note Instrument without such sanction or consent if such amendment is of a formal, minor or technical nature and such amendment would not be materially prejudicial to Noteholders or is to correct a manifest error.

8.     REGISTRATION AND TRANSFER

The Loan Notes will be in registered form and transferable, except into certain overseas jurisdictions, in amounts or integral multiples of L100 or of the entire holding of the Noteholder, provided that transfers will not be registered during the 21 days immediately preceding an interest payment date.

9.     PRESCRIPTION

Noteholders will cease to be entitled to amounts in respect of interest which remain unclaimed for a period of five years and to amounts due in respect of principal which remain unclaimed for a period of ten years, in each case from the date on which the relevant payment first becomes due, and such amounts shall revert to the Offeror upon the giving of 30 days' written notice to a Noteholder.

10.    RESTRICTIONS ON OWNERSHIP AND TRANSFER

The Loan Notes have not been, and will not be, registered under the US Securities Act and no steps have been taken to qualify the Loan Notes for distribution in any province or territory of Canada and no prospectus in relation to the Loan Notes has been, or will be, lodged with or registered by the Australian Securities and Investments Commission. Accordingly, unless an exemption under the US Securities Act or other applicable securities laws is available, the Loan Note Alternative is not available in the US, Canada, Australia or Japan or to Restricted Overseas Persons and the Loan Notes may not be directly or indirectly offered, sold or delivered in or into the US, Canada, Australia or Japan or to or for the account or benefit of any Restricted Overseas Persons.

For these purposes, "Restricted Overseas Person" means either a person (including an individual, partnership, unincorporated syndicate, limited liability company, unlimited liability company, joint venture, unincorporated organisation, trust, trustee, administrator or other legal representative) in or resident in the US, Canada, Australia or Japan, or a US Person.

11.    NO LISTING

No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

12.    GUARANTEE

The Loan Notes are guaranteed by TRW.

13.    GOVERNING LAW

The Loan Notes and the Loan Note Instrument are governed by, and shall be construed in accordance with, the laws of England.

         APPENDIX III -- FINANCIAL INFORMATION ON THE LUCASVARITY GROUP

PART A: AUDITED FINANCIAL INFORMATION

THE LUCASVARITY GROUP'S AUDITED CONSOLIDATED ACCOUNTS FOR THE FINANCIAL YEAR ENDED 31 JANUARY, 1998 AND THE EIGHT MONTHS ENDED 31 JANUARY, 1997

The following financial information for the year ended 31 January, 1998 and the eight months ended 31 January, 1997 relating to the LucasVarity Group has been extracted without material adjustment from the audited consolidated accounts for each of those periods. Definitions used in the following financial information have not been conformed for insertion into this document. LucasVarity was incorporated as a public limited company on 30 May 1996. No financial statements were prepared in respect of any period prior to the date of incorporation.

The financial information contained in this Part A for the LucasVarity Group's financial year ended 31 January, 1998 and the eight months ended 31 January, 1997 are not the LucasVarity Group's statutory accounts for those financial years. Statutory accounts for the financial year ended 31 January, 1998 and the eight months ended 31 January, 1997 have been delivered to the Registrar of Companies in England and Wales.

KPMG Audit Plc, Chartered Accountants and Registered Auditor, of 8 Salisbury Square, Blackfriars, London EC4Y 8BB, have audited the statutory accounts of LucasVarity for the financial year ended 31 January, 1998 and, as joint auditors, with Ernst & Young Chartered Accountants and Registered Auditors, of 1 Colmore Row, Birmingham, for the eight months ended 31 January, 1997. The audit reports on such annual accounts were unqualified and did not contain a statement under subsections 237(2) or (3) of the Companies Act.

"ACCOUNTING POLICIES

Basis of consolidation

The consolidated accounts include the accounts of LucasVarity and all subsidiary undertakings, together with the LucasVarity Group's share of post-acquisition earnings and reserves of associated undertakings. The accounting date of all principal subsidiary undertakings is the same as that of LucasVarity.

In accordance with the exemptions permitted by the Companies Act 1985, the separate profit and loss account of LucasVarity has not been presented.

Basis of accounting

The accounts are prepared under the historical cost convention adjusted for the revaluation of certain fixed assets and in accordance with applicable accounting standards.

Comparative accounting period

On 6 September 1996 LucasVarity merged by a Scheme of Arrangement with Lucas; the accounts of the latter are consolidated adopting the principles of merger accounting from 30 May 1996, the date of incorporation of LucasVarity. On 6 September 1996 LucasVarity also acquired Varity which was accounted for as an acquisition. Therefore, the comparative figures are for an eight month period and include five months of Varity results.

Associated undertakings

An associated undertaking is one in which the LucasVarity Group has a long-term interest, usually between 20% and 50%, and over which it exercises significant influence. The LucasVarity Group's share of the profits less losses of associates is dealt with in the profit and loss account and its share of their net assets, other than goodwill, is included in investments in the consolidated balance sheet.

Segmental reporting

The LucasVarity Group identifies significant segments in accordance with the provisions of Statement of Standard Accounting Practice No. 25. Segmental turnover comprises sales to third parties, excluding sales-related taxes.
                                      III-1

Segmental operating profit represents profit before interest, taxation and minority interests.

Segmental net operating assets comprise tangible fixed assets, stock, debtors and creditors, but not unallocated liabilities such as all current and deferred tax balances, dividend liabilities and net borrowings.

Exchange rates

The profit and loss accounts of overseas subsidiary and associated undertakings are translated into sterling at the average rates of exchange prevailing during the period. The balance sheets of overseas subsidiary and associated undertakings and assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange prevailing at the end of the financial period.

Exchange gains and losses arising in the normal course of trading are dealt with in the profit and loss account. Other exchange differences, arising from the translation of foreign currency funding loans and on consolidation of overseas net assets, are dealt with in reserves.

Intangible fixed assets-entry fees

In certain circumstances in the aerospace industry, the LucasVarity Group invests in new customer products by way of a lump sum payment (entry fee) in return for a proportion of future revenues derived from eventual sales of the customers' product. Such sums are included in intangible fixed assets and amortised over the prudently estimated revenue pattern of the product or over ten years following flight certification, if shorter. The technical and commercial viability of the related product programmes are regularly reviewed in appraising the carrying value of entry fees.

Depreciation

Depreciation is based on the estimated useful lives of assets and is charged on a straight line basis at the following rates:

Land                                                     nil
Buildings                                                2%-10% per annum
Short-term leasehold properties                          over period of
                                                         lease
Plant and equipment                                      4%-33% per annum

Research and development

Expenditure on research and development, other than that which is specifically recoverable under contract, is written off as incurred. Amounts carried forward are included in other debtors.

Leasing

Assets acquired under finance leases are treated as tangible fixed assets and depreciation is provided accordingly. The deemed capital element of future rentals is included under borrowings. Deemed interest, calculated on a reducing balance basis, is charged as interest payable over the period of the lease. Rental costs of operating leases are charged against trading profits on a straight line basis.

Provisions

Provisions for liabilities and charges include pension liabilities in certain overseas subsidiaries, post-retirement benefits other than pensions, provisions for restructuring, deferred taxation and other items not classified elsewhere, including warranty and other claims.

                                      III-2

Stocks

Stocks are valued at the lower of cost and net realisable value after making due allowance for obsolete and slow moving items. In the case of work in progress and finished goods, cost comprises direct materials, direct labour and an appropriate proportion of production overheads.

Deferred taxation

Provision for deferred taxation is made under the liability method, on the excess of capital allowances over depreciation and other timing differences, where the tax liability is expected to become payable in the foreseeable future.

Pensions

The LucasVarity Group operates pension schemes under which contributions by employees and the companies are held in trust separate from the companies' finances.

Pension costs are charged to the profit and loss account so as to spread the cost of pensions over the working lives of the employees within the LucasVarity Group. An independent valuation is conducted at regular intervals and the assessed regular pension cost is adjusted to reflect the amortisation of any surplus or deficit established by the valuation over the remaining service lives of current employees.

Post-retirement benefits other than pensions

The estimated cost of providing post-retirement healthcare benefits for employees is charged in the profit and loss account on a systematic basis over the working lives of the employees within the LucasVarity Group.

Goodwill

Goodwill, being the excess of the cost of investments in subsidiary and associated undertakings over the fair value of the net assets acquired, is set off against reserves in the year in which it arises. The profit or loss arising on the disposal of businesses includes the balance of attributed goodwill previously set off against reserves.

                                      III-3

CONSOLIDATED PROFIT AND LOSS ACCOUNT FOR THE PERIOD ENDED 31 JANUARY

                                              YEAR TO 31 JANUARY 1998            8 MONTHS TO 31 JANUARY 1997
                                         ----------------------------------   ----------------------------------
                                           BEFORE                               BEFORE
                                         EXCEPTIONAL   EXCEPTIONAL            EXCEPTIONAL   EXCEPTIONAL
                                 NOTES      ITEMS         ITEMS      TOTAL       ITEMS         ITEMS      TOTAL
                                 -----   -----------   -----------   ------   -----------   -----------   ------
                                            LM             LM          LM         LM            LM          LM
TURNOVER
Continuing operations..........             4,018            --       4,018      2,364            --       2,364
Discontinued operations........               663            --         663        309            --         309
                                           ------                    ------     ------        ------      ------
Total turnover.................    1        4,681            --       4,681      2,673            --       2,673
                                           ------        ------      ------     ------        ------      ------
Cost of sales..................    3       (4,300)           --      (4,300)    (2,503)           --      (2,503)
Profit on disposal of current
  asset investment.............   12           --            13          13         --            --          --
Restructuring charge...........    4           --            --          --         --          (250)       (250)
                                           ------        ------      ------     ------        ------      ------
Total cost of sales............            (4,300)           13      (4,287)    (2,503)         (250)     (2,753)
                                           ------        ------      ------     ------        ------      ------
Surplus/(deficit) on trading...               381            13         394        170          (250)        (80)
Share of profits less losses of
  associated undertakings......                 7            --           7          5            --           5
                                           ------        ------      ------     ------        ------      ------
GROUP OPERATING PROFIT
Continuing operations..........               329            --         329        140          (235)        (95)
Discontinued operations........                59            13          72         35           (15)         20
                                           ------        ------      ------     ------        ------      ------
Total operating
  profit/(loss)................    1          388            13         401        175          (250)        (75)
Loss on sales and closures of
  businesses...................                --           (25)        (25)        --            --          --
Loss on disposals of fixed
  assets.......................                --            (1)         (1)        --            (4)         (4)
                                           ------        ------      ------     ------        ------      ------
PROFIT/(LOSS) ON ORDINARY
  ACTIVITIES BEFORE INTEREST...               388           (13)        375        175          (254)        (79)
Interest payable less
  receivable...................    5          (59)           --         (59)       (32)           --         (32)
                                           ------        ------      ------     ------        ------      ------
PROFIT/(LOSS) ON ORDINARY
  ACTIVITIES BEFORE TAXATION...               329           (13)        316        143          (254)       (111)
Taxation.......................    6          (91)           (5)        (96)       (56)           --         (56)
                                           ------        ------      ------     ------        ------      ------
PROFIT/(LOSS) ON ORDINARY
  ACTIVITIES AFTER TAXATION....               238           (18)        220         87          (254)       (167)
Minority interests.............               (11)           --         (11)        (7)           --          (7)
                                           ------        ------      ------     ------        ------      ------
PROFIT/(LOSS) ATTRIBUTABLE TO
  SHAREHOLDERS.................               227           (18)        209         80          (254)       (174)
                                           ------        ------                 ------        ------
Dividends......................    7                                    (63)                                 (32)
                                                                     ------                               ------
AMOUNTS TRANSFERRED TO/(FROM)
  RESERVES.....................   20                                    146                                 (206)
                                                                     ------                               ------
Earnings per share.............    8                                  14.7p                                (14.3)p
Earnings per share before
  exceptional items............    8                                  16.0p                                 6.6p
                                                                     ======                               ======

                                      III-4

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES FOR THE PERIOD ENDED 31 JANUARY

                                                                 YEAR TO      8 MONTHS TO
                                                                31 JANUARY    31 JANUARY
                                                                   1998          1997
                                                                ----------    -----------
                                                                    #M            #M
Profit/(loss) for the financial period......................        209           (174)
Unrealised surplus on revaluation of fixed assets...........         --              1
Currency translation differences on foreign currency net
  investments...............................................        (55)           (48)
                                                                  -----         ------
Total recognised gains and losses relating to the period....        154           (221)
                                                                  =====         ======

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                 YEAR TO      8 MONTHS TO
                                                                31 JANUARY    31 JANUARY
                                                                   1998          1997
                                                                ----------    -----------
                                                                    #M            #M
Profit/(loss) attributable to shareholders..................        209           (174)
Dividends in respect of current period......................        (63)           (32)
Other recognised gains and losses relating to the period
  (net).....................................................        (55)           (47)
New share capital subscribed................................         14             11
Repurchase of shares........................................        (85)            --
Exchange of Varity shares for LucasVarity shares............         --          1,299
Goodwill set off on acquisitions............................        (87)        (1,202)
Goodwill adjustment on prior year acquisition...............        (28)            --
Goodwill on disposals transferred to profit and loss
  account...................................................          7             --
                                                                  -----         ------
DECREASE IN SHAREHOLDERS' FUNDS.............................        (88)          (145)
Opening shareholders' funds.................................        546            691
                                                                  -----         ------
CLOSING SHAREHOLDERS' FUNDS.................................        458            546
                                                                  =====         ======

The difference between the reported profit/(loss) on ordinary activities before taxation and the historical cost profit/(loss) is immaterial.

                                      III-5

BALANCE SHEETS AT 31 JANUARY

                                                              NOTES     1998      1997
                                                              -----    ------    ------
                                                                         #M        #M
FIXED ASSETS:
Tangible assets.............................................     9      1,362     1,302
Intangible assets...........................................    10         27        13
Investments.................................................    11         47        49
                                                                       ------    ------
                                                                        1,436     1,364
                                                                       ------    ------
CURRENT ASSETS:
Investments.................................................    12         --        16
Stocks......................................................    13        489       518
Debtors.....................................................    14        869       871
Cash........................................................    16        155       227
                                                                       ------    ------
                                                                        1,513     1,632
CREDITORS:
AMOUNTS FALLING DUE WITHIN ONE YEAR
Borrowings..................................................    16       (414)     (368)
Other creditors.............................................    15     (1,097)     (976)
                                                                       ------    ------
                                                                       (1,511)   (1,344)
                                                                       ------    ------
Net current assets..........................................                2       288
                                                                       ------    ------
Total assets less current liabilities.......................            1,438     1,652
CREDITORS:
AMOUNTS FALLING DUE AFTER ONE YEAR
Borrowings..................................................    16       (315)     (322)
Accruals and deferred income................................              (52)      (34)
                                                                       ------    ------
                                                                         (367)     (356)
                                                                       ------    ------
PROVISIONS FOR LIABILITIES AND CHARGES......................    17       (545)     (707)
                                                                       ------    ------
                                                                          526       589
                                                                       ======    ======
CAPITAL AND RESERVES:
Called up share capital.....................................    19        351       359
Share premium account.......................................    20          4         3
Capital redemption reserve..................................    20         11        --
Merger reserve..............................................    20        178       276
Revaluation reserves........................................    20        112       124
Profit and loss account.....................................    20       (203)     (233)
Associated undertakings' reserves...........................    20          5        17
                                                                       ------    ------
Total shareholders' funds...................................              458       546
Minority interests..........................................    21         68        43
                                                                       ------    ------
                                                                          526       589
                                                                       ======    ======

Approved by the Board of Directors on 31 March 1998 and signed on its behalf by:

               Victor A. Rice                                 Neil D. Arnold
               Chief Executive                            Group Finance Director

                                      III-6

CONSOLIDATED CASH FLOW STATEMENT FOR THE PERIOD ENDED 31 JANUARY

                                                                      YEAR TO          8 MONTHS TO
                                                         NOTES    31 JANUARY 1998    31 JANUARY 1997
                                                         -----    ---------------    ---------------
                                                                        #M                 #M
NET CASH INFLOW FROM OPERATING ACTIVITIES............     25(i)         452                298
                                                                       ----               ----
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received....................................                     5                  8
Interest paid........................................                   (56)               (35)
Interest element of finance lease payments...........                    (8)                (4)
Dividends paid to minority shareholders..............                    (2)                (1)
                                                                       ----               ----
NET CASH OUTFLOW FOR RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE...............................                   (61)               (32)
                                                                       ----               ----
TAXATION
UK corporation tax paid..............................                   (12)               (16)
Overseas tax paid....................................                   (47)               (24)
                                                                       ----               ----
TAX PAID.............................................                   (59)               (40)
                                                                       ----               ----
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets....................                  (285)              (183)
Disposal of tangible fixed assets....................                    29                 25
Sale and leaseback of tangible fixed assets..........                     6                  8
Investment in intangible fixed assets................                   (15)                --
                                                                       ----               ----
NET CASH OUTFLOW FOR CAPITAL EXPENDITURE AND
  FINANCIAL INVESTMENT...............................                  (265)              (150)
                                                                       ----               ----
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings..................     22(i)         (60)               (40)
Disposal of subsidiary undertakings..................     23             62                 --
Investment in associated undertakings................                   (12)                (1)
Disposal of associated undertaking...................                     3                 --
                                                                       ----               ----
NET CASH OUTFLOW FOR ACQUISITIONS AND DISPOSALS......                    (7)               (41)
                                                                       ----               ----
EQUITY DIVIDENDS PAID................................                   (64)               (55)
                                                                       ----               ----
NET CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID
  RESOURCES AND FINANCING............................                    (4)               (20)
                                                                       ----               ----
MANAGEMENT OF LIQUID RESOURCES
Proceeds from sale of current asset investment.......                    29                 --
Decrease in short-term deposits......................                    18                 51
                                                                       ----               ----
NET CASH INFLOW FROM MANAGEMENT OF LIQUID
  RESOURCES..........................................                    47                 51
                                                                       ----               ----
FINANCING
Issue of Ordinary Share Capital......................                    14                  4
Repurchase of shares.................................                   (85)                --
Increase in bank loans...............................                    33                 75
Decrease in US dollar Loan Notes.....................                    --                 (9)
Capital element of finance lease rental payments.....                   (22)               (16)
                                                                       ----               ----
NET CASH (OUTFLOW)/INFLOW FROM FINANCING.............                   (60)                54
                                                                       ----               ----
(DECREASE)/INCREASE IN CASH IN THE PERIOD............     25(ii)        (17)                85
                                                                       ====               ====

                                      III-7

NOTES TO THE ACCOUNTS

1  SEGMENTAL ANALYSES

Turnover by origin to third parties and operating profit were as follows:

                                     YEAR TO          8 MONTHS TO          YEAR TO           8 MONTHS TO
                                 31 JANUARY 1998    31 JANUARY 1997    31 JANUARY 1998     31 JANUARY 1997
                                 ---------------    ---------------    ----------------    ----------------
                                      SALES              SALES         OPERATING PROFIT    OPERATING PROFIT
                                 ---------------    ---------------    ----------------    ----------------
                                     #M                   #M                  #M                  #M
BY CLASS OF BUSINESS:
Braking Systems..............         1,550                790                134                  26
Other Automotive.............         1,812              1,202                162                  (2)
Aerospace....................           648                343                 75                 (51)
Corporate/other..............             8                 29                (29)                (68)
                                      -----              -----              -----               -----
                                      4,018              2,364                342                 (95)
Discontinued operations --
  Diesel Engines.............           663                309                 59                  20
                                      -----              -----              -----               -----
                                      4,681              2,673                401                 (75)
                                      =====              =====              =====               =====
BY GEOGRAPHICAL REGION:
United Kingdom...............         1,226                778                 70                (191)
North America................         1,552                761                137                  37
Continental Europe...........         1,025                679                108                  39
Rest of World................           215                146                 20                  15
                                      -----              -----              -----               -----
                                      4,018              2,364                335                (100)
Discontinued operations --
  Diesel Engines.............           663                309                 59                  20
                                      -----              -----              -----               -----
                                      4,681              2,673                394                 (80)
                                      =====              =====
Share of associated
  undertakings...............                                                   7                   5
                                                                            -----               -----
                                                                              401                 (75)
                                                                            =====               =====

The share of sales of associated undertakings was L134 million (8 months to 31 January 1997 -- L93 million).

Third party export sales from the United Kingdom were L854 million (8 months to 31 January 1997 -- L430 million).

                                      III-8

                                                                1998     1997
                                                                -----    -----
                                                                 #M       #M
NET OPERATING ASSETS
BY CLASS OF BUSINESS:
  Braking Systems...........................................      404      518
  Other Automotive..........................................      562      615
  Aerospace.................................................      236      268
  Corporate/other...........................................     (193)    (377)
                                                                -----    -----
                                                                1,009    1,024
Unallocated net liabilities.................................     (653)    (561)
Discontinued operations-Diesel Engines......................      170      126
                                                                -----    -----
                                                                  526      589
Minority interests..........................................      (68)     (43)
                                                                -----    -----
Total shareholders' funds...................................      458      546
                                                                =====    =====
BY GEOGRAPHICAL REGION:
  United Kingdom............................................      488      521
  North America.............................................       61      103
  Continental Europe........................................      261      256
  Rest of World.............................................      199      144
                                                                -----    -----
                                                                1,009    1,024
Unallocated net liabilities.................................     (653)    (561)
Discontinued operations-Diesel Engines......................      170      126
                                                                -----    -----
                                                                  526      589
Minority interests..........................................      (68)     (43)
                                                                -----    -----
Total shareholders' funds...................................      458      546
                                                                =====    =====

2  ANALYSIS OF SALES

Sales to third parties analysed by destination were as follows:

                                                                    YEAR TO          8 MONTHS TO
                                                                31 JANUARY 1998    31 JANUARY 1997
                                                                ---------------    ---------------
                                                                    #M                   #M
United Kingdom..............................................           821                557
North America...............................................         1,589                751
Continental Europe
  France....................................................           440                290
  Germany...................................................           410                261
  Italy.....................................................            96                 66
  Spain.....................................................            57                 40
  Other countries...........................................           244                163
Asia........................................................           179                140
Rest of World...............................................           182                 96
                                                                     -----              -----
                                                                     4,018              2,364
Discontinued operations-Diesel Engines......................           663                309
                                                                     -----              -----
                                                                     4,681              2,673
                                                                     =====              =====

                                      III-9

3  COST OF SALES

                                                YEAR TO                           8 MONTHS TO
                                            31 JANUARY 1998                     31 JANUARY 1997
                                   ---------------------------------   ---------------------------------
                                   CONTINUING   DISCONTINUED           CONTINUING   DISCONTINUED
                                   OPERATIONS    OPERATIONS    TOTAL   OPERATIONS    OPERATIONS    TOTAL
                                   ----------    ----------    -----   ----------   ------------   -----
                                     #M              #M         #M         #M            #M         #M
COST OF SALES IS ARRIVED AT AFTER
  CHARGING/(CREDITING) THE
  FOLLOWING ITEMS:
Decrease in stocks of finished
  goods and work in progress.....       28             2          30         9             1          10
Raw materials and consumables....    2,048           403       2,451     1,048           187       1,235
Royalties received from
  licensees......................       (7)           --          (7)       (5)           --          (5)
Hire of plant and equipment......       23             4          27        14             2          16
Property rentals.................       14             1          15         9            --           9
Depreciation -- owned assets.....      136            18         154        95             6         101
Depreciation -- leased assets....       13            --          13        10            --          10
                                     -----         -----       -----     -----         -----       -----
Staff costs -- wages and
  salaries.......................      879           101         980       564            44         608
Staff costs -- social security
  costs..........................      125             9         134        93             3          96
Staff costs -- other pension
  costs..........................       21            --          21        36            --          36
                                     -----         -----       -----     -----         -----       -----
Audit fees and expenses..........        1            --           1         2            --           2
Other fees paid to auditors......        1            --           1        --            --          --
                                     =====         =====       =====     =====         =====       =====

The cost of research and development expenditure was L159 million (8 months to 31 January 1997 -- L107 million), net of recoveries of L45 million (8 months to 31 January 1997 -- L15 million).

4  RESTRUCTURING CHARGE

The L250 million restructuring charge in the 8 months to 31 January 1997 relates to the restructuring and rationalisation of each of the businesses and of central facilities following the combination of Lucas and Varity. The major components of the restructuring charge are L105 million for redundancy, L80 million for asset write downs, and L65 million for other rationalisation and restructuring costs.

5  INTEREST PAYABLE LESS RECEIVABLE

                                                                    YEAR TO          8 MONTHS TO
                                                                31 JANUARY 1998    31 JANUARY 1997
                                                                ---------------    ---------------
                                                                   #M                    #M
Interest on bank loans and overdrafts.......................          36                 23
Interest on other loans.....................................          20                 14
Interest on finance leases..................................           8                  5
                                                                      --                 --
                                                                      64                 42
Less: interest receivable...................................           5                 10
                                                                      --                 --
                                                                      59                 32
                                                                      ==                 ==

Interest payable, other than interest on fixed rate borrowings, is charged at variable rates as determined by the lenders in the countries in which the borrowings have been arranged. These rates are typically between 5% and 8% per annum.

                                     III-10

6  TAXATION ON PROFIT ON ORDINARY ACTIVITIES

                                                                    YEAR TO          8 MONTHS TO
                                                                31 JANUARY 1998    31 JANUARY 1997
                                                                ---------------    ---------------
                                                                   #M                    #M
United Kingdom:
  Corporation tax at 31% (1997-33%).........................           64                11
  Deferred taxation.........................................           (5)                1
  Double taxation relief....................................          (27)               (3)
  Advance Corporation Tax...................................          (12)                9
                                                                      ---                --
Net United Kingdom taxation.................................           20                18
Overseas taxation -- current................................           45                36
                  -- deferred...............................           29                --
Associated undertakings' taxation...........................            2                 2
                                                                      ---                --
                                                                       96                56
                                                                      ===                ==

Utilisation of tax losses brought forward from earlier years reduced the overseas tax charge by #23 million (8 months to 31 January 1997 -- #5 million). The overall tax charge is influenced by unrelieved losses overseas and the incidence of Advance Corporation Tax in the United Kingdom.

7  DIVIDENDS ON ORDINARY SHARES

                                                            YEAR TO                 8 MONTHS TO
                                                        31 JANUARY 1998           31 JANUARY 1997
                                                     ----------------------    ----------------------
                                                     PENCE PER SHARE    #M     PENCE PER SHARE    #M
                                                     ---------------    ---    ---------------    ---
Interim, paid 5 January 1998.....................         2.25          32            --          --
Proposed final, payable 1 July 1998..............         2.25          31          2.25          32
                                                          ----          --          ----          --
                                                          4.50          63          2.25          32
                                                          ====          ==          ====          ==

8  EARNINGS PER SHARE

The calculation of earnings per share is based on:

      (i) Profit attributable to shareholders of #209 million (8 months to 31 January 1997, loss -- #174 million).

      (ii) 1,418 million shares (8 months to 31 January 1997 -- 1,213 million), which is the weighted average number of shares in issue in the period.

      (iii) For the purpose of calculating earnings per share before exceptional items the attributable profit is #227 million (8 months to 31 January 1997-#80 million). The Directors believe that the earnings before exceptional items more accurately reflects the LucasVarity Group's underlying trading performance.

                                     III-11

9  TANGIBLE FIXED ASSETS

                                                                  LAND
                                                                   AND       PLANT AND
                                                                BUILDINGS    EQUIPMENT    TOTAL
                                                                ---------    ---------    -----
                                                                  #M            #M         #M
Cost or valuation:
  At 1 February 1997........................................        504        1,480      1,984
  Exchange adjustments......................................        (22)         (74)       (96)
  Acquisition of subsidiaries...............................         16           61         77
  Adjustment to prior year acquisition......................         (2)          (5)        (7)
  Additions.................................................         28          265        293
  Disposal of subsidiaries..................................        (31)         (42)       (73)
  Disposals.................................................        (18)         (87)      (105)
                                                                  -----        -----      -----
  AT 31 JANUARY 1998........................................        475        1,598      2,073
                                                                  -----        -----      -----
Depreciation:
  At 1 February 1997........................................         84          598        682
  Exchange adjustments......................................         (5)         (33)       (38)
  Provided in the year......................................         12          155        167
  Disposal of subsidiaries..................................         (6)         (19)       (25)
  Disposals.................................................         (7)         (68)       (75)
                                                                  -----        -----      -----
  AT 31 JANUARY 1998........................................         78          633        711
                                                                  -----        -----      -----
Net book values -- at 31 January 1997.......................        420          882      1,302
                 -- AT 31 JANUARY 1998......................        397          965      1,362
Cost or valuation:
  At 30 May 1996............................................        410        1,111      1,521
  Exchange adjustments......................................        (19)         (68)       (87)
  Acquisitions..............................................        102          327        429
  Additions.................................................         15          173        188
  Disposals.................................................         (5)         (67)       (72)
  Adjustments for revaluations..............................          1            4          5
                                                                  -----        -----      -----
  AT 31 JANUARY 1997........................................        504        1,480      1,984
                                                                  -----        -----      -----
Depreciation:
  At 30 May 1996............................................         72          576        648
  Exchange adjustments......................................         (5)         (32)       (38)
  Provided in the year......................................         18           93        111
  Disposals.................................................         (1)         (42)       (43)
  Adjustments for revaluations..............................         --            3          4
                                                                  -----        -----      -----
  AT 31 JANUARY 1997........................................         84          598        682
                                                                  -----        -----      -----
NET BOOK VALUES.............................................        420          882      1,302
                                                                  =====        =====      =====

                                                                31 JANUARY 1998    31 JANUARY 1997
                                                                ---------------    ---------------
                                                                   #M                    #M
Comprising:
  Freehold..................................................          354                393
  Long-term leasehold (over 50 years unexpired).............           35                 18
  Short-term leasehold......................................            8                  9

Fixed assets at 31 January 1998 include leased assets costing #159 million on which accumulated depreciation of #81 million has been charged.

Land and buildings at 31 January 1998:

      (i) Certain United Kingdom properties of Lucas were valued by the Directors in 1994 on the basis of open market value for existing use.

                                     III-12

      (ii)   Certain overseas properties are subject to periodic revaluations.

The figures for land and buildings after eliminating the effect of revaluations were as follows:

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
Original cost...............................................    357     375
Depreciation................................................     72      79
                                                                ---     ---
                                                                285     296
                                                                ===     ===

10  INTANGIBLE FIXED ASSETS

                                                                ENTRY
                                                                FEES
                                                                -----
                                                                 #M
Cost:
  At 1 February 1997........................................     18
  Additions.................................................     15
                                                                 --
  AT 31 JANUARY 1998........................................     33
                                                                 --
Amortisation:
  At 1 February 1997........................................      5
  Provided in the year......................................      1
                                                                 --
  AT 31 JANUARY 1998........................................      6
                                                                 --
Net book values -- at 31 January 1997.......................     13
                                                                 ==
                 -- AT 31 JANUARY 1998......................     27
                                                                 ==

Entry fees were included within debtors in the prior period financial statements. They have been reclassified to intangible fixed assets due to their increased materiality to the LucasVarity Group.

11  FIXED ASSET INVESTMENTS

                                                                 ASSOCIATED
                                                                UNDERTAKINGS
                                                                ------------
                                                                     #M
At 1 February 1997..........................................          49
Exchange adjustments........................................          (2)
Additions...................................................          14
Disposals...................................................          (3)
Acquisition of controlling interest.........................         (15)
Retained profits............................................           4
                                                                    ----
AT 31 JANUARY 1998..........................................          47
                                                                    ====
At 30 May 1996..............................................          45
Exchange adjustments........................................          (3)
Arising on acquisition of Varity............................           5
Additions...................................................           1
Retained profits............................................           1
                                                                    ----
AT 31 JANUARY 1997..........................................          49
                                                                    ====

The cost of the investments in associated undertakings amounted to #42 million (1997 -- #32 million).

A list of the principal associated undertakings is included in Note 30.

                                     III-13

During the year LucasVarity Group companies purchased goods from and sold goods to associated undertakings of #15 million and #10 million respectively.

12  CURRENT ASSET INVESTMENTS

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
Listed investment in the USA................................     --      16

The listed investment in the USA was disposed of during the year for net proceeds of #29 million giving rise to a pre tax profit of L13 million.

13  STOCKS

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
Raw materials and consumables...............................    159     164
Work in progress............................................    156     178
Finished goods..............................................    179     187
Payments on account.........................................     (5)    (11)
                                                                ---     ---
                                                                489     518
                                                                ===     ===

14  DEBTORS

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
AMOUNTS DUE WITHIN ONE YEAR:
  Trade debtors.............................................    700     678
  Amounts owed by subsidiary undertakings...................     --      --
  Amounts owed by associated undertakings...................     10      10
  Other debtors.............................................     64      91
  Prepayments and accrued income............................     27      28
                                                                ---     ---
                                                                801     807
                                                                ---     ---
AMOUNTS DUE BEYOND ONE YEAR:
  Other debtors.............................................     60      60
  Prepayments and accrued income............................      8       4
                                                                ---     ---
                                                                 68      64
                                                                ---     ---
                                                                869     871
                                                                ===     ===

                                     III-14

15  OTHER CREDITORS

                                                                1998     1997
                                                                -----    ----
                                                                 #M       #M
AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade creditors.............................................      603     555
Amounts owed to subsidiary undertakings.....................       --      --
Amounts owed to associated undertakings.....................        2       3
Corporate taxation..........................................       99      88
Social security and other taxes.............................       33      39
Accruals and deferred income................................      329     259
Dividend....................................................       31      32
                                                                -----    ----
                                                                1,097     976
                                                                =====    ====

16  BORROWINGS

                                                                1998     1997
                                                                -----    -----
                                                                 #M       #M
AMOUNTS FALLING DUE WITHIN ONE YEAR:
Bank overdrafts.............................................       30       53
Bank loans..................................................      352      283
US$15 million 6.43% Loan Notes..............................        9        9
US$14.3 million 6.98% Loan Notes............................        9        9
Finance lease obligations...................................       14       14
                                                                -----    -----
Total short-term borrowings.................................      414      368
                                                                =====    =====
AMOUNTS FALLING DUE AFTER ONE YEAR:
Bank loans..................................................       29       25
US$57.2 million 6.98% Loan Notes............................       35       36
US$15 million 7.46% Loan Notes..............................        9        9
US$100 million 8.57% Loan Notes.............................       61       63
10 7/8% Eurosterling Bonds 2020.............................      100      100
Finance lease obligations...................................       81       89
                                                                -----    -----
Total long-term borrowings..................................      315      322
                                                                -----    -----
Total borrowings............................................      729      690
                                                                =====    =====
CASH:
Cash at bank and in hand....................................       73      119
Short-term deposits.........................................       82      108
                                                                -----    -----
Total cash..................................................      155      227
                                                                -----    -----
Net (borrowings)/cash.......................................     (574)    (463)
                                                                =====    =====

The US$ Loan Notes are guaranteed by LucasVarity and have a range of maturities from 1998 to 2005.

Included in bank loans are secured loans amounting to L9 million (1997-L13 million). The security given by the various subsidiaries to which these relate is normally a charge on the land and buildings owned by those companies.

                                     III-15

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
BANK LOANS AND OVERDRAFTS ANALYSED BY MATURITY:
In one year or less or on demand............................    382     336
Between one and two years...................................     11       9
Between two and five years..................................      6      13
Five years or more -- by instalments........................      6       3
                    -- not by instalments...................      6      --
                                                                ---     ---
                                                                411     361
                                                                ===     ===
OTHER BORROWINGS ANALYSED BY MATURITY:
In one year or less or on demand............................     18      18
Between one and two years...................................      9       9
Between two and five years..................................     66      68
Five years or more -- by instalments........................     30      31
                    -- not by instalments...................    100     100
                                                                ---     ---
                                                                223     226
                                                                ===     ===
Total amounts payable by instalment, part of which fall due
  after five years..........................................    114     117
                                                                ===     ===
FINANCE LEASE OBLIGATIONS:
Obligations are payable as follows:
Within one year.............................................     14      14
Between one and five years..................................     52      52
Over five years.............................................     29      37
                                                                ---     ---
                                                                 95     103
                                                                ===     ===

17  PROVISIONS FOR LIABILITIES AND CHARGES

                                                        POST-          PROVISIONS
                           DEFERRED      PENSION      RETIREMENT    FOR RESTRUCTURING      OTHER
                             TAX       OBLIGATIONS     BENEFITS        AND CLAIMS        PROVISIONS    TOTAL
                           --------    -----------    ----------    -----------------    ----------    -----
                              #M           #M             #M               #M                #M         #M
At 1 February 1997.....        3            96            219              260               129        707
Reclassification.......       --           (12)            26              (14)               --         --
Exchange adjustments...       --            (7)            (7)              (4)               (5)       (23)
Fair value on
  acquisition..........        3            --             --               --                 8         11
Adjustment to prior
  year acquisition.....      (40)           --             54               --                --         14
Utilised in the
  period...............       (2)          (14)           (20)            (143)              (46)      (225)
Charged in the
  period...............       24             5             14               --                18         61
                             ---           ---          -----             ----             -----       ----
AT 31 JANUARY 1998.....      (12)           68            286               99               104        545
                             ===           ===          =====             ====             =====       ====

Certain of the opening balances have been reclassified to more accurately reflect the nature of the provisions.

                                     III-16

                                                PENSION AND         PROVISIONS
                                  DEFERRED    POST-RETIREMENT    FOR RESTRUCTURING      OTHER
                                    TAX         OBLIGATIONS         AND CLAIMS        PROVISIONS    TOTAL
                                  --------    ---------------    -----------------    ----------    -----
                                   #M               #M                  #M                #M         #M
At 30 May 1996................        2              83                  38               48          171
Exchange adjustments..........       --              (6)                 (1)              (2)          (9)
Fair value on acquisition.....       --             252                  83               75          410
Utilised in the period........       --             (29)                (33)             (27)         (89)
Charged in the period.........        1              15                 173               35          224
                                     --             ---                 ---              ---        -----
AT 31 JANUARY 1997............        3             315                 260              129          707
                                     ==             ===                 ===              ===        =====

18  PENSIONS AND POST-RETIREMENT HEALTH CARE BENEFITS

Pensions

The LucasVarity Group operates a number of pension plans throughout the world in accordance with local conditions and practices. The majority are defined benefit schemes where the assets are held in trust funds separate from the LucasVarity Group's finances. Pension expense is assessed in accordance with the advice of independent professionally qualified actuaries.

UK

The largest scheme, representing over 80% of LucasVarity Group pension liabilities, is the Lucas Pension Scheme for UK employees, a defined benefit scheme. The latest actuarial valuation of the Scheme was as at 31 March 1997. At that time the market value of the Scheme assets was #3,047 million. The actuarial value of these assets was sufficient to cover 141% of the benefits accrued to members, after allowing for expected future increases in earnings. LucasVarity contributions to the Scheme are suspended.

The main actuarial assumptions used in this latest funding valuation were:

Rate of price inflation              4.25% per annum
Real earnings increases              1.7% per annum
Real return on investments           3.6% per annum
Asset valuation                      Smoothed market value

Pension expense was determined using the projected unit method and on the basis of the above assumptions except that the real investment return pre-retirement was 4.6% per annum.

Most other UK pension schemes are also defined benefit schemes. The latest actuarial valuations were undertaken at October 1997, using the projected unit method. The market value of these assets was #252 million and the actuarial value of these assets was sufficient to cover 102% of the projected benefits that had accrued to members. Post year-end, the LucasVarity Group disposed of Perkins Limited and these schemes transferred to the purchaser.

Rest of the World

In the USA and in Canada, the LucasVarity Group operates a number of defined benefit and defined contribution plans.

The principal US plans are defined benefit schemes. The market value of their assets at 31 January 1998 was #216 million and this was sufficient to cover 99% of the projected benefits that had accrued to members. Pension expense was determined using the projected unit method using US GAAP valuation principles which are materially in line with those required under UK GAAP. The principal assumptions used were a discount rate of 7.0% per annum and an assumed return on assets of 9.25% per annum.

In France the LucasVarity Group contributes to State and independent plans at prescribed rates.

                                     III-17

In Germany the LucasVarity Group has defined benefit pension obligations which, in some plans, are partly funded by insurance policies. The unfunded portion of these and other plans are included in provisions in note 17.

Post-retirement health care

The LucasVarity Group also operates a number of plans, primarily in the US, which provide employees with post-employment benefits in respect of health care. These plans are generally unfunded. The liability in respect of these benefits is assessed by independent professionally qualified actuaries using the projected unit method and is included under provisions. The major assumptions were a discount rate of 7.5% per annum and an ultimate rate of inflation of medical expenses of 5% per annum.

19  SHARE CAPITAL

                                                                             ISSUED, ALLOTTED
                                                        AUTHORISED             & FULLY PAID
                                                   --------------------    --------------------
ORDINARY SHARES (25P EACH)                              NO.         #M          NO.         #M
--------------------------                         -------------    ---    -------------    ---
Balance at 1 February 1997.....................    2,000,000,000    500    1,434,371,000    359
Exercise of options............................               --     --       13,967,535      3
Repurchase of shares...........................               --     --      (43,000,000)   (11)
                                                   -------------    ---    -------------    ---
BALANCE AT 31 JANUARY 1998.....................    2,000,000,000    500    1,405,338,535    351
                                                   =============    ===    =============    ===
Balance at 30 May 1996.........................          200,000     --                2     --
Increase in authorised share capital...........    1,999,800,000    500               --     --
Exchange of Lucas Industries shares for
  LucasVarity shares...........................               --     --      885,805,140    222
Exchange of Varity shares for LucasVarity
  shares.......................................               --     --      545,791,490    136
Exercise of options............................               --     --        2,774,368      1
                                                   -------------    ---    -------------    ---
BALANCE AT 31 JANUARY 1997.....................    2,000,000,000    500    1,434,371,000    359
                                                   =============    ===    =============    ===

At 31 January 1998 the LucasVarity Group had several share option schemes:

LucasVarity Ordinary Share based plans

By virtue of a change to the Articles of Association of Lucas Industries, approved by shareholders at an Extraordinary General Meeting of that company held on 13 August 1996, the Lucas Industries Ordinary Shares to be issued following the exercise of options under the Lucas Industries Executive Share Option Scheme (1984) and Savings-Related Share Option Schemes will be exchanged for LucasVarity Ordinary Shares on the same terms as set out in the Scheme of Arrangement dated 6 September 1996. Options granted under the Lucas Industries 1994 Executive Share Option Scheme have been rolled over into Ordinary Shares of LucasVarity.

                                     III-18

Summarised information about the executive and savings-related share options outstanding under the LucasVarity and former Lucas Industries schemes at 31 January is as follows:

                                                      EXECUTIVE       SAVINGS-RELATED
                                                    OPTION SCHEMES    OPTION SCHEMES         TOTAL
                                                    NO. OF SHARES      NO. OF SHARES     NO. OF SHARES
                                                    --------------    ---------------    -------------
Outstanding at 1 February 1997..................      10,760,401         35,544,324        46,304,725
Granted.........................................       6,078,448         11,374,122        17,452,570
Exercised.......................................      (2,879,725)       (10,371,780)      (13,251,505)
Lapsed..........................................        (495,725)        (2,477,987)       (2,973,712)
                                                      ----------        -----------       -----------
OUTSTANDING AT 31 JANUARY 1998..................      13,463,399         34,068,679        47,532,078
                                                      ==========        ===========       ===========
Latest dates exercisable range between..........       1998/2007          1998/2004
Exercisable at the following price per share
  (p):
83.0 to 95.1....................................          75,890          2,740,685         2,816,575
95.2 to 132.9...................................         614,520            807,850         1,422,370
133.0 to 170.0..................................         580,981         24,795,905        25,376,886
170.1 to 208.6..................................       8,220,502          5,724,239        13,944,741
208.7 to 246.5..................................       3,971,506                 --         3,971,506
                                                      ----------        -----------       -----------
                                                      13,463,399         34,068,679        47,532,078
                                                      ==========        ===========       ===========

LucasVarity ADS based plans

By resolution of a committee of the Board of LucasVarity passed on 5 September 1996 the options over Varity Common Stock granted under the Varity Stock Option Plans were deemed, with effect from 6 September 1996, to constitute options to acquire, on the same terms and conditions, LucasVarity Ordinary Shares in the form of American Depositary Shares (ADS's), at option prices calculated in that option. A LucasVarity ADS represents the right to receive 10 Ordinary Shares of LucasVarity.

Summarised information about options for ADS's outstanding under the former Varity plans at 31 January 1998 is as follows:

                                                                STOCK OPTION PLANS
                                                                   NO. OF ADSS
                                                                ------------------
Outstanding at 1 February 1997..............................        3,973,534
Granted.....................................................            4,899
Exercised...................................................          (71,603)
Lapsed......................................................               --
                                                                    ---------
OUTSTANDING AT 31 JANUARY 1998..............................        3,906,830
                                                                    =========
Latest dates exercisable range between......................        1998/2006
Exercisable at the following price per ADS (US$):
8.40 to 30.43...............................................        2,250,137
30.44 to 42.57..............................................        1,656,693
                                                                    ---------
                                                                    3,906,830
                                                                    =========

                                     III-19

20  RESERVES

                                   SHARE     CAPITAL                                              ASSOCIATED
                                  PREMIUM   REDEMPTION   MERGER    REVALUATION    PROFIT AND    UNDER TAKINGS'
                                  ACCOUNT    RESERVE     RESERVE    RESERVES     LOSS ACCOUNT      RESERVES
                                  -------   ----------   -------   -----------   ------------   --------------
                                   #M           #M         #M          #M             #M              #M
At 1 February 1997..............      3         --          276        124           (233)            17
Exchange adjustments............     --         --           --         (2)           (52)            (1)
Premium arising on shares
  issued........................      1         --           10         --             --             --
Repurchase of shares............     --         11           --         --            (85)            --
Acquisition of controlling
  interest......................     --         --           --         --             13            (13)
Transfer on disposal............     --         --           --         --              2             (2)
Revaluation reserve release.....     --         --           --        (10)            10             --
Goodwill set off on
  acquisitions..................     --         --          (87)        --             --             --
Goodwill adjustment on prior
  year acquisition..............     --         --          (28)        --             --             --
Goodwill on disposals charged to
  profit and loss account.......     --         --            7         --             --             --
Retained earnings...............     --         --           --         --            142              4
                                   ----         --       ------       ----           ----            ---
AT 31 JANUARY 1998..............      4         11          178        112           (203)             5
                                   ====         ==       ======       ====           ====            ===
At 30 May 1996..................    498         --           --        130           (175)            17
Exchange adjustments............     --         --           --         (2)           (44)            (1)
Premium arising on Lucas
  Industries shares issued prior
  to 6 September 1996...........      6         --           --         --             --             --
Elimination of Lucas Industries
  share premium on scheme of
  arrangement with
  LucasVarity...................   (504)        --           --         --             --             --
Premium arising on exchange of
  Lucas Industries shares for
  LucasVarity shares............     --         --          504         --             --             --
Premium arising on exchange of
  Varity shares for LucasVarity
  Shares........................     --         --        1,162         --             --             --
Premium arising on LucasVarity
  shares issued after 6
  September 1996................      3         --            1         --             --             --
Fixed asset revaluations........     --         --           --         --             --             --
Revaluation reserve release.....     --         --           --         (4)             4             --
Goodwill set off on
  acquisition...................     --         --       (1,202)        --             --             --
Transfer of goodwill to merger
  reserve.......................     --         --         (189)        --           (189)            --
Retained earnings...............     --         --           --         --           (207)             1
                                   ----         --       ------       ----           ----            ---
AT 31 JANUARY 1997..............      3         --          276        124           (233)            17
                                   ====         ==       ======       ====           ====            ===

The cumulative amount of goodwill set off against reserves at 31 January 1998, net of disposals, is #1,500 million (1997 -- #1,392 million).

LucasVarity's profit for the year amounted to #94 million (eight months to 31 January 1997 -- L130 million).

                                     III-20

21  MINORITY INTERESTS

                                                                   1998           1997
                                                                LUCASVARITY    LUCASVARITY
                                                                   GROUP          GROUP
                                                                -----------    -----------
                                                                  #M               #M
Equity interests: minorities' share of net assets of
  subsidiaries..............................................        68             43

22  PURCHASE OF SUBSIDIARY UNDERTAKINGS

(i)     Purchase of subsidiary undertakings during the year

During the year the LucasVarity Group has acquired the Remsa Group, Frenos y Mecanismos, the engine controls business of Smiths Industries plc and the controlling interest in Freios Varga SA. The goodwill arising of #87 million has been set off against the merger reserve.

                                                          BOOK VALUE    REVALUATIONS
                                                          OF ASSETS         AND
                                                           ACQUIRED      PROVISIONS     FAIR VALUE
                                                          ----------    ------------    ----------
                                                            #M               #M             #M
Tangible fixed assets.................................        78             (1)            77
Fixed asset investments...............................         2             --              2
Working capital.......................................        45             (7)            38
Taxation creditors....................................        (3)             1             (2)
Provisions............................................        (8)            (3)           (11)
Cash and overdrafts...................................        31             --             31
Bank loans............................................       (47)            --            (47)
                                                             ---            ---            ---
Net assets acquired...................................        98            (10)            88
                                                             ---            ---            ---
Minority shareholders' interest.......................                                     (20)
Share of net assets of associated undertaking.........                                     (15)
Goodwill set off against reserves.....................                                      87
                                                                                           ---
Total consideration...................................                                     140
                                                                                           ===
Satisfied by:
Cash consideration....................................                                      91
Deferred consideration................................                                      49
                                                                                           ---
Total consideration...................................                                     140
                                                                                           ===
The net outflow of cash in respect of the purchase of
subsidiary undertakings is as follows:
Cash consideration....................................                                      91
Cash balances of subsidiary undertakings purchased....                                     (31)
                                                                                           ---
                                                                                            60
                                                                                           ===

The cash flows of subsidiary undertakings acquired during the year are not material.

The fair value assessments for the Freios Varga SA acquisition are provisional due to the timing of the transaction.

                                     III-21

(ii)    Purchase of Varity

Varity was acquired during the prior accounting period and, due to the timing of the transaction, provisional fair value assessments were made at 31 January 1997. During the current year revisions have been made to certain fair values as detailed below:

                                                 ORIGINAL US       ORIGINAL
                                                    TO UK           ASSET
                                   BOOK VALUE      GAAP AND      REVALUATIONS
                                   OF ASSETS     OTHER POLICY     AND OTHER      FAIR VALUE    FINAL FAIR
                                    ACQUIRED      CONFORMITY     ADJUSTMENTS     REVISIONS       VALUE
                                   ----------    ------------    ------------    ----------    ----------
                                     #M               #M              #M             #M            #M
Tangible fixed assets..........        434             --             (18)(d)        (7)(d)        409
Fixed asset investments........          6             --              (1)           --              5
Goodwill.......................        181           (181)(a)          --            --             --
Current asset investments......         15              1              --            --             16
Stocks.........................        108              1              (1)           --            108
Debtors........................        245             --              --            --            245
Creditors......................       (304)            --              --            (7)(h)       (311)
Provisions.....................       (172)            (8)(b,c)      (199)(e,f,g)    (14)(i,j)    (393)
Cash and overdrafts............         33             --              --            --             33
Short-term deposits............         18             --              --            --             18
Bank loans.....................         (2)            --              --            --             (2)
                                      ----           ----            ----           ---          -----
Net assets.....................        562           (187)           (219)          (28)           128
                                      ----           ----            ----           ---
Minority shareholders'
  interest.....................                                                                     (1)
Goodwill-prior period..........                                                                  1,165
Goodwill-current period........                                                                     28
                                                                                                 -----
Consideration..................                                                                  1,320
                                                                                                 =====
The net inflow of cash in
  respect of the purchase of
  Varity in the prior period
  was as follows:
Cash expenses..................                                                                    (21)
Cash purchased.................                                                                     33
                                                                                                 -----
                                                                                                    12
                                                                                                 =====

---------------

The reasons for the principal adjustments are described below:

(a)  elimination of goodwill which was previously capitalised by Varity;

(b) restate deferred tax on a partial provisioning basis in accordance with Statement of Standard Accounting Practice 15;

(c) additional provisions for planned redundancies which had been determined but not announced at the time of acquisition and which were not therefore provided in accordance with US GAAP. In total #15 million was charged as restructuring costs in the 12 months prior to acquisition;

(d)  revalue fixed assets to reflect the fair value of the assets acquired;

(e) recognise liabilities relating to prior contractual obligations arising from the change in control (#14 million);

(f) provide for the actuarial deficit on the Varity pension schemes and liabilities for other post-retirement benefits (#134 million);

(g) provision for the post-retirement medical benefit and environmental liability obligations of a Varity subsidiary which are indemnified by a predecessor of Fruehauf Trailer Corporation (FTC). Provision is required as FTC entered into Chapter 11 bankruptcy proceedings in September 1996 and is unlikely to be able to comply with its indemnity obligations (#31 million);

                                     III-22

(h) updated estimate of acquisition date liabilities of Varity's captive insurance company;

(i) final calculation of the fair value at acquisition of the post-retirement benefit liabilities of present and former Varity subsidiaries (#54 million); and

(j) establish a deferred tax asset in respect of Varity net operating and capital losses which are now considered recoverable against future taxable profits (#40 million).

23  DISPOSAL OF SUBSIDIARY UNDERTAKINGS

                                                                 #M
                                                                ---
Tangible fixed assets.......................................     48
Working capital.............................................     50
Provisions..................................................    (17)
Cash and overdrafts.........................................      1
                                                                ---
Net assets..................................................     82
Goodwill charged to profit and loss account.................      7
Loss on disposal............................................    (25)
                                                                ---
Total consideration.........................................     64
                                                                ===
Satisfied by:
Cash........................................................     63
Deferred consideration......................................      1
                                                                ---
                                                                 64
                                                                ===
The net inflow of cash in respect of the disposal of
  subsidiary undertakings is as follows
Cash consideration..........................................     63
Cash balances of subsidiary undertakings sold...............    (1)
                                                                ---
                                                                 62
                                                                ===

The cash flows of subsidiary undertakings disposed of during the year are not material.

                                     III-23

24  POST BALANCE SHEET EVENTS

On 11 March 1998 LucasVarity completed the disposal of its Diesel Engines division, VarityPerkins. The pro forma effect of the disposal on the net assets of the LucasVarity Group at 31 January 1998 is shown below.

After accounting for the write back of the goodwill relating to VarityPerkins resulting from the Lucas and Varity merger in 1996, the profit on disposal is not expected to be material.

                                                                 ADJUSTMENTS
                                                     ------------------------------------        PRO FORMA NET
                              NET ASSETS OF            NET ASSETS OF                               ASSETS OF
                         THE LUCASVARITY GROUP AT    VARITYPERKINS AT                        THE LUCASVARITY GROUP
                             31 JANUARY 1998          31 JANUARY 1998     OTHER (NOTE II)    FOLLOWING THE DISPOSAL
                         ------------------------    -----------------    ---------------    ----------------------
                                    #M                      #M                                         #M
FIXED ASSETS:
Tangible assets......              1,362                   (166)                 --                   1,196
Intangible assets....                 27                     --                  --                      27
Investments..........                 47                    (45)                 35                      37
                                  ------                   ----                 ---                  ------
                                   1,436                   (211)                 35                   1,260
                                  ------                   ----                 ---                  ------
CURRENT ASSETS:
Stock................                489                    (55)                 --                     434
Debtors..............                869                   (137)                 --                     732
Cash.................                155                     (6)                656                     805
                                  ------                   ----                 ---                  ------
                                   1,513                   (198)                656                   1,971
CREDITORS: AMOUNTS
  FALLING DUE WITHIN
  ONE YEAR
Borrowings...........               (414)                    13                 (13)                   (414)
Other creditors......             (1,097)                   174                  --                    (923)
                                  ------                   ----                 ---                  ------
                                  (1,511)                   187                 (13)                 (1,337)
                                  ------                   ----                 ---                  ------
NET CURRENT ASSETS...                  2                    (11)                643                     634
                                  ------                   ----                 ---                  ------
TOTAL ASSETS LESS
  CURRENT
  LIABILITIES........              1,438                   (222)                678                   1,894
CREDITORS: AMOUNTS
  FALLING DUE AFTER
  ONE YEAR
Borrowings...........               (315)                    --                  --                    (315)
Accruals and deferred
  income.............                (52)                    --                  --                     (52)
Intercompany
  balances...........                 --                     35                 (35)                     --
                                  ------                   ----                 ---                  ------
                                    (367)                    35                 (35)                   (367)
PROVISIONS FOR
  LIABILITIES AND
  CHARGES............               (545)                    17                  --                    (528)
                                  ------                   ----                 ---                  ------
NET ASSETS...........                526                   (170)                643                     999
                                  ======                   ====                 ===                  ======

---------------

Note:

(i) The pro forma statement of the net assets of the LucasVarity Group is shown as if the disposal had taken place on 31 January 1998.

                                     III-24

(ii) The other adjustments represent:

     (a) preference shares with a value of #35 million in a subsidiary of LucasVarity included in the disposal;

     (b) cash of #656 million, which comprises the gross proceeds of #803 million (using an exchange rate of US$1.65:#1) less the estimated tax payable on the disposal proceeds and other disposal expenses, totalling #153 million, plus cash balances retained by the LucasVarity Group of #6 million;

     (c)   indebtedness of #13 million retained by the LucasVarity Group; and

     (d) the elimination of funding balances due to the LucasVarity Group of #35 million, which have been excluded from the disposal.

25  NOTES TO THE CASH FLOW STATEMENT

(i)     Net cash inflow from operating activities

                                                                 YEAR TO      8 MONTHS TO
                                                                31 JANUARY    31 JANUARY
                                                                   1998          1997
                                                                ----------    -----------
                                                                  #M              #M
Group operating profit/(loss)...............................        401           (75)
Share of profit of associated undertakings..................         (7)           (5)
Dividends from associated undertakings......................          1             2
Depreciation................................................        167           111
Amortisation of intangible fixed assets.....................          1            --
Profit on sale of current asset investment..................        (13)           --
Provision for restructuring.................................         --           173
Utilisation of provision for restructuring..................       (125)          (33)
Decrease in other provisions................................        (47)           (5)
Decrease in stocks..........................................          5            13
(Increase)/decrease in debtors..............................        (60)           70
Increase in creditors.......................................        129            47
                                                                   ----           ---
                                                                    452           298
                                                                   ====           ===

(ii)    Reconciliation of net cash inflow to movement in net debt

                                                                    #M            #M
                                                                    --            --
(Decrease)/increase in cash in the period...................        (17)           85
Cash inflow from increase in debt and lease financing.......        (11)          (50)
Cash inflow from decrease in short-term deposits............        (18)          (50)
                                                                   ----          ----
Change in net debt resulting from cash flows................        (46)          (15)
Bank loans acquired with subsidiary undertakings............        (47)           (4)
Short-term deposits acquired with subsidiary undertakings...         --            18
New finance lease commitments...............................        (14)          (15)
Exchange movements..........................................         (4)            9
                                                                   ----          ----
Movement in net debt in the period..........................       (111)           (7)
Opening net debt............................................       (463)         (456)
                                                                   ----          ----
Closing net debt............................................       (574)         (463)
                                                                   ====          ====

                                     III-25

(iii)   Analysis of net debt

                                                     ACQUISITION
                                  AT                 (EXCLUDING      OTHER                      AT
                              1 FEBRUARY    CASH       CASH &       NON-CASH    EXCHANGE    31 JANUARY
                                 1997       FLOWS    OVERDRAFTS)    CHANGES     MOVEMENT       1998
                              ----------    -----    -----------    --------    --------    ----------
                                #M           #M          #M            #M          #M           #M
Cash at bank and in
  hand....................        119        (37)         --           --          (9)           73
Bank overdrafts...........        (53)        20          --           --           3           (30)
                                 ----        ---         ---          ---         ---          ----
Total cash and
  overdrafts..............         66        (17)         --           --          (6)           43
Short-term deposits.......        108        (18)         --           --          (8)           82
Bank loans................       (308)       (33)        (47)          --           7          (381)
Other borrowings..........       (226)        --          --           --           3          (223)
Finance lease
  obligations.............       (103)        22          --          (14)         --           (95)
                                 ----        ---         ---          ---         ---          ----
Net borrowings............       (463)       (46)        (47)         (14)         (4)         (574)
                                 ====        ===         ===          ===         ===          ====

                                                    ACQUISITION
                                   AT                (EXCLUDING      OTHER                      AT
                                 30 MAY    CASH        CASH &       NON-CASH    EXCHANGE    31 JANUARY
                                  1996     FLOWS    (OVERDRAFTS)    CHANGES     MOVEMENT       1997
                                 ------    -----    ------------    --------    --------    ----------
                                  #M        #M           #M            #M          #M           #M
Cash at bank and in hand.....       17      104          --            --          (2)          119
Bank overdrafts..............      (35)     (19)         --            --           1           (53)
                                  ----      ---          --           ---          --          ----
Total cash and overdrafts....      (18)      85          --            --          (1)           66
Short-term deposits..........      143      (50)         18            --          (3)          108
Bank loans...................     (236)     (75)         (3)           --           6          (308)
Other borrowings.............     (239)       9          --            --           4          (226)
Finance lease obligations....     (105)      16          --           (14)         --          (103)
                                  ----      ---          --           ---          --          ----
Net borrowings...............     (455)     (15)         15           (14)          6          (463)
                                  ====      ===          ==           ===          ==          ====

26  FINANCIAL COMMITMENTS

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
CAPITAL COMMITMENTS
Contracted but not provided.................................     37      85
                                                                 ==      ==

                                                            1998          1997       1998     1997
                                                         PROPERTIES    PROPERTIES    OTHER    OTHER
                                                         ----------    ----------    -----    -----
                                                           #M              #M         #M       #M
LEASING COMMITMENTS
Operating leases
Annual charge for leases terminating:
Within one year......................................         1             2          6        4
One to five years....................................         4             5         11       11
Over five years......................................         7             6          2        5
                                                             --            --         --       --
                                                             12            13         19       20
                                                             ==            ==         ==       ==

The majority of property leases are subject to rent reviews.

                                     III-26

27  CONTINGENT LIABILITIES

      (a) LucasVarity has guaranteed borrowings and other liabilities of certain subsidiary undertakings at 31 January 1998 of #163 million (1997 -- #211 million).

      (b) In the normal course of business, the LucasVarity Group gives certain indemnities and also enters into forward commitments for the purchase and sale of foreign currencies. Such commitments are only entered into on the basis of forecast requirements.

28  DEFERRED TAXATION

                                                                1998    1997
                                                                ----    ----
                                                                #M       #M
Accounted for:
Tax on excess of capital allowances over depreciation.......     20      13
Other timing differences....................................    (28)     (6)
Advance Corporation Tax recoverable.........................     (4)     (4)
                                                                ---     ---
                                                                (12)      3
                                                                ===     ===
Not accounted for:
Tax on excess of capital allowances over depreciation.......     64      65
Other timing differences....................................     (6)      2
                                                                ---     ---
                                                                 58      67
                                                                ===     ===

No provision has been made for potential taxation which could arise on the remittance to the United Kingdom of retained overseas earnings or on the disposal of revalued property, as no remittances or disposals are envisaged in the foreseeable future which would give rise to a material liability.

Surplus Advance Corporation Tax amounting to #87 million (1997 -- #98 million), of which #4 million (1997 -- #4 million) is referred to above, is available for set-off against future UK corporation tax and deferred tax liabilities. The tax value of losses carried forward is #99 million (1997 -- #91 million).

29  NUMBERS OF EMPLOYEES

                                                                 1998      1997
                                                                ------    ------
HEADCOUNT:
At 31 January the actual numbers of employees were as
  follows:
United Kingdom..............................................    25,685    26,829
Rest of World...............................................    31,269    30,230
                                                                ------    ------
                                                                56,954    57,059
                                                                ======    ======

                                                                    YEAR TO          8 MONTHS TO
                                                                31 JANUARY 1998    31 JANUARY 1997
                                                                ---------------    ---------------
AVERAGE NUMBER OF EMPLOYEES
BY CLASS OF BUSINESS:
Braking Systems.............................................        11,997             10,561
Other Automotive............................................        32,157             31,027
Diesel Engines..............................................         4,620              2,909
Aerospace...................................................         6,738              7,950
Corporate...................................................           434                653
                                                                    ------             ------
                                                                    55,946             53,100
                                                                    ======             ======
BY GEOGRAPHICAL REGION:
United Kingdom..............................................        25,530             25,167
Rest of World...............................................        30,416             27,933
                                                                    ------             ------
                                                                    55,946             53,100
                                                                    ======             ======

                                     III-27

30  PRINCIPAL LUCASVARITY GROUP UNDERTAKINGS

The following list includes LucasVarity Group undertakings which materially affect the accounts. All undertakings are wholly owned, except where stated, and the LucasVarity Group's interests are in Ordinary Shares or their equivalent. Interests in undertakings marked* are held by intermediate undertakings. The places of incorporation and countries of operation are as shown below. All LucasVarity Group undertakings operate in one or more of the disclosed business segments.

Subsidiary Undertakings

ENGLAND                        BRAZIL                           KOREA
Lucas Industries plc           Freios Varga SA (65%)*           Lucas Diesel Korea Ltd (70%)*
Lucas Ltd*                     FRANCE                           INDIA
(Incorporating the trading     Lucas France SAS*                Lucas-TVS Ltd (51%)*
of:                            GERMANY                          USA
Lucas Aerospace                Lucas Automotive GmbH*           Varity Automotive Inc.*
Lucas Automotive)              SPAIN                            Kelsey-Hayes Company*
Perkins Group Ltd*             Lucas Diesel SA*
(disposed of post year-end)    Lucas Girling SA*
Associated Undertakings
INDIA                          USA
Brakes India Ltd (49%)*        Lucas Sumitomo Brakes Inc.
                               (50%)*

                                     III-28

31  DIRECTORS' EMOLUMENTS AND OTHER PAYMENTS

The emoluments of the Chairman and executive Directors and the non-executive Directors' fees for the year to 31 January 1998 are as follows:

                                                                                  YEAR TO     8 MONTHS TO
                                                                                 31 JANUARY   31 JANUARY
                                                                                    1998       1997 (C)
                                      BASIC                 BONUS     BENEFITS   ----------   -----------
                                     SALARY      FEES        (A)      IN KIND      TOTAL         TOTAL
                                    ---------   -------   ---------   --------   ----------   -----------
                                        #          #          #          #           #             #
EXECUTIVE DIRECTORS
V. A. Rice........................    631,274        --     568,293    66,030    1,265,597      402,834
J. A. Gilroy (appointed 21 January
  1997)...........................    399,856        --     323,216    45,808      768,880       17,297
N. D. Arnold (appointed 9 October
  1997)(b)........................    284,139        --     191,799    17,516      493,454           --
J. A. M. Grant (resigned 20
  December 1996)(d)...............         --        --          --        --           --      172,555
                                    ---------   -------   ---------   -------    ---------      -------
CHAIRMAN
Sir Brian Pearse..................    150,000        --          --        --      150,000       40,000
NON-EXECUTIVE DIRECTORS
P. G. Bosonnet (resigned 30 April
  1997)...........................         --     8,125          --        --        8,125       21,667
T. N. Davidson....................         --    31,500          --        --       31,500       21,000
Sir John Fairclough (resigned 31
  December 1996)..................         --        --          --        --           --       17,208
R. M. Gates.......................         --    29,500          --        --       29,500       19,667
S. Gillibrand.....................         --    32,667          --        --       32,667       21,000
Sir Bryan Nicholson...............         --    35,667          --        --       35,667       23,000
Dr. A. W. Rudge (appointed 1
  January 1997)...................         --    27,500          --        --       27,500        2,292
W. S. Rustand.....................         --    29,500          --        --       29,500       19,667
E. A. Wallis......................         --    41,000          --        --       41,000       21,000
                                    ---------   -------   ---------   -------    ---------      -------
  Total...........................  1,465,269   235,459   1,083,308   129,354    2,913,390      799,187
                                    =========   =======   =========   =======    =========      =======

                                     III-29

The executive Directors received no emoluments in respect of the period prior to 6 September 1996 from LucasVarity. The emoluments of the Chairman and executive Directors for the period 6 September 1996 to 31 January 1997 and the non-executive Directors' fees for the period 30 May 1996 to 31 January 1997 are as follows:

                                                                            GLOBAL   TAX ON SPECIAL
                                 BASIC                        BENEFITS IN   SHARE       PENSION
                                SALARY     FEES      BONUS       KIND        PLAN    CONTRIBUTIONS     TOTAL
                                -------   -------   -------   -----------   ------   --------------   -------
                                   L         L         L           L          L            L             L
EXECUTIVE DIRECTORS
V. A. Rice....................  231,786        --   167,257      3,510        281            --       402,834
J. A. M. Grant (d) (resigned
  20 December 1996)...........   81,062        --        --      4,057         --        87,436       172,555
J. A. Gilroy (appointed 21
  January 1997)...............    9,679        --     7,484        134         --            --        17,297
                                -------   -------   -------      -----      -----        ------       -------
CHAIRMAN
Sir Brian Pearse..............   40,000        --        --         --         --            --        40,000
NON-EXECUTIVE DIRECTORS
P. G. Bosonnet................       --    21,667        --         --         --            --        21,667
T. N. Davidson................       --    21,000        --         --         --            --        21,000
Sir John Fairclough (resigned
  31 December 1996)...........       --    17,208        --         --         --            --        17,208
R. M. Gates...................       --    19,667        --         --         --            --        19,667
S. Gillibrand.................       --    21,000        --         --         --            --        21,000
Sir Bryan Nicholson...........       --    23,000        --         --         --            --        23,000
Dr. A. W. Rudge (appointed 1
  January 1997)...............       --     2,292        --         --         --            --         2,292
W. S. Rustand.................       --    19,667        --         --         --            --        19,667
E. A. Wallis..................       --    21,000        --         --         --            --        21,000
                                -------   -------   -------      -----      -----        ------       -------
  Total.......................  362,527   166,501   174,741      7,701        281        87,436       799,187
                                =======   =======   =======      =====      =====        ======       =======

---------------

(a) Bonus shown is that earned during the year to 31 January 1998 and paid in April 1998. Bonuses paid during the year to 31 January 1998, reflecting Company performance in the previous year, were: to V. A. Rice, L403,326; to
     J. A. Gilroy, LNil; and to N. D. Arnold, L117,744.

(b) Mr. Arnold's emoluments are shown for a full year, although he was appointed as a Director mid-year.

(c) The emoluments of the Chairman and executive Directors are for the period 6 September 1996 to 31 January 1997 and the non-executive Directors fees are for the period 30 May 1996 to 31 January 1997.

(d) In addition, compensation of L820,264 was paid for loss of office, reflecting his entitlements under his service agreement.

                                     III-30

Directors' interests

The interests of the Directors in Ordinary Shares of LucasVarity, which were all held beneficially, were as follows:

                                    ORDINARY
                                      SHARES
                                          AT                             ORDINARY SHARES
                                  31 JANUARY       ORDINARY SHARES             AT 30 MAY
                                        1998    AT 1 FEBRUARY 1997                  1996
                                  ----------    ------------------    ------------------
V. A. Rice (a)................    1,060,458         1,227,208                     1
J. A. Gilroy (a)..............      202,960            91,210                91,210*
N. D. Arnold (a)..............      244,530           244,530*                   --
Sir Brian Pearse..............       21,104            20,987                     1
T. N. Davidson................      119,420           119,420                    --
R. M. Gates...................       13,010            13,010                    --
S. Gillibrand.................       15,163             5,163                    --
Sir Bryan Nicholson...........       31,030            31,030                    --
Dr. A. W. Rudge...............        5,000                --                    --*
W. S. Rustand.................       22,380            22,380                    --
E. A. Wallis..................        5,234             5,234                    --

---------------

*   At date of appointment

(a) includes shares in the Global Share Plan purchased with Company contributions.

None of the Directors has any beneficial interest in shares or listed preference shares or bonds of subsidiary companies.

Since 31 January 1998 there have been no further acquisitions or disposal of shares by Directors.

Directors' share options

                           OPTIONS
                             ON                                                   MARKET                              OPTIONS ON
                          ORDINARY    GRANTED                                    PRICE ON                              ORDINARY
                           SHARES     DURING                DATE OF   EXERCISE   DATE OF    DATE FIRST     EXPIRY       SHARES
DIRECTOR                   1/2/97      YEAR     EXERCISED    GRANT     PRICE     EXERCISE   EXERCISABLE     DATE       31/1/98
--------                  ---------   -------   ---------   --------  --------   --------   -----------   --------   ------------
V. A. Rice..............  2,184,360                         25.03.92  US$0.840               06.09.96     24.03.02   2,184,360(b)
                          2,616,480                         02.06.93  US$2.725               06.09.96     01.06.03   2,616,480(a)
                          2,252,160                         04.02.94  US$4.257               06.09.96     03.02.04   2,252,160(a)
                          1,391,730                         12.05.95  US$3.116               06.09.96     11.05.05   1,391,730(a)
                          2,044,260                         25.03.96  US$2.935               06.09.96     24.03.06   2,044,260(a)
                            575,000                         29.11.96    246.5p               29.11.99     28.11.06     575,000(c)
                                      525,000               30.04.97    183.5p               30.04.00     29.04.07     525,000(c)
J. A. Gilroy............    223,740                         25.03.92  US$0.840               06.09.96     24.03.02     223,740(b)
                            716,220                         02.06.93  US$2.725               06.09.96     01.06.03     716,220(a)
                            592,710                         04.02.94  US$4.257               06.09.96     03.02.04     592,710(a)
                            666,540                         12.05.95  US$3.116               06.09.96     11.05.05     666,540(a)
                          1,107,800                         25.03.96  US$2.935               06.09.96     24.03.06   1,107,800(a)
                            300,000                         29.11.96    246.5p               29.11.99     28.11.06     300,000(c)
                                      425,000               30.04.97    183.5p               30.04.00     29.04.07     425,000(c)
N. D. Arnold............    458,390*                        25.03.92  US$0.840               06.09.96     24.03.02     458,390(b)
                            647,910*                        02.06.93  US$2.725               06.09.96     01.06.03     647,910(a)
                            507,840*                        29.03.94  US$4.257               06.09.96     28.03.04     507,840(a)
                            312,570*                        12.05.95  US$3.116               06.09.96     11.05.05     312,570(a)
                            499,630*                        25.03.96  US$2.935               06.09.96     24.03.06     499,630(a)
                            150,000*                        29.11.96    246.5p               29.11.99     28.11.06     150,000(c)
                            210,000*                        30.04.97    183.5p               30.04.00     29.04.07     210,000(c)

                                     III-31

                           OPTIONS
                             ON                                                   MARKET                              OPTIONS ON
                          ORDINARY    GRANTED                                    PRICE ON                              ORDINARY
                           SHARES     DURING                DATE OF   EXERCISE   DATE OF    DATE FIRST     EXPIRY       SHARES
DIRECTOR                   1/2/97      YEAR     EXERCISED    GRANT     PRICE     EXERCISE   EXERCISABLE     DATE       31/1/98
--------                  ---------   -------   ---------   --------  --------   --------   -----------   --------   ------------
T. N. Davidson..........     41,400                         02.06.93  US$2.725               06.09.96     01.06.98      41,400(a)
                             41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)
R. M. Gates.............     41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)
Sir Bryan Nicholson.....     41,400                         02.06.93  US$2.725               06.09.96     01.06.98      41,400(a)
                             41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)
W. S. Rustand...........     41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)

                           OPTIONS
                             ON                                                   MARKET                              OPTIONS ON
                          ORDINARY    GRANTED                                    PRICE ON                              ORDINARY
                           SHARES     DURING                DATE OF   EXERCISE   DATE OF    DATE FIRST     EXPIRY       SHARES
DIRECTOR                   6/9/96      YEAR     EXERCISED    GRANT     PRICE     EXERCISE   EXERCISABLE     DATE       31/1/97
--------                  ---------   -------   ---------   --------  --------   --------   -----------   --------   ------------
V. A. Rice..............  2,184,360                         25.03.92  US$0.840               06.09.96     24.03.02   2,184,360(b)
                          2,616,480                         02.06.93  US$2.725               06.09.96     01.06.03   2,616,480(a)
                          2,252,160                         04.02.94  US$4.257               06.09.96     03.02.04   2,252,160(a)
                          1,391,730                         12.05.95  US$3.116               06.09.96     11.05.05   1,391,730(a)
                          2,044,260                         25.03.96  US$2.935               06.09.96     24.03.06   2,044,260(a)
                                      575,000               29.11.96    246.5p               29.11.99     28.11.06     575,000(c)
J. A. Gilroy............    227,340*                        23.03.92  US$0.840               06.09.96     24.03.02     227,340(b)
                            716,220*                        02.06.93  US$2.725               06.09.96     01.06.03     716,220(a)
                            592,710*                        04.02.94  US$4.257               06.09.96     03.02.04     592,710(a)
                            666,540*                        12.05.95  US$3.116               06.09.96     11.05.05     666,540(a)
                          1,107,800*                        23.03.96  US$2.935               06.09.96     24.03.06   1,107,800(a)
                            300,000*                        29.11.96    246.5p               29.11.99     28.11.06     300,000(c)
T. N. Davidson..........     41,400                         02.06.93  US$2.725               06.09.96     01.06.98      41,400(a)
                             41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)
R. M. Gates.............     41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)
Sir Bryan Nicholson.....     41,400                         02.06.93  US$2.725               06.09.96     01.06.98      41,400(a)
                             41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)
W. S. Rustand...........     41,400             41,400(a)   02.06.93  US$2.725     249p
                             41,400                         02.06.94  US$4.257               06.09.96     01.06.99      41,400(a)
                             41,400                         25.05.95  US$3.805               06.09.96     24.05.00      41,400(a)
                             41,400                         23.05.96  US$3.333               06.09.96     22.05.06      41,400(a)

---------------

*   At date of appointment

(a) Options granted under the Varity Corporation Shareholder Value Incentive Plan (now closed).

(b) Options granted under the Varity Corporation Executive Stock Options Plan (now closed).

(c)  Options granted under the LucasVarity 1996 Executive Share Option Scheme.

                                     III-32

(d) In both (a) and (b) above the options are now represented by options for LucasVarity ADSs and the option holdings and prices are stated as Ordinary Share equivalents.

Notes

- The price of options granted under the LucasVarity 1996 Executive Share Option Scheme is based on the middle market price of the Ordinary Shares at the close of business on the day prior to the date of grant. No options have been granted at a discounted price.

- Share options granted under the LucasVarity 1996 Executive Share Option Scheme become exercisable three years after the date of grant and lapse ten years after the date of grant. The exercise of these options is conditional on the satisfaction of a performance measure. The measure applied to the options is that after three years from the date of grant the total shareholder return (TSR) of LucasVarity must at least equal the TSR of the FTSE 100 company ranked 50th by TSR measured over the same three-year period. If the performance measure has not been satisfied, the test will be repeated every three months thereafter using a rolling three-year period.

-  The closing price of the Ordinary Shares at 31 January 1998 was 207p
  (US$33 3/4 per ADS). The highest closing price during the year to 31 January
   1998 was 243p (US$39 1/8 per ADS) and the lowest 182p (US$30 per ADS).

- The options listed above include options that were granted to certain non-executive Directors prior to the merger. It is not the Company's intention to grant options to non-executive Directors in future.

                                     III-33

UNAUDITED RECONCILIATION TO US ACCOUNTING PRINCIPLES

The Group prepares its financial statements in accordance with UK generally accepted accounting principles ("GAAP") which are different from those in the US. The following is a description of the major GAAP differences and summary of the estimated adjustments required if the financial statements had been prepared under US GAAP.

Goodwill

For UK GAAP purposes, the Group sets off goodwill arising on consolidation of subsidiary and associated undertakings against reserves in the year of acquisition. Under US GAAP, goodwill is capitalised and amortised over its estimated useful life. The estimated useful life of goodwill varies from five to forty years depending on the nature of the business acquired and the industry in which it operates.

Under UK GAAP, goodwill relating to disposals previously set off against reserves is included in the determination of the gain or loss on disposal. Under US GAAP, the unamortised balance of such goodwill would be so included.

Intangible fixed assets-entry fees

Under UK GAAP, entry fees are capitalised and subsequently amortised in order to match cost against estimated future revenues, having regard to the technical and commercial viability of the related product programmes. Under US GAAP, such costs are only capitalised following flight certification of the engines to which the payments relate.

Restructuring charge

Under UK GAAP, restructuring costs are usually charged to the profit and loss account in the accounting period in which the management decision, based on a determined plan, is taken to restructure the entity's operations. Under US GAAP, provision is made when the entity is demonstrably committed to specific restructuring actions. This commitment would typically be demonstrated by a public announcement detailing the businesses, locations and numbers of employees involved together with the timing and size of expenditures.

Property revaluation

Under UK GAAP, certain of the Group's land and buildings are periodically revalued and the resulting carrying value adjustments to such assets are credited or debited to revaluation reserves. Subsequent depreciation is computed on the revalued amounts. Under US GAAP, revaluations are not permitted and depreciation is computed on historical cost.

Dividends

Under UK GAAP, dividends, and the related Advance Corporation Tax (ACT), are recorded in the financial statements for the period to which they relate. Under US GAAP, dividends are not recorded until they are declared. The final dividends, which are proposed by the Directors for approval and declaration by the shareholders at the next Annual General Meeting, would not therefore be included in the financial statements prepared under US GAAP until so approved and declared. Accordingly, the related ACT would be similarly treated.

Deferred taxation

Under UK GAAP, the Group provides for deferred taxation to the extent the tax liability will become payable in the foreseeable future. US GAAP requires full provision to be made on all temporary differences between the book and tax bases of assets and liabilities using the liability method. Deferred tax assets are recognised if their realisation is considered more likely than not.

                                     III-34

Pension costs

For the purposes of the reconciliation below, the Group has adopted the provisions of SFAS 87 -- "Employers' Accounting for Pensions" as from 1 August 1992 in respect of its principal pension plans in the United Kingdom. The Group's only other material pension plans are in the United States and have been reported on a SFAS 87 basis in the Group's consolidated financial statements as permitted for overseas pension plans under UK GAAP, as the difference to SSAP 24 is immaterial.

SFAS 87 requires that the projected benefit obligation (pension liability) be matched against the market value of the underlying plan assets and be adjusted to reflect any other unrecognised obligations or assets in determining the pension cost or credit for the year. As a result, the pension expense can be significantly different from that computed under UK GAAP which requires the cost of providing pension benefits to be expensed over the periods benefiting from the employee's service on the basis of a constant percentage of current and estimated future earnings.

Forward exchange contracts

The Group enters into forward exchange contracts which, under UK GAAP, are all treated as hedges of future income. Under US GAAP, these contracts would not have been treated as hedges and accordingly, the gain or loss arising on the translation of these contracts at the forward rates of exchange ruling at each balance sheet date would be included in the determination of net income.

NET INCOME

                                                                    YEAR TO
                                                                31 JANUARY 1998
                                                                ---------------
                                                                      #M
NET INCOME PER UK GAAP......................................          209
                                                                     ----
Continuing operations.......................................          180
Discontinued operations and exceptional items (a)...........           29
                                                                     ----
Adjustments:
Goodwill amortisation.......................................          (40)
Goodwill on disposals transferred to profit & loss
  account...................................................            4
Intangible fixed assets-entry fees..........................          (15)
Provisions for restructuring................................          (95)
Property revaluation........................................           10
Pension credit..............................................          117
Exchange loss relating to forward exchange contracts........           (3)
Deferred taxation
  -- Effect of differences in methodology...................          (15)
  -- Effect of US GAAP adjustments..........................            9
Other.......................................................           (1)
                                                                     ----
NET INCOME PER US GAAP......................................          180
                                                                     ----
Continuing operations (a)...................................          148
Discontinued operations.....................................           32
                                                                     ----
Basic EPS in accordance with US GAAP (pence per share)......         12.7
                                                                     ====

---------------

(a) Continuing operations net income in the year ended 31 January 1998 includes losses of #17m which have been classified as exceptional items under UK GAAP

                                     III-35

SHAREHOLDERS' EQUITY

                                                                1998     1997
                                                                -----    -----
                                                                 #M       #M
SHAREHOLDERS' EQUITY PER UK GAAP............................      458      546
Adjustments:
Goodwill....................................................    1,226    1,226
Tangible fixed assets.......................................     (112)    (124)
Intangible fixed assets -- entry fees.......................      (15)      --
Prepaid pension cost........................................      454      337
Exchange gains relating to forward exchange contracts.......       42       45
Investments.................................................       --        5
Proposed final dividend.....................................       31       32
Advance Corporation Tax thereon.............................        8        8
Restructuring provisions....................................       36      131
Deferred taxation
  -- Effect of differences in methodology...................      147      117
  -- Effect of US GAAP adjustments..........................     (160)    (169)
Other.......................................................      (16)     (15)
                                                                -----    -----
SHAREHOLDERS' EQUITY PER US GAAP............................    2,099    2,139"
                                                                =====    =====

                                     III-36

PART B: UNAUDITED RESULTS FOR THE NINE MONTHS ENDED 31ST OCTOBER, 1998

Set out below is the text of the announcement dated 8th December, 1998 of LucasVarity's unaudited results for the nine months ended 31st October, 1998.

"PART 1

                              LUCASVARITY REPORTS
                      THIRD QUARTER AND NINE MONTH RESULTS

LucasVarity plc today reports its results for the three month (third quarter) and nine month periods ended 31 October 1998.

THIRD QUARTER AND YEAR TO DATE HIGHLIGHTS

      - Earnings per ordinary share from continuing operations (before exceptional items) increased sharply in both periods:

                                                                          1998     1997
                                                                         -----    -----
         Third Quarter...............................................     4.3p     3.5p
         Nine Months.................................................    12.0p     8.9p

      - Third quarter sales from continuing operations up 2.9% -- up 5.3% excluding currency translation effects.

      - Third quarter operating profit from continuing operations (before exceptional items) up 12.8% -- up 16.3% excluding currency translation effects.

      -  Despite the adverse effect of the General Motors strike in 1998:

        - Year to date sales from continuing operations up 6.4% -- up 8.7% excluding currency translation effects.

        - Year to date operating profit from continuing operations (before exceptional items) up 17.3% -- up 21.1% excluding currency translation effects.

      - Sale of Heavy Vehicle Braking Systems for L235 million announced in November.

Victor A Rice, Chief Executive, commented:

"Given the mixed trading conditions in certain parts of our businesses, the Group's third quarter results are satisfactory. Our progression in terms of margin improvement and favourable comparisons to last year's results demonstrates that we are successfully driving the Group's performance towards continuous improvement.

Following the change of domicile proposal, it is strictly "business as usual". We have a clearly articulated strategy and we will be working hard to put our strong balance sheet to work".

SUMMARY AND OUTLOOK

SUMMARY

THIRD QUARTER

Group turnover from continuing operations for the third quarter increased by 2.9% to L1,033 million and operating profit from continuing operations before exceptional items increased 12.8% to L97 million as compared to the prior year third quarter. Excluding the effects of currency translation, which reduced sales by L24 million and operating profit by L3 million, sales from continuing operations increased 5.3% and operating profit 16.3%. Third quarter operating margins improved from 8.6% in 1997 to 9.4% in 1998.

A strong European diesel car and van market, growth in the North American light-vehicle market, and improved Aerospace turnover were the main drivers behind the underlying sales increase. The improvements in operating

                                     III-37
profit and margins were due to the continuing implementation of cost improvement programmes and increased turnover levels.

Profit before tax and exceptional items from continuing operations of L91 million increased 26.4% compared to the prior year. Contributing to the improvement was an L8 million decrease in net interest expense as a result of cash proceeds received in the first quarter of 1998 from the sale of VarityPerkins. After L13 million of expenses relating to the proposed change of domicile and L7 million of costs pertaining to the termination of interest rate swaps, profit before tax was L71 million.

Third quarter profit attributable to shareholders from continuing operations (before exceptional items) was L61 million, or 4.3p per ordinary share compared to L49 million, or 3.5p per ordinary share in the prior year. After exceptional items and discontinued operations, 1998 third quarter earnings per ordinary share were 3.0p compared to 4.0p in the third quarter of 1997.

Under US GAAP, third quarter earnings per American Depository Share (ADS) from continuing operations before exceptional items and non-cash exchange gains relating to long-term forward exchange contracts were US$0.81 compared to US$0.73 in the prior year. After exceptional items, foreign exchange gains and discontinued operations, 1998 third quarter earnings per ADS were US$0.68 compared to US$0.74 in the third quarter of 1997.

1998 NINE MONTHS

Group turnover from continuing operations for the nine months to 31 October 1998 increased by 6.4% to L3,226 million and operating profit from continuing operations before exceptional items, increased 17.3% to L278 million as compared to the prior year nine months.

Currency translation reduced sales for the nine months by L71 million and operating profit by L9 million. Excluding the adverse effects of currency translation, sales from continuing operations increased 8.7% and operating profit 21.1%. The nine month operating margin was 8.6% compared to the prior year's 7.8%.

The underlying sales growth from continuing operations was 8.0% after considering the net effect of business acquisitions and disposals which increased nine month sales by L20 million compared to the prior year. Strong North American and European car markets, and improved Aerospace turnover were the main drivers behind the sales growth. The improvements in operating profit and margin were due to the continuing implementation of cost improvement programmes and increased turnover levels. A strike at General Motors in the second quarter reduced operating profit by L11 million.

Profit before tax and exceptional items from continuing operations of L256 million increased 31.3% compared to the prior year. Contributing to the improvement was a L20 million decrease in net interest expense primarily as a result of cash proceeds received in the first quarter of 1998 from the sale of VarityPerkins. After recording L122 million of net exceptional gains relating to business and asset sales, principally the first quarter sale of VarityPerkins, operating losses of L2 million from discontinued operations through the date of disposal, expenses of L13 million relating to the proposed change of domicile and the cost of terminating interest rate swaps of L7 million, profit before tax was L356 million in the nine months to 31 October 1998.

Tax expense was L199 million which, after excluding L123 million of taxes associated with exceptional items, primarily tax on the sale of VarityPerkins, resulted in an effective tax rate of 30%.

Nine month profit attributable to shareholders from continuing operations before exceptional items was L169 million, or 12.0p per ordinary share compared to L126 million, or 8.9p per ordinary share in the prior year. After exceptional items and discontinued operations, nine month earnings per ordinary share were 10.4p compared to 12.0p in the prior year nine months.

Under US GAAP, nine month earnings per ADS from continuing operations before exceptional items and non-cash exchange gains relating to long-term forward exchange contracts were US$2.33 compared to US$1.98 in the prior year. After exceptional items, foreign exchange gains and discontinued operations, 1998 nine month earnings per ADS were US$2.80 compared to US$2.18 in the prior year nine months.

                                     III-38

KEY EVENTS

During the third quarter, the following key events occurred:

      - A joint venture was formed with Thomson-CSF to design, develop and manufacture automotive radar sensors for adaptive cruise control and future collision avoidance systems for passenger cars and light trucks on a global basis.

      - Significant contract awards were achieved in both the Automotive and Aerospace sectors.

      - The sale of the controlling interest in Lucas Kienzle Instruments Limited, a business within the Electrical and Electronic Systems division, was agreed with Mannesmann VDO AG.

      - The proposal to change the Group's domicile to the United States put to shareholders on 6 November 1998 was not approved by the requisite 75% majority of shareholders. In total, 82% of shareholders voted, with approximately 74% voting in favour versus 26% against.

      - In November 1998, an announcement was made regarding the sale of the Heavy Vehicle Braking Systems division to Meritor Automotive Inc. for cash of approximately L235 million.

OUTLOOK

Heading into the fourth quarter, economic conditions in Asia and South America remain difficult and other regions are now showing signs that the trading environment is becoming tougher.

In the automotive industry, production cutbacks at certain European car manufacturers, together with lower demand from the aftermarket, will constrain sales growth in the fourth quarter and in the next fiscal year. In both Europe and North America, light vehicle production and car and van registrations have demonstrated strong growth in the first nine months of the current year, but this growth rate is expected to moderate in the fourth quarter. In 1999, in line with most industry participants, we expect both markets on average to decline by approximately 3 to 4% from their 1998 levels. However, the Group is well placed with a significant presence in the North American light truck and the European diesel car and van sectors -- both of which have shown, and continue to demonstrate, above average growth rates.

The aerospace markets we serve continue to expand, and our recent contract successes leave us confident that we can share in this growth over the medium term.

The Group continues to implement its restructuring programme and has already generated substantial cost reductions. We expect to see further benefits from management effort in this area over the next year.

                                     III-39

OPERATING AND FINANCIAL REVIEW

Review of continuing operations before exceptional items (# million except margin %):

                                                             THIRD QUARTER        NINE MONTHS
                                                            ENDED 31 OCTOBER    ENDED 31 OCTOBER
                                                            ----------------    ----------------
                                                              1998      1997      1998      1997
                                                            ------    ------    ------    ------
SALES
Braking Systems.........................................       461       406     1,372     1,171
Other Automotive........................................       402       432     1,331     1,380
Aerospace...............................................       170       166       523       474
Corporate/Other.........................................        --        --        --         8
                                                            ------    ------    ------    ------
Total...................................................     1,033     1,004     3,226     3,033
                                                            ======    ======    ======    ======
OPERATING PROFIT
Braking Systems.........................................        44        38       118       101
Other Automotive........................................        41        39       126       116
Aerospace...............................................        21        19        63        52
Corporate/Other.........................................        (9)      (10)      (29)      (32)
                                                            ------    ------    ------    ------
Total...................................................        97        86       278       237
                                                            ======    ======    ======    ======
OPERATING MARGIN
Braking Systems.........................................      9.5%      9.4%      8.6%      8.6%
Other Automotive........................................     10.2%      9.0%      9.5%      8.4%
Aerospace...............................................     12.4%     11.4%     12.0%     11.0%
                                                            ------    ------    ------    ------
Total...................................................      9.4%      8.6%      8.6%      7.8%
                                                            ======    ======    ======    ======

The following is a review of LucasVarity's operations for the third quarter of 1998, compared with the third quarter of 1997:

BRAKING SYSTEMS

The Braking Systems' segment comprises the Light Vehicle Braking Systems (LVBS) and Heavy Vehicle Braking Systems (HVBS) businesses. The HVBS business, which had fiscal 1997 sales of approximately #175 million, is to be sold to Meritor Automotive Inc. Completion is expected prior to the end of the current fiscal year.

Third quarter turnover in the Braking Systems segment increased #55 million, or 13.5%, to L461 million. The January 1998 acquisition of Freios Varga, South America's largest brake company, contributed L39 million to the third quarter sales whilst the effects of currency translation reduced sales by L9 million. The remaining increase of #25 million, or 6.2%, resulted primarily from a strong North American passenger car market. Production of light vehicles in North America for the third fiscal quarter increased 4.8% from last year. Light trucks increased 0.3% and passenger car production increased 9.1%. General Motors' strike negatively affected LVBS's second quarter results. Recovery of lost sales in the third quarter has not occurred to the extent expected. Car registrations in Europe rose approximately 3% in the third quarter as compared to last year. However, LVBS' sales were negatively affected by production cutbacks at three European customers, Ford, Rover and Fiat, which will also have an effect on the fourth quarter.

Operating profit increased 15.8% to L44 million, resulting in an operating margin of 9.5% compared to 9.4% in the prior year. Operating margins increased despite the dilutive effect of the acquisition of Freios Varga. The weak trading conditions in South America have exacerbated the depressive effect on overall Braking Systems' margins.

During the quarter, LVBS announced that it is producing a brake actuation system for drum brakes and front callipers for Honda's 1999 minivan, the Odyssey. This represents the first North American contract with Honda. In addition, the division secured a brake systems award for a light commercial van to be produced by a co-

                                     III-40
operative venture between GM's Opel division and Renault. This is LVBS' first total brake systems award in Europe.

OTHER AUTOMOTIVE

The Other Automotive segment comprises the Diesel Systems, Electrical and Electronic Systems (E&ES) and Aftermarket businesses. Excluding the effects of currency translation, which reduced third quarter 1998 reported sales by L9 million, and the revenues of businesses disposed of subsequent to the prior year third quarter totalling L39 million, underlying sales improved L18 million, or 4.2%. The Diesel Systems business was the main contributor to this growth, reflecting continued increases in diesel car and van sales in Europe. Production cutbacks at some customers constrained growth at E&ES. The European automotive aftermarket showed signs of slowdown with automotive manufacturers adjusting order schedules to manage their own inventory levels.

Excluding the effects of currency translation, which reduced reported operating profit by L2 million compared to the prior year quarter, the underlying profit increased by L4 million, or 10.3%. Operating margin was 10.2% for the quarter compared to 9.0% last year. The improvement in margin resulted primarily from cost reduction and manufacturing improvement programmes and the sale of lower margin businesses over the past year.

During the quarter, E&ES announced the formation of a joint venture with Thomson-CSF to design, develop and manufacture automotive radar sensors for adaptive cruise control and future collision avoidance systems for passenger cars and light trucks on a global basis. The joint venture is well placed to capture a significant part of the emerging demand for high performance adaptive cruise control systems.

AEROSPACE

Turnover in the Aerospace segment for the third quarter increased 2.4% to L170 million. Operating profit improved 10.5% to L21 million reflecting an operating margin of 12.4% as compared to 11.4% in 1997.

Both the original equipment and higher margin aftermarket sectors demonstrated growth, primarily from existing contracts. However, sales were affected by strikes at two sites at Macon and Utica in the United States. Both strikes were resolved prior to the end of the third quarter.

The improved operating margin reflected the benefits of cost reduction activities. In the quarter, two one-off items affected profits. The strikes at Macon and Utica led to higher costs being incurred in an effort to minimise disruption to customer deliveries. Separately, a favourable re-assessment of warranty provisions, relating to the cargo systems business, resulted in the recognition of income.

During the quarter the Aerospace division made two announcements regarding major contract awards. The first was from Fairchild Aerospace to supply the complete fly-by-wire flight control system for its new 728JET. The contract is worth more than L600 million over the life of the programme. The division was also awarded several contracts to supply a major portion of the primary and secondary flight controls and thrust reverser and actuation on the Airbus A340-500/600. The combined value of these contracts is approximately L320 million.

OTHER FINANCIAL HIGHLIGHTS

DISCONTINUED OPERATIONS

In March 1998, LucasVarity completed the sale of VarityPerkins, which constituted 100% of the Diesel Engines Segment, to Caterpillar Inc. for gross proceeds of L803 million. After deducting L156 million of tax and transaction costs relating to the disposal, net cash received amounted to L647 million. A net accounting loss of L3 million was recorded on the sale after considering net assets disposed and the write-back of L453 million of goodwill. This goodwill resulted from the accounting treatment of the acquisition of Varity Corporation by Lucas Industries in September 1996. In the 1998 first quarter, prior to completion of the transaction, VarityPerkins had sales of L42 million and an operating loss of L2 million.

                                     III-41

EXCEPTIONAL ITEMS

During the 1998 third quarter, L19 million of one-off expenses after tax were recognised. The costs associated with the proposed change of domicile amounted to L13 million and an after-tax loss of L6 million was recognised in the quarter on the termination of an interest rate swap portfolio. These swaps dated back to 1993 and no longer served the purpose of hedging the underlying exposure for which they were originally established.

In the 1998 second quarter, L8 million of net exceptional after-tax losses were recognised on the sale of Deeco Systems (an Electrical and Electronic Systems business) and the Company's 35% interest in Min-Cer (a Mexican heavy-duty brake business). The loss on the sale of Deeco Systems included the write-back of L9 million of goodwill. In addition, a L6 million loss was recognised on the termination of a product line within the Aerospace division.

In the 1998 first quarter, L12 million of net exceptional after tax gains were realised. In addition to the net loss of L3 million on the sale of VarityPerkins, gains of L10 million were recognised on the sale of Lucas Services UK, Aftermarket's starters and alternators remanufacturing business and the wiper motor and emergency lighting business. The remaining exceptional gain related to Electrical and Electronic Systems' joint venture agreement with TRW, Inc. to develop and manufacture EPAS. Net proceeds of L18 million were received which, after subtracting related assets, taxes and provisions, resulted in a net gain of L5 million.

In the 1997 second quarter, L17 million of exceptional gains were recognised on the sale of five businesses and the remaining interest in Hayes Wheels International, Inc. One other business was sold in the 1997 first quarter resulting in an exceptional gain of L1 million.

CASH FLOW AND DEBT

Net cash in-flow from operating activities in the nine months to 31 October 1998 after interest, tax and dividends paid to minority shareholders was L132 million. This amount included cash outflows for restructuring activities of L38 million and working capital of L84 million. Investments of L189 million were made for capital expenditure and L25 million on acquisitions, while proceeds from disposals, including the sale of VarityPerkins, amounted to L685 million. Dividends of L31 million were paid to shareholders. As a result of these cash flows, the Company has moved from a net borrowings position of L574 million at the beginning of the fiscal year to a net cash position of L14 million at 31 October 1998.

                                     III-42

PART 2

                                LUCASVARITY PLC
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
      FOR THE THREE AND NINE MONTH PERIODS ENDED 31 OCTOBER 1998 AND 1997
                                  (# MILLION)

                                                          THIRD QUARTER          NINE MONTHS
                                                        ------------------    ------------------
                                                         1998       1997       1998       1997
                                                        -------    -------    -------    -------
TURNOVER:
  Continuing operations.............................      1,033      1,004      3,226      3,033
  Discontinued operations...........................         --        157         42        480
                                                        -------    -------    -------    -------
Total turnover......................................      1,033      1,161      3,268      3,513
Cost of sales.......................................       (937)    (1,063)    (2,995)    (3,242)
                                                        -------    -------    -------    -------
Surplus on trading..................................         96         98        273        271
Share of profits less losses of associated
  undertakings......................................          1          1          3          4
                                                        -------    -------    -------    -------
TOTAL OPERATING PROFIT BEFORE EXCEPTIONAL ITEMS:
  Continuing operations.............................         97         86        278        237
  Discontinued operations...........................         --         13         (2)        38
                                                        -------    -------    -------    -------
TOTAL OPERATING PROFIT BEFORE EXCEPTIONAL ITEMS.....    97.....         99        276        275
Profit on the sale of current asset investment......         --         --         --         13
Costs of proposed change of domicile................        (13)        --        (13)        --
                                                        -------    -------    -------    -------
TOTAL OPERATING PROFIT..............................         84         99        263        288
Profit on business and asset disposals..............         --         --        122          5
                                                        -------    -------    -------    -------
PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST AND
  TAXATION..........................................         84         99        385        293
Interest
  -- ordinary activities............................         (6)       (14)       (22)       (42)
  -- costs relating to termination of interest rate
     swaps..........................................         (7)        --         (7)        --
                                                        -------    -------    -------    -------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION.......         71         85        356        251
Taxation
  -- ordinary activities............................        (27)       (26)       (76)       (72)
  -- exceptional items..............................          1         --       (123)        --
                                                        -------    -------    -------    -------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION........         45         59        157        179
Minority interests and other........................         (3)        (2)       (10)        (9)
                                                        -------    -------    -------    -------
PROFIT ATTRIBUTABLE TO SHAREHOLDERS.................         42         57        147        170
                                                        =======    =======    =======    =======

                                     III-43

                                LUCASVARITY PLC
                               PER SHARE AMOUNTS
      FOR THE THREE AND NINE MONTH PERIODS ENDED 31 OCTOBER 1998 AND 1997

                                                              THIRD QUARTER      NINE MONTHS
                                                              --------------    --------------
                                                              1998     1997     1998     1997
                                                              -----    -----    -----    -----
EARNINGS PER SHARE:
Before costs of proposed change of domicile, termination
  of interest rate swaps, sale of businesses and fixed
  assets, and discontinued operations.....................     4.3p     3.5p    12.0p     8.9p
Costs of proposed change of domicile, termination of
  interest rate swaps, and sale of businesses and fixed
  assets..................................................     (1.3)p   (0.1)p   (1.3)p   1.3p
Discontinued operations...................................       --     0.6p     (0.3)p   1.8p
                                                              -----    -----    -----    -----
EARNINGS PER ORDINARY SHARE...............................     3.0p     4.0p    10.4p    12.0p
                                                              =====    =====    =====    =====
AVERAGE SHARES OUTSTANDING (MILLIONS).....................    1,410    1,411    1,409    1,421

                                     III-44

                                LUCASVARITY PLC
                          CONSOLIDATED BALANCE SHEETS
                     AT 31 OCTOBER 1998 AND 31 JANUARY 1998
                                  (# MILLION)

                                                                31 OCTOBER    31 JANUARY
                                                                ----------    ----------
FIXED ASSETS:
  Tangible assets...........................................       1,239         1,362
  Intangible assets.........................................          33            27
  Investments...............................................          30            47
                                                                  ------        ------
                                                                   1,302         1,436
                                                                  ------        ------
CURRENT ASSETS:
  Stocks....................................................         425           489
  Debtors...................................................         821           869
  Cash......................................................         432           155
                                                                  ------        ------
                                                                   1,678         1,513
CREDITORS:
AMOUNTS FALLING DUE WITHIN ONE YEAR:
  Borrowings................................................         (92)         (414)
  Other creditors...........................................        (954)       (1,097)
                                                                  ------        ------
                                                                  (1,046)       (1,511)
                                                                  ------        ------
Net current assets..........................................         632             2
                                                                  ------        ------
Total assets less current liabilities.......................       1,934         1,438
CREDITORS:
AMOUNTS FALLING DUE AFTER ONE YEAR:
  Borrowings................................................        (326)         (315)
  Accruals and deferred income..............................         (34)          (52)
                                                                  ------        ------
                                                                    (360)         (367)
                                                                  ------        ------
PROVISIONS FOR LIABILITIES AND CHARGES......................        (453)         (545)
                                                                  ------        ------
Net Assets..................................................       1,121           526
                                                                  ======        ======
CAPITAL & RESERVES:
  Total shareholders' funds.................................       1,048           458
  Minority interests........................................          73            68
                                                                  ------        ------
                                                                   1,121           526
                                                                  ======        ======

                                     III-45

                                LUCASVARITY PLC
                       CONSOLIDATED CASH FLOW STATEMENTS
      FOR THE THREE AND NINE MONTH PERIODS ENDED 31 OCTOBER 1998 AND 1997
                                  (# MILLION)

                                                           THIRD QUARTER        NINE MONTHS
                                                          ----------------    ----------------
                                                            1998      1997      1998      1997
                                                          ------    ------    ------    ------
CASH FLOW FROM OPERATING ACTIVITIES:
  Group operating profit..............................        84        99       263       288
  Share of profit less dividends of associated
     undertakings.....................................        (1)       (1)        1        (4)
  Depreciation/amortisation...........................        41        40       122       121
  Profit on sale of current asset investment..........        --        --        --       (13)
  Utilisation of provision for restructuring..........        (4)      (19)      (38)      (78)
  Decrease in other provisions........................       (16)       (6)      (29)      (30)
  Increase in working capital.........................       (28)      (26)      (84)      (14)
                                                          ------    ------    ------    ------
NET CASH INFLOW FROM OPERATING ACTIVITIES.............        76        87       235       270
                                                          ------    ------    ------    ------
INTEREST PAID AND DIVIDENDS PAID TO MINORITY
  SHAREHOLDERS........................................       (13)       (6)      (35)      (39)
                                                          ------    ------    ------    ------
TAX PAID..............................................       (25)      (19)      (68)      (40)
                                                          ------    ------    ------    ------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT:
  Purchase of tangible fixed assets...................       (63)      (47)     (189)     (187)
  Disposal of tangible fixed assets...................         4         2        13        16
  Investment in intangible fixed assets...............        (4)       --        (7)       --
                                                          ------    ------    ------    ------
NET CASH OUTFLOW FOR CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT..........................................       (63)      (45)     (183)     (171)
                                                          ------    ------    ------    ------
NET CASH (OUTFLOW)/INFLOW FOR ACQUISITIONS AND
  DISPOSALS...........................................        (5)       (9)      660        22
                                                          ------    ------    ------    ------
EQUITY DIVIDENDS PAID.................................        --        --       (31)      (32)
                                                          ------    ------    ------    ------
NET CASH (OUTFLOW)/INFLOW BEFORE MANAGEMENT OF LIQUID
  RESOURCES AND FINANCING.............................       (30)        8       578        10
                                                          ------    ------    ------    ------
MANAGEMENT OF LIQUID RESOURCES AND FINANCING:
  Proceeds from sale of current asset investment......        --        --        --        29
  Issue of ordinary share capital.....................        --         4         8        14
  Purchase of ordinary share capital..................        --       (21)       --       (79)
  Decrease in bank loans..............................        (7)      (68)     (299)      (11)
  (Increase)/decrease in short-term deposits..........       (13)       46      (266)       47
  Capital element of finance lease rental payments....        (1)       (1)      (11)      (13)
                                                          ------    ------    ------    ------
  NET CASH OUTFLOW FROM MANAGEMENT OF LIQUID RESOURCES
     AND FINANCING....................................       (21)      (40)     (568)      (13)
                                                          ------    ------    ------    ------
  (DECREASE)/INCREASE IN CASH IN THE PERIOD...........       (51)      (32)       10        (3)
                                                          ======    ======    ======    ======

                                     III-46

                                LUCASVARITY PLC
                        RECONCILIATION OF NET CASH FLOW
                            TO MOVEMENT IN NET DEBT
                FOR THE NINE MONTH PERIOD ENDED 31 OCTOBER 1998

                                                                   #M
                                                                -----
Increase in cash in the period..............................       10
Cash outflow from decrease in debt and lease financing......      310
Cash outflow from increase in short-term deposits...........      266
                                                                -----
Change in net debt resulting from cash flows................      586
Exchange movements..........................................        2
                                                                -----
Movement in net debt in the period..........................      588
Net debt at 31 January 1998.................................     (574)
                                                                -----
Net cash at 31 October 1998.................................       14
                                                                =====

                                LUCASVARITY PLC
               RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS
                FOR THE NINE MONTH PERIOD ENDED 31 OCTOBER 1998

                                                                   #M
                                                                -----
Profit attributable to shareholders.........................      147
Dividend in respect of current period.......................      (35)
Currency translation differences............................        8
New share capital subscribed................................        8
Goodwill on disposals transferred to profit and loss
  account...................................................      462
                                                                -----
Net increase in shareholders' funds.........................      590
Opening shareholders' funds.................................      458
                                                                -----
Closing shareholders' funds.................................    1,048
                                                                =====

                                     III-47

                                LUCASVARITY PLC
                          UK TO US GAAP RECONCILIATION
                   FOR THE THREE AND NINE MONTH PERIODS ENDED
                            31 OCTOBER 1998 AND 1997

                                                                    THIRD QUARTER
                                                         ------------------------------------
                                                               1998                1997
                                                         ----------------    ----------------
                                                            #M       US$M       #M       US$M
NET INCOME -- UK GAAP................................       42         71       57         93
Adjustments to conform with US GAAP:
  Goodwill amortisation..............................       (9)       (15)     (11)       (17)
  Goodwill written off on divestments................       --         --       --         --
  Property revaluation...............................       --         --       --         --
  Pension credit.....................................       33         56       29         47
  Provisions for restructuring.......................       (8)       (14)     (33)       (53)
  Exchange gains relating to forward exchange
     contracts.......................................       21         35       22         36
  Deferred tax.......................................      (18)       (31)      (1)        (2)
  Other..............................................       (4)        (6)       1          1
                                                         -----    -------    -----    -------
NET INCOME -- US GAAP................................       57         96       64        105
                                                         =====    =======    =====    =======
EARNINGS PER ADS (US GAAP)...........................             US$0.68             US$0.74
                                                                  =======             =======

                                                                     NINE MONTHS
                                                         ------------------------------------
                                                               1998                1997
                                                         ----------------    ----------------
                                                            #M       US$M       #M       US$M
NET INCOME -- UK GAAP................................      147        244      170        278
Adjustments to conform with US GAAP:
  Goodwill amortisation..............................      (26)       (43)     (32)       (51)
  Goodwill written off on divestments................       48         79        1          2
  Property revaluation...............................       10         16       --         --
  Pension credit.....................................       99        165       88        143
  Provisions for restructuring.......................      (15)       (25)     (56)       (91)
  Exchange gains relating to forward exchange
     contracts.......................................       23         38       17         28
  Deferred tax.......................................      (40)       (67)      (2)        (3)
  Other..............................................       (8)       (13)       3          4
                                                         -----    -------    -----    -------
NET INCOME -- US GAAP................................      238        394      189        310
                                                         =====    =======    =====    =======
EARNINGS PER ADS (US GAAP)...........................             US$2.80             US$2.18
                                                                  =======             =======

                                     III-48

                                LUCASVARITY PLC
                          UK TO US GAAP RECONCILIATION
                               AT 31 OCTOBER 1998

                                                                 #M      US$M
                                                                -----    -----
SHAREHOLDERS' FUNDS (UK GAAP)...............................    1,048    1,750
Adjustments to conform with US GAAP:
  Goodwill..................................................      787    1,314
  Revaluation of tangible fixed assets......................     (103)    (172)
  Entry fees................................................      (21)     (35)
  Prepaid pension cost......................................      548      915
  Exchange gains relating to forward exchange contracts.....       69      115
  Restructuring provision...................................       21       35
  Deferred taxation.........................................      (46)     (77)
  Other.....................................................      (17)     (28)
                                                                -----    -----
SHAREHOLDERS' EQUITY (US GAAP)..............................    2,286    3,817
                                                                =====    =====

                                     III-49

                                LUCASVARITY PLC
                         CONDENSED US GAAP INFORMATION
                                31 OCTOBER 1998

BASIS OF PRESENTATION

The condensed consolidated financial information on the following pages has been prepared without audit to provide an indication of how the Company's financial position and results would be presented under United States (US) generally accepted accounting principles (GAAP). The financial information does not represent the Company's results as if it had been registered as a US company throughout the periods presented.

The Group prepares its financial statements in accordance with UK GAAP, which are different from those in the US and require different presentation. An explanation and reconciliation of the major differences between US and UK GAAP, which affect LucasVarity, is provided in the Company's annual report and accounts, and annual report on Form 20-F, for the fiscal year ended 31 January 1998. In addition, reconciliations, on a quarterly basis, are included within the Company's quarterly results announcements. The summary financial information, presented herein, is based on these reconciliations. No additional adjustments have been included to reflect any impact that might have resulted had the Group been a US domiciled company during the periods presented. In the opinion of management, it reflects all adjustments necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented.

This information should be read in conjunction with the audited financial statements and notes thereto for the year ended 31 January 1998 and the Company's annual report on Form 20-F for the same period, which was filed with the US Securities and Exchange Commission (SEC) in August 1998. The results for the three and nine months ended 31 October 1998 are not necessarily indicative of the results which may be expected for the Group's 1998 fiscal year because of seasonal and other factors.

The results and cash flows have been translated from sterling to US dollars at the average rate for the relevant periods and the balance sheets at the period-end rates. These rates range from 1.62 to 1.68 dollars to sterling.

                                     III-50

                                LUCASVARITY PLC
                               SEGMENTAL RESULTS
                      FOR THE THREE AND NINE MONTH PERIODS
                         ENDED 31 OCTOBER 1998 AND 1997
                    (US$ MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     THIRD QUARTER          NINE MONTHS
                                                   ------------------    ------------------
                                                    1998       1997       1998       1997
                                                   -------    -------    -------    -------
Sales:
  Braking Systems..............................        775        653      2,278      1,907
  Other Automotive.............................        676        695      2,209      2,250
  Aerospace....................................        286        268        868        772
  Corporate and other..........................         --         --         --         13
                                                   -------    -------    -------    -------
Total..........................................      1,737      1,616      5,355      4,942
                                                   =======    =======    =======    =======
Operating profit:
  Braking Systems..............................         75         62        196        164
  Other Automotive.............................        100         90        297        265
  Aerospace....................................         41         39        125        113
  Corporate and other..........................        (16)       (13)       (47)       (44)
                                                   -------    -------    -------    -------
Total..........................................        200        178        571        498
                                                   =======    =======    =======    =======
Interest
  ordinary activities..........................        (11)       (23)       (37)       (69)
  termination of swaps.........................        (12)        --        (12)        --
Sale of businesses and assets, net of taxes....         --         (2)        38         32
Cost of proposed change of domicile............        (22)        --        (22)        --
Restructuring charges..........................        (14)       (51)       (32)       (85)
Taxes..........................................        (74)       (40)      (190)      (110)
Minority interests.............................         (6)        (3)       (17)       (15)
Foreign exchange...............................         35         36         38         28
Discontinued operations........................         --         10         57         31
                                                   -------    -------    -------    -------
Net Income.....................................         96        105        394        310
                                                   =======    =======    =======    =======
Earnings per American Depository Share:
Before restructuring charges, foreign exchange,
  costs of proposed redomicile, termination of
  interest rate swaps, sale of businesses,
  fixed assets and discontinued operations.....    US$0.81    US$0.73    US$2.33    US$1.98
Foreign exchange on forward contracts..........       0.16       0.17       0.17       0.13
Restructuring charges, costs of proposed
  redomicile, termination of interest rate
  swaps, and sale of businesses and fixed
  assets.......................................      (0.29)     (0.24)     (0.10)     (0.15)
Discontinued operations........................         --       0.08       0.40       0.22
                                                   -------    -------    -------    -------
Net income.....................................    US$0.68    US$0.74    US$2.80    US$2.18
                                                   =======    =======    =======    =======
Operating margins:
  Braking Systems..............................       9.7%       9.5%       8.6%       8.6%
  Other Automotive.............................      14.8%      12.9%      13.4%      11.8%
  Aerospace....................................      14.3%      14.6%      14.4%      14.6%
                                                   -------    -------    -------    -------
Total..........................................      11.5%      11.0%      10.7%      10.1%
                                                   =======    =======    =======    =======

                                     III-51

                                LUCASVARITY PLC
                          CONSOLIDATED BALANCE SHEETS
                       AT 31 OCTOBER AND 31 JANUARY 1998
                                 (US$ MILLION)

                                                                31 OCTOBER    31 JANUARY
                                                                ----------    ----------
ASSETS:
  Current Assets:
     Cash and cash equivalents..............................        651           190
     Marketable securities..................................         70            64
     Receivables............................................      1,224         1,125
     Inventories............................................        710           712
     Prepaid expenses and other.............................        347           328
     Net assets of discontinued operations..................         --           933
                                                                  -----         -----
     Total current assets...................................      3,002         3,352
  Investments in associated companies.......................         50            61
  Fixed assets, net.........................................      1,897         1,778
  Goodwill..................................................      1,314         1,346
  Prepaid pension and other.................................      1,082           858
                                                                  -----         -----
                                                                  7,345         7,395
                                                                  =====         =====
LIABILITIES:
  Current liabilities:
     Short-term debt........................................        162           676
     Current portion of long-term debt......................         37            52
     Accounts payable and accrued liabilities...............      1,747         1,651
                                                                  -----         -----
     Total current liabilities..............................      1,946         2,379
  Long-term debt............................................        544           517
  Other long-term liabilities...............................        916           945
  Minority interests........................................        122           112
  Total shareholders' equity................................      3,817         3,442
                                                                  -----         -----
                                                                  7,345         7,395
                                                                  =====         =====

                                     III-52

                                LUCASVARITY PLC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
      FOR THE THREE AND NINE MONTH PERIODS ENDED 31 OCTOBER 1998 AND 1997
                                 (US$ MILLION)

                                                              THIRD QUARTER      NINE MONTHS
                                                              --------------    --------------
                                                              1998     1997     1998     1997
                                                              -----    -----    -----    -----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations.....................       96       95      337      279
Adjustments to reconcile net income to cash provided by
  operating activities:
  Depreciation and amortisation...........................       82       67      239      208
  Gain on sales of businesses, investments and fixed
     assets...............................................       --        2      (46)     (32)
  Increase/(decrease) in restructuring accrual............        6       24      (32)     (26)
  (Increase)/decrease in:
     Working capital......................................      (48)     (24)    (107)     (82)
     Tax liabilities......................................       32        9       86       47
     Prepaid pension......................................      (56)     (47)    (165)    (143)
     Other long-term liabilities..........................      (13)       7      (23)      (7)
  Foreign exchange........................................      (35)     (36)     (38)     (28)
  Other...................................................        4       14       14       16
                                                              -----    -----    -----    -----
CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING
  OPERATIONS..............................................       68      111      265      232
                                                              -----    -----    -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Increase)/decrease in marketable securities............       (2)       2       (5)      42
  Additions to fixed assets...............................     (107)     (63)    (312)    (235)
  Sales of fixed assets and businesses....................        3        8      110       91
  Acquisitions, net of cash acquired......................       (4)      --      (42)     (10)
CASH USED BY INVESTING ACTIVITIES FROM CONTINUING
  OPERATIONS..............................................     (110)     (53)    (249)    (112)
                                                              -----    -----    -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and overdrafts, net.....................      (27)     (64)    (501)     (55)
  Repurchases of share capital............................       --      (34)      --     (129)
  Equity dividends paid...................................       --       --      (51)     (53)
  Other...................................................       (2)       4       (8)       1
                                                              -----    -----    -----    -----
CASH USED BY FINANCING ACTIVITIES FROM CONTINUING
  OPERATIONS..............................................      (29)     (94)    (560)    (236)
                                                              -----    -----    -----    -----
Effect of foreign currency translation on cash and cash
  equivalents.............................................       25        7        3      (16)
                                                              -----    -----    -----    -----
DECREASE IN CASH AND CASH EQUIVALENTS FROM CONTINUING
  OPERATIONS..............................................      (46)     (29)    (541)    (132)
Cash used by discontinued operations......................       (2)     (27)   1,002       11
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........      699      246      190      311
                                                              -----    -----    -----    -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD................      651      190      651      190"
                                                              =====    =====    =====    =====

                                     III-53

                  APPENDIX IV -- FINANCIAL INFORMATION ON TRW

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

SHAREHOLDERS AND DIRECTORS, TRW INC.

We have audited the accompanying consolidated balance sheets of TRW Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, cash flows and changes in shareholders' investment for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TRW Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Cleveland, Ohio                                                Ernst & Young LLP
January 19, 1999

                             STATEMENTS OF EARNINGS
                           TRW INC. AND SUBSIDIARIES
                      (IN MILLIONS EXCEPT PER SHARE DATA)
                            YEARS ENDED DECEMBER 31

                                                              1998         1997         1996
                                                         ---------    ---------    ---------
Sales................................................    US$11,886    US$10,831    US$ 9,857
Cost of sales........................................        9,715        8,826        8,376
                                                         ---------    ---------    ---------
Gross profit.........................................        2,171        2,005        1,481
Administrative and selling expenses..................          826          684          613
Research and development expenses....................          522          461          412
Purchased in-process research and development........           --          548           --
Interest expense.....................................          114           75           84
Other expense (income) -- net........................          (37)          (3)          70
                                                         ---------    ---------    ---------
Earnings from continuing operations before income
  taxes..............................................          746          240          302
Income taxes.........................................          269          289          120
                                                         ---------    ---------    ---------
Earnings (loss) from continuing operations...........          477          (49)         182
Discontinued operations
  Earnings from operations...........................           --           --           38
  Gain on disposal...................................           --           --          260
                                                         ---------    ---------    ---------
Net earnings (loss)..................................    US$   477    US$   (49)   US$   480
                                                         ---------    ---------    ---------
PER SHARE OF COMMON STOCK
Diluted
  Continuing operations..............................    US$  3.83    US$  (.40)   US$  1.37
  Discontinued operations
     Earnings from operations........................           --           --          .29
     Gain on disposal................................           --           --         1.96
                                                         ---------    ---------    ---------
Net earnings (loss) per share........................    US$  3.83    US$  (.40)   US$  3.62
                                                         ---------    ---------    ---------
Basic
  Continuing operations..............................    US$  3.93    US$  (.40)   US$  1.41
  Discontinued operations
     Earnings from operations........................           --           --          .29
     Gain on disposal................................           --           --         2.02
                                                         ---------    ---------    ---------
Net earnings (loss) per share........................    US$  3.93    US$  (.40)   US$  3.72
                                                         ---------    ---------    ---------

See notes to financial statements.

                                 BALANCE SHEETS
                           TRW INC. AND SUBSIDIARIES
                                 (IN MILLIONS)

DECEMBER 31                                                         1998        1997
-----------                                                     --------    --------
ASSETS
Current assets
  Cash and cash equivalents.................................    US$   83    US$   70
  Accounts receivable (net of allowances of US$33 million in
     1998 and US$23 million in 1997)........................       1,721       1,617
  Inventories
     Finished products and work in-process..................         316         292
     Raw materials and supplies.............................         300         281
                                                                --------    --------
  Total inventories.........................................         616         573
  Prepaid expenses..........................................         104          79
  Deferred income taxes.....................................         179          96
                                                                --------    --------
Total current assets........................................       2,703       2,435
Property, plant and equipment -- on the basis of cost
  Land......................................................         119         111
  Buildings.................................................       1,706       1,599
  Machinery and equipment...................................       4,779       4,364
                                                                --------    --------
                                                                   6,604       6,074
  Less accumulated depreciation and amortization............       3,921       3,453
                                                                --------    --------
Total property, plant and equipment -- net..................       2,683       2,621
Intangible assets
  Intangibles arising from acquisitions.....................         850         673
  Other.....................................................         360         232
                                                                --------    --------
                                                                   1,210         905
  Less accumulated amortization.............................         143          94
                                                                --------    --------
Total intangible assets -- net..............................       1,067         811
Investments in affiliated companies.........................         243         139
Long-term deferred income taxes.............................          33          --
Other notes and accounts receivable.........................         227         194
Other assets................................................         213         210
                                                                --------    --------
                                                                US$7,169    US$6,410
                                                                --------    --------

See notes to financial statements.

                                 BALANCE SHEETS
                           TRW INC. AND SUBSIDIARIES
                                 (IN MILLIONS)

DECEMBER 31                                                       1998        1997
-----------                                                     --------    --------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities
  Short-term debt...........................................    US$  839    US$  411
  Accrued compensation......................................         377         338
  Trade accounts payable....................................         964         859
  Other accruals............................................         631         846
  Dividends payable.........................................          40          38
  Income taxes..............................................         137          99
  Current portion of long-term debt.........................          30         128
                                                                --------    --------
Total current liabilities...................................       3,018       2,719
Long-term liabilities.......................................         826         788
Long-term debt..............................................       1,353       1,117
Deferred income taxes.......................................          --          57
Minority interests in subsidiaries..........................          94         105
Shareholders' investment
  Serial Preference Stock II (involuntary liquidation US$7
     million in 1998 and US$8 million in 1997)..............          --           1
  Common stock (shares outstanding 119.9 million in 1998 and
     122.5 million in 1997).................................          75          78
  Other capital.............................................         457         450
  Retained earnings.........................................       2,021       1,778
  Treasury shares-cost in excess of par value...............        (637)       (563)
  Accumulated other comprehensive income (loss).............         (38)       (120)
                                                                --------    --------
Total shareholders' investment..............................       1,878       1,624
                                                                --------    --------
                                                                US$7,169    US$6,410
                                                                --------    --------

See notes to financial statements.

                            STATEMENTS OF CASH FLOWS
                           TRW INC. AND SUBSIDIARIES
                                 (IN MILLIONS)
                            YEARS ENDED DECEMBER 31

                                                              1998         1997         1996
                                                         ---------    ---------    ---------
OPERATING ACTIVITIES
Net earnings (loss)..................................    US$   477    US$   (49)   US$   480
Adjustments to reconcile net earnings (loss) to net
  cash provided by continuing operations
  Purchased in-process research and development......           --          548           --
  Depreciation and amortization......................          566          490          452
  Deferred income taxes..............................         (223)         116         (182)
  Discontinued operations............................           --           --         (298)
  Other-net..........................................            8           10           23
Changes in assets and liabilities, net of effects of
  businesses acquired or sold
  Accounts receivable................................          (27)          32          (46)
  Inventories and prepaid expenses...................          (73)         (26)           8
  Accounts payable and other accruals................          (73)        (166)         298
  Other-net..........................................            6           (1)         (24)
                                                         ---------    ---------    ---------
Net cash provided by operating activities of
  continuing operations..............................          661          954          711
INVESTING ACTIVITIES
Capital expenditures.................................         (625)        (571)        (501)
Acquisitions, net of cash acquired...................         (249)      (1,270)         (76)
Net proceeds from divestitures.......................           --           --          789
Other-net............................................           17           24           35
                                                         ---------    ---------    ---------
Net cash provided by (used in) investing
  activities.........................................         (857)      (1,817)         247
FINANCING ACTIVITIES
Increase (decrease) in short-term debt...............         (167)         912         (127)
Proceeds from debt in excess of 90 days..............        1,086          113           51
Principal payments on debt in excess of 90 days......         (397)         (89)         (91)
Dividends paid.......................................         (154)        (154)        (148)
Acquisition of common stock..........................         (184)        (247)        (361)
Other-net............................................           26           41           51
                                                         ---------    ---------    ---------
Net cash provided by (used in) financing
  activities.........................................          210          576         (625)
Effect of exchange rate changes on cash..............           (1)         (29)          (6)
                                                         ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents.....           13         (316)         327
Cash and cash equivalents at beginning of year.......           70          386           59
                                                         ---------    ---------    ---------
Cash and cash equivalents at end of year.............    US$    83    US$    70    US$   386
                                                         ---------    ---------    ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid (net of amount capitalized)............    US$   133    US$    76    US$    89
Income taxes paid (net of refunds)...................    US$   391    US$    78    US$   615

For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

See notes to financial statements.

               STATEMENTS OF CHANGES IN SHAREHOLDERS' INVESTMENT

                           TRW INC. AND SUBSIDIARIES
                                 (IN MILLIONS)

                                           SERIAL                                              ACCUMULATED
                                       PREFERENCE                                                    OTHER           TOTAL
                                         STOCK II   COMMON     OTHER   RETAINED   TREASURY   COMPREHENSIVE   SHAREHOLDERS'
                                       SERIES 1&3    STOCK   CAPITAL   EARNINGS     SHARES   INCOME (LOSS)      INVESTMENT
                                       ----------   ------   -------   --------   --------   -------------   -------------
BALANCE AT DECEMBER 31, 1995.........    US$ 1      US$40    US$398    US$1,693   US$ (31)      US$ 71         US$2,172
                                         -----      -----    ------    --------   -------       ------         --------
Net earnings -- 1996.................                                       480                                     480
Other comprehensive income
  Translation loss, net of tax of
    US$2 million.....................                                                              (29)             (29)
  Minimum pension liability, net of
    tax of US$2 million..............                                                                3                3
                                                                                                               --------
Total comprehensive income...........                                                                               454
Stock dividend.......................                  42                   (42)                                     --
Dividends declared
  Preference.........................                                        (1)                                     (1)
  Common (US$1.17 per share).........                                      (150)                                   (150)
ESOP funding.........................                                                  17                            17
Purchase and sale of shares and
  other..............................                  (2)       39                  (372)                         (335)
Shares sold under stock options......                                                  32                            32
                                         -----      -----    ------    --------   -------       ------         --------
BALANCE AT DECEMBER 31, 1996.........        1         80       437       1,980      (354)          45            2,189
                                         -----      -----    ------    --------   -------       ------         --------
Net earnings(loss) -- 1997...........                                       (49)                                    (49)
Other comprehensive income
  Translation loss, net of tax of
    US$7 million.....................                                                             (177)            (177)
  Unrealized gain on securities, net
    of tax of US$6 million...........                                                               12               12
                                                                                                               --------
Total comprehensive income (loss)....                                                                              (214)
Dividends declared
  Preference.........................                                        (1)                                     (1)
  Common (US$1.24 per share).........                                      (152)                                   (152)
ESOP funding.........................                                                   2                             2
Purchase and sale of shares and
  other..............................                  (2)       13                  (262)                         (251)
Shares sold under stock options......                                                  51                            51
                                         -----      -----    ------    --------   -------       ------         --------
BALANCE AT DECEMBER 31, 1997.........        1         78       450       1,778      (563)        (120)           1,624
                                         -----      -----    ------    --------   -------       ------         --------
Net earnings -- 1998.................                                       477                                     477
Other comprehensive income
  Translation gain, net of tax of
    US$3 million.....................                                                               75               75
  Unrealized gain on securities, net
    of tax of US$10 million..........                                                               18               18
  Minimum pension liability, net of
    tax of US$5 million..............                                                              (11)             (11)
                                                                                                               --------
Total comprehensive income...........                                                                               559
Dividends declared
  Preference.........................                                        (1)                                     (1)
  Common (US$1.28 per share).........                                      (154)                                   (154)
Purchase and sale of shares and
  other..............................       (1)        (3)        7           3      (181)                         (175)
Credits(charges) from issuance of
  treasury shares....................                                       (82)       82                            --
Shares sold under stock options......                                                  25                            25
                                         -----      -----    ------    --------   -------       ------         --------
BALANCE AT DECEMBER 31, 1998.........    US$--      US$75    US$457    US$2,021   US$(637)      US$(38)        US$1,878
                                         -----      -----    ------    --------   -------       ------         --------

See notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation -- The financial statements include the accounts of the Company and its subsidiaries except for two wholly owned insurance subsidiaries. The insurance subsidiaries and the investments in affiliated companies are accounted for by the equity or cost method as appropriate.

Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of December 31, 1998 and 1997, and reported amounts of sales and expenses for the years ended December 31, 1998, 1997 and 1996. Actual results could differ from those estimates.

Long-term contracts -- The percentage-of-completion (cost-to-cost) method is used to estimate sales under fixed-price and fixed-price incentive contracts. Sales under cost-reimbursement contracts are recorded as costs are incurred. Fees based on cost, award fees and incentive fees are included in sales at the time such amounts are reasonably estimable. Losses on contracts are recognized when determinable.

Accounts receivable -- Accounts receivable at December 31, 1998 and 1997, included US$692 million and US$640 million, respectively, related to long-term contracts, of which US$339 million and US$209 million, respectively, were unbilled. Unbilled costs, fees and claims represent revenues earned and billable in the following month as well as revenues earned but not billable under terms of the contracts. A substantial portion of such amounts is expected to be billed during the following year. Retainage receivables and receivables subject to negotiation are not significant.

Inventories -- Inventories are stated at the lower of cost, principally the first-in, first-out (FIFO) method, or market. Inventories applicable to long-term contracts are not significant.

Depreciation -- Depreciation is computed over the assets' estimated useful lives using the straight-line method for the majority of the Company's depreciable assets. The remaining assets are depreciated using accelerated methods. The estimated useful lives of buildings, machinery and equipment, and computers and other office equipment are between 30-40 years, 8-12 years and 3-5 years, respectively.

Asset impairment -- The Company records impairment losses on long-lived and intangible assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts.

Intangible assets -- Intangible assets are stated on the basis of cost and are being amortized by the straight-line method over the estimated future periods to be benefited, except for intangibles arising from acquisitions prior to 1971 (US$49 million) which are not being amortized because there is no indication of diminished value.

Intangibles arising from acquisitions after 1970 are being amortized over periods primarily ranging from 15 to 40 years. Other intangible assets primarily include capitalized software and other intangible assets acquired through acquisitions including core and developed technology, workforce and tradename. Capitalized software is being amortized over periods not to exceed 10 years. Other intangible assets acquired through acquisitions are being amortized primarily over 15 years. The carrying value of intangible assets is assessed for impairment on a quarterly basis.

Forward exchange contracts -- The Company enters into forward exchange contracts the majority of which hedge firm foreign currency commitments and certain intercompany transactions. At December 31, 1998, the Company had contracts outstanding amounting to US$162 million denominated principally in the British pound, the U.S. dollar, the Spanish peseta, the European currency unit and the Canadian dollar, maturing at various dates through December 1999. Changes in market value of the contracts are generally included in the basis of the transactions. Foreign exchange contracts are placed with a number of major financial institutions to minimize credit risk. No collateral is held in relation to the contracts, and the Company anticipates that these financial institutions will satisfy their obligations under the contracts.

Fair values of financial instruments --

                                                          1998                   1997
                                                  --------------------    ------------------
                                                  CARRYING        FAIR    CARRYING      FAIR
(IN MILLIONS)                                        VALUE       VALUE       VALUE     VALUE
-------------                                     --------    --------    --------    ------
Cash and cash equivalents.....................    US$   83    US$   83     US$ 70     US$ 70
Short-term debt...............................         839         839        411        411
Floating rate long-term debt..................         227         227        736        736
Fixed rate long-term debt.....................       1,156       1,249        509        584
Interest rate hedges -- (liability)...........          --          --         --         (5)
Forward currency exchange contracts -- asset
  (liability).................................          --           1         --         (2)

The fair value of long-term debt was estimated using a discounted cash flow analysis, based on the Company's current borrowing rates for similar types of borrowing arrangements. The fair value of interest rate hedges and forward currency exchange contracts is estimated based on quoted market prices of offsetting contracts.

Environmental costs -- The Company participates in environmental assessments and remedial efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste sites. Costs related to these locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts based on experience and assessments and are regularly evaluated as efforts proceed. Insurance recoveries are recorded as a reduction of environmental costs when fixed and determinable.

Comprehensive income -- The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" during the first quarter of 1998. This Statement requires that foreign currency translation, unrealized gains or losses on the Company's available-for-sale securities and minimum pension liability adjustments be included in other comprehensive income and that the accumulated balance of other comprehensive income be separately displayed. Prior year information has been restated to conform to the requirements of Statement 130.

The components of accumulated other comprehensive income at December 31, 1998 and 1997 are as follows:

(IN MILLIONS)                                                       1998        1997
-------------                                                   --------    --------
Foreign currency translation loss (net of tax of US$1
  million in 1998 and US$4 million in 1997).................    US$  (55)   US$ (130)
Unrealized gain on securities (net of tax of US$16 million
  in 1998 and US$6 million in 1997).........................          30          12
Minimum pension liability adjustments (net of tax of US$7
  million in 1998 and US$2 million in 1997).................         (13)         (2)
                                                                --------    --------
Accumulated other comprehensive income (loss)...............    US$  (38)   US$ (120)
                                                                --------    --------

Treasury stock -- In February 1996, the Company's Directors authorized the acquisition of up to 20 million shares of the Company's common stock. The Company's purchases of shares of TRW common stock are recorded as treasury stock and result in a reduction of shareholders' investment. When treasury shares are issued, the Company uses a first-in, first-out method and the excess of the purchase price over the issuance price is treated as a reduction of retained earnings.

Earnings per share -- The effects of preferred stock dividends, convertible preferred stock and employee stock options were excluded from the calculation of 1997 diluted earnings per share as they would have been antidilutive.

(IN MILLIONS EXCEPT PER SHARE DATA)                             1998        1997        1996
-----------------------------------                         --------    --------    --------
NUMERATOR
Earnings (loss) from continuing operations..............    US$476.8    US$(48.5)   US$182.4
Preferred stock dividends...............................         (.6)        (.7)        (.7)
                                                            --------    --------    --------
Numerator for basic earnings per share-earnings (loss)
  available to common shareholders......................       476.2       (49.2)      181.7
Effect of dilutive securities
  Preferred stock dividends.............................          .6          --          .7
                                                            --------    --------    --------
Numerator for diluted earnings per share-earnings (loss)
  available to common shareholders after assumed
  conversions...........................................    US$476.8    US$(49.2)   US$182.4
                                                            --------    --------    --------
DENOMINATOR
Denominator for basic earnings per
  share-weighted-average common shares..................       121.3       123.7       128.7
Effect of dilutive securities
  Convertible preferred stock...........................          .9          --         1.1
  Employee stock options................................         2.2          --         3.0
                                                            --------    --------    --------
Dilutive potential common shares........................         3.1          --         4.1
Denominator for diluted earnings per share-adjusted
  weighted-average shares and assumed conversions.......       124.4       123.7       132.8
                                                            --------    --------    --------
Basic earnings (loss) per share from continuing
  operations............................................    US$ 3.93    US$(0.40)   US$ 1.41
                                                            --------    --------    --------
Diluted earnings (loss) per share from continuing
  operations............................................    US$ 3.83    US$(0.40)   US$ 1.37
                                                            --------    --------    --------

RESEARCH AND DEVELOPMENT

(IN MILLIONS)                                                   1998        1997        1996
-------------                                               --------    --------    --------
Customer-funded.........................................    US$1,425    US$1,501    US$1,425
Company-funded
  Research and development..............................         522         461         412
  Product development...................................         196         184         160
                                                            --------    --------    --------
                                                                 718         645         572
                                                            --------    --------    --------
                                                            US$2,143    US$2,146    US$1,997
                                                            --------    --------    --------

Company-funded research and development programs include research and development for commercial products and independent research and development and bid and proposal work related to government products and services. A portion of the cost incurred for independent research and development and bid and proposal work is recoverable through overhead charged to government contracts. Product development costs include engineering and field support for new customer requirements.

The 1997 amounts exclude the US$548 million charge for purchased in-process research and development.

ACQUISITIONS

On February 5, 1997, the Company acquired an 80 percent equity interest in the air bag and steering wheel businesses of Magna International for cash of US$415 million plus assumed net debt of US$50 million. On January 30, 1998, the Company acquired the remaining 20 percent for cash of US$102 million. These businesses supply air bag modules, inflators, propellants, steering wheels and other related automotive components. The results of operations have been included in the financial statements from the dates of acquisition. The acquisitions were accounted for by the purchase method; accordingly, the combined purchase price has been allocated to the net assets acquired based on their estimated fair values and to costs for certain restructuring actions, primarily plant closing and severance costs of US$40 million. As of December 31, 1998, the balance of the restructuring reserve, included in other accruals, was US$18 million and will be used primarily for severance costs in 1999 and 2000. The combined purchase price in excess of the net assets is US$336 million and is being amortized over 40 years.

On December 24, 1997, the Company acquired the shares of BDM International, Inc.
(BDM) for cash of US$880 million plus assumed net debt of US$85 million. BDM is an information technology company operating in the systems and software integration, computer and technical services and enterprise management and operations markets. The acquisition was accounted for by the purchase method with the purchase price allocated to the net assets acquired based on their fair values. An independent valuation was performed, primarily using the income approach for valuing the intangible assets. As a result of the valuation, US$548 million was allocated to in-process research and development projects that had not reached technological feasibility and had no alternative future use. This amount was recognized as an expense with no income tax benefit at the date of acquisition. The intangible assets of US$371 million are being amortized over an average period of 15 years.

The following unaudited pro forma financial information reflects the consolidated results of operations of the Company as if the 1997 acquisitions had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisitions, additional depreciation based on the fair market value of the property, plant and equipment acquired, write-off of purchased in-process research and development and the amortization of intangible assets arising from the transactions. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been affected on the assumed dates.

(IN MILLIONS EXCEPT PER SHARE DATA)
YEAR ENDED (UNAUDITED)                                               1997         1996
-----------------------------------                             ---------    ---------
Sales.......................................................    US$11,758    US$11,231
Loss from continuing operations.............................          (85)        (392)
Loss per share..............................................         (.69)       (3.05)

SPECIAL CHARGES AND DIVESTITURE

On July 29, 1998, the Company announced actions intended to enhance the automotive segment profit margins. The Company will record pre-tax charges of US$125 million to US$150 million by the end of 2000, of which US$24 million was expensed in 1998 primarily for plant closing and severance costs. Other accruals at December 31, 1998 includes US$18 million relating to these charges and will be used in 1999.

During 1996, the Company recorded before-tax charges of US$385 million (US$252 million after tax, or US$1.90 per share) primarily for actions taken in the automotive and space, defense and information systems businesses. The components of the charge included severance costs of US$40 million, contract reserves of US$99 million, litigation and warranty expenses of US$127 million, asset writedowns of US$96 million and other items of US$23 million. The charges are included in the Statements of Earnings for 1996 as follows: US$321 million included in cost of sales, US$18 million included in interest expense, US$65 million included in other expense(income) -- net and a reduction of US$19 million included in other captions. Other accruals at December 31, 1998 and 1997 included US$7 million and US$21 million, respectively, relating to severance costs. The balance will be expended in 1999 and 2000.

During 1996, the Company sold substantially all of the businesses in its Information Systems & Services segment. The financial statements reflect as discontinued operations for all periods presented that segment's net assets and operating results, as well as the related transaction gain. Net proceeds of US$1.1 billion in cash resulted in a gain of US$484 million (US$260 million after tax, or US$1.96 per share). Sales of the discontinued operations were US$453 million in 1996.

OTHER EXPENSE(INCOME) -- NET

                     (IN MILLIONS)                              1998        1997        1996
                     -------------                          --------    --------    --------
Other income............................................    US$ (123)   US$  (66)   US$  (67)
Other expense...........................................          73          48         119
Minority interests......................................          11          20          12
Earnings of affiliates..................................          (5)        (12)         (1)
Foreign currency translation............................           7           7           7
                                                            --------    --------    --------
                                                            US$  (37)   US$   (3)   US$   70
                                                            --------    --------    --------

Other income in 1998 includes a US$49 million benefit from the settlement of certain patent litigation. Other income in 1997 includes a US$15 million gain on the sale of a property. Other expense in 1996 includes US$65 million of special charges. Refer to the "Special Charges and Divestiture" footnote.

INCOME TAXES

Earnings from continuing operations before income taxes

(IN MILLIONS)                                                   1998        1997        1996
-------------                                               --------    --------    --------
U.S.....................................................    US$  534    US$   95    US$  133
Non-U.S.................................................         212         145         169
                                                            --------    --------    --------
                                                            US$  746    US$  240    US$  302
                                                            --------    --------    --------

Provision for income taxes

(IN MILLIONS)                                                   1998        1997        1996
-------------                                               --------    --------    --------
Current
  U.S. federal..........................................    US$  359    US$  136    US$  176
  Non-U.S...............................................          86          84          73
  U.S. state and local..................................          28          23          20
                                                            --------    --------    --------
                                                                 473         243         269
Deferred
  U.S. federal..........................................        (196)         46        (130)
  Non-U.S...............................................         (10)         (4)         (6)
  U.S. state and local..................................           2           4         (13)
                                                            --------    --------    --------
                                                                (204)         46        (149)
                                                            --------    --------    --------
                                                            US$  269    US$  289    US$  120
                                                            --------    --------    --------

Effective income tax rate

                                                                  1998      1997      1996
                                                                ------    ------    ------
U.S. statutory income tax rate..............................      35.0%     35.0%     35.0%
Nondeductible expenses......................................        .9       2.7       2.4
U.S. state and local income taxes net of U.S. federal tax
  benefit...................................................       2.6       7.6       3.0
Non-U.S. tax rate variances net of foreign tax credits......       2.1      (2.2)      3.4
Prior years' adjustments....................................       (.3)     (3.5)     (1.9)
Purchased in-process research and development...............        --      80.0        --
Other.......................................................      (4.2)       .7      (2.3)
                                                                ------    ------    ------
                                                                  36.1%    120.3%     39.6%
                                                                ------    ------    ------

The effective tax rate in 1998 was 36.1 percent compared to 120.3 percent in 1997. Excluding the write-off of purchased in-process research and development, the 1997 effective tax rate would have been 36.6 percent.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1998 and 1997, the Company had unused tax benefits of US$39 million and US$30 million, respectively, related to non-U.S. net operating loss carryforwards for income tax purposes, of which US$25 million and US$13 million can be carried forward indefinitely and the balance expires at various dates through 2005. A valuation allowance at December 31, 1998 and 1997, of US$29 million and US$25 million, respectively, has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

It is the Company's intention to reinvest undistributed earnings of certain of its non-U.S. subsidiaries and thereby indefinitely postpone their remittance. Accordingly, deferred income taxes have not been provided for accumulated undistributed earnings of US$544 million at December 31, 1998.

                                                       DEFERRED TAX        DEFERRED TAX
                                                          ASSETS           LIABILITIES
                                                     ----------------    ----------------
(IN MILLIONS)                                          1998      1997      1998      1997
-------------                                        ------    ------    ------    ------
Pensions and postretirement benefits other than
  pensions.......................................    US$259    US$260    US$ --    US$  6
Completed contract method of accounting for
  long-term contracts............................        --        49       165       457
Service contracts................................        --        --        24        --
State and local taxes............................        12        23         1        --
Reserves and accruals............................       161       142        --        --
Depreciation and amortization....................        --        10       128        91
Insurance accruals...............................        32        22        --        --
Non-U.S. net operating loss carryforwards........        39        30        --        --
Other............................................       106       123        50        41
                                                     ------    ------    ------    ------
                                                        609       659       368       595
Valuation allowance for deferred tax assets......       (29)      (25)       --        --
                                                     ------    ------    ------    ------
                                                     US$580    US$634    US$368    US$595
                                                     ------    ------    ------    ------

PENSION PLANS

At December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. The measurement and recognition requirements for pension or other postretirement benefit plans have not changed. Prior year information has been restated to conform to the requirements of the new standard.

The Company has defined benefit pension plans for substantially all employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 1998, and a statement of the funded status as of December 31, 1998 and 1997.

                                                         1998                  1997
                                                  -------------------   -------------------
                 (IN MILLIONS)                        U.S.   NON-U.S.       U.S.   NON-U.S.
                 -------------                    --------   --------   --------   --------
Change in benefit obligations
Benefit obligations at January 1...............   US$2,872   US$  429   US$2,381   US$  412
  Service cost.................................         94         16         72         16
  Interest cost................................        200         29        179         29
  Amendments...................................          3          1          5          5
  Actuarial loss...............................        127         64        320         17
  Foreign currency exchange changes............         --          7         --        (31)
  Acquisitions.................................         --         --        114         --
  Benefits paid................................       (254)       (29)      (199)       (19)
                                                  --------   --------   --------   --------
Benefit obligations at December 31.............      3,042        517      2,872        429
Change in plan assets
Fair value of plan assets at January 1.........      3,139        322      2,787        314
  Actual return on plan assets.................        392         22        438         24
  Foreign currency exchange changes............         --         (4)        --        (13)
  Acquisitions.................................         --         --        104         --
  Company contributions........................         27         21          9         13
  Plan participant contributions...............         --          3         --          3
  Benefits paid................................       (254)       (29)      (199)       (19)
                                                  --------   --------   --------   --------
Fair value of plan assets at December 31.......      3,304        335      3,139        322
Funded status of the plan......................        262       (182)       267       (107)
  Unrecognized actuarial (gain)loss............       (172)        28       (162)       (39)
  Unrecognized prior service cost..............         29         10         33         11
  Unrecognized net transition asset............         (4)       (10)       (23)       (11)
                                                  --------   --------   --------   --------
Total recognized...............................   US$  115   US$ (154)  US$  115   US$ (146)
                                                  --------   --------   --------   --------

The following table provides the amounts recognized in the balance sheet as of December 31, 1998 and 1997:

                                                         1998                  1997
                                                  -------------------   -------------------
                 (IN MILLIONS)                        U.S.   NON-U.S.       U.S.   NON-U.S.
                 -------------                    --------   --------   --------   --------
Prepaid benefit cost...........................   US$  169   US$    2   US$  157   US$ (115)
Accrued benefit liability......................        (54)      (156)       (42)       (31)
Additional minimum liability...................        (13)       (20)       (16)        (7)
Intangible asset and other.....................          9          4         13          6
Accumulated other comprehensive income.........          4         16          3          1
                                                  --------   --------   --------   --------
Total recognized...............................   US$  115   US$ (154)  US$  115   US$ (146)
                                                  --------   --------   --------   --------

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were US$72 million, US$62 million and zero, respectively, as of December 31, 1998, and US$189 million, US$167 million and US$105 million, respectively, as of December 31, 1997.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were US$187 million, US$169 million and US$22 million, respectively, as of December 31, 1998, and US$150 million, US$138 million and US$21 million, respectively, as of December 31, 1997.

The defined benefit pension plans held approximately 4.8 million and 4.4 million shares of the Company's common stock with a fair value of approximately US$267 million and US$232 million at December 31, 1998 and 1997, respectively. The plans received approximately US$6 million and US$5 million in dividends on these shares in 1998 and 1997, respectively.

The following table provides the components of net pension cost for the plans for years 1998, 1997 and 1996:

                                        1998                  1997                  1996
                                 -------------------   -------------------   -------------------
         (IN MILLIONS)               U.S.   NON-U.S.       U.S.   NON-U.S.       U.S.   NON-U.S.
         -------------           --------   --------   --------   --------   --------   --------
Defined benefit plans
  Service cost-benefits earned
     during the year...........  US$   94   US$   16   US$   72   US$   16   US$   73   US$   14
  Interest cost on projected
     benefit obligation........       200         29        179         29        165         28
  Expected return on plan
     assets....................      (260)       (28)      (223)       (26)      (205)       (24)
  Amortization of recognized
     loss......................         1          1         --         --         10          4
  Amortization of prior service
     cost......................         7          2          7          3          6          6
  Amortization of transition
     asset.....................       (18)        (1)       (18)        (1)       (18)        (1)
                                 --------   --------   --------   --------   --------   --------
Defined benefit plans..........        24         19         17         21         31         27
Defined contribution plans.....         1          5          1          5          1          5
Employee stock ownership and
  savings plan.................        47         --         44         --         40         --
                                 --------   --------   --------   --------   --------   --------
Total pension cost.............  US$   72   US$   24   US$   62   US$   26   US$   72   US$   32
                                 --------   --------   --------   --------   --------   --------

The amount included within other comprehensive income arising from a change in the minimum pension liability was a loss of US$11 million, net of tax of US$5 million, in 1998, zero in 1997 and a gain of US$3 million, net of tax of US$2 million, in 1996.

The assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                             1998                 1997
                                                       -----------------   ------------------
                                                        U.S.    NON-U.S.     U.S.    NON-U.S.
                                                       -----   ---------   ------   ---------
Actuarial assumptions
  Discount rate.....................................   6.75%    5.5-6.0%    7.00%    6.0-7.0%
  Rate of increase in compensation levels...........   4.00%    2.0-3.5%    4.40%    3.5-4.0%

The expected long-term rate of return on plan assets for U.S. plans was 9.5 percent for 1998 and 9 percent for 1997. For non-U.S. plans the expected long-term rate of return ranged from 8.5 to 8.75 percent in 1998 and 9 to 9.5 percent in 1997.

The Company sponsors a contributory stock ownership and savings plan for which a majority of its U.S. employees are eligible. The Company matches employee contributions up to 3 percent of the participant's qualified compensation. The Company contributions are held in an unleveraged employee stock ownership plan. The Company also sponsors other defined contribution pension plans covering employees at some of its operations.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

At December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. The measurement and recognition requirements for pension or other postretirement benefit plans have not changed. Prior year information has been restated to conform to the requirements of the new standard.

The Company provides health care and life insurance benefits for a majority of its retired employees in the United States and Canada. The health care plans provide for cost sharing, in the form of employee contributions, deductibles and coinsurance, between the Company and its retirees. The postretirement health care plan covering a majority of employees who retired since August 1, 1988, limits the annual increase in the Company's contribution toward the plan's cost to a maximum of the lesser of 50 percent of medical inflation or 4 percent. Life insurance benefits are generally noncontributory. The Company's policy is to fund the cost of postretirement health care and life insurance benefits in amounts determined at the discretion of management. Retirees in certain other countries are provided similar benefits by plans sponsored by their governments.

The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 1998, and a statement of the funded status as of December 31, 1998 and 1997:

(IN MILLIONS)                                                      1998       1997
-------------                                                   -------    -------
Change in benefit obligations
Benefit obligations at January 1............................    US$ 794    US$ 760
  Service cost..............................................         19         13
  Interest cost.............................................         54         54
  Actuarial (gain) loss.....................................          8         (1)
  Acquisitions..............................................         --          4
  Foreign currency exchange rate changes....................         (3)        (3)
  Plan amendments...........................................          1         --
  Plan participant contributions............................          5          5
  Benefits paid.............................................        (44)       (38)
                                                                -------    -------
Benefit obligations at December 31..........................        834        794
Change in plan assets
Fair value of plan assets at January 1......................        129         83
  Actual return on plan assets..............................         12         12
  Company contributions.....................................         49         67
  Plan participant contributions............................          5          5
  Benefits paid.............................................        (44)       (38)
                                                                -------    -------
Fair value of plan assets at December 31....................        151        129
                                                                -------    -------
Funded status of the plan...................................       (683)      (665)
Unrecognized actuarial gain.................................        (14)       (30)
Unrecognized prior service cost.............................         (5)        (6)
                                                                -------    -------
Total accrued benefit cost recognized.......................    US$(702)   US$(701)
                                                                -------    -------

The following table provides the components of net postretirement benefit cost for the plans for years 1998, 1997 and 1996:

(IN MILLIONS)                                                     1998      1997      1996
-------------                                                   ------    ------    ------
Components of net post retirement benefit cost
Service cost................................................    US$ 19    US$ 13    US$ 13
Interest cost...............................................        54        54        54
Expected return on plan assets..............................       (13)       (9)       (5)
                                                                ------    ------    ------
Net postretirement benefit cost.............................    US$ 60    US$ 58    US$ 62
                                                                ------    ------    ------

The weighted average discount rate used in determining the accumulated postretirement benefit obligations as of December 31, 1998 and 1997, was 6.75 percent and 7 percent, respectively. The weighted average rate of compensation increase was 4.0 percent and 4.4 percent for 1998 and 1997, respectively. The weighted average expected long-term rate of return on plan assets was 9.5 percent for 1998 and 8 percent for 1997. A 7.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5 percent in the year 2009 and remain at that level thereafter.

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                                                ONE-PERCENTAGE-POINT
                                                                --------------------
(IN MILLIONS)                                                   INCREASE    DECREASE
-------------                                                   --------    --------
Effect on total of service and interest cost components.....     US$ 10      US$ (7)
Effect on postretirement benefit obligations................     US$100      US$(83)

DEBT AND CREDIT AGREEMENTS

Short-term debt

(IN MILLIONS)                                                       1998        1997
-------------                                                   --------    --------
U.S. borrowings.............................................    US$  589    US$  318
Non-U.S. borrowings.........................................         250          93
                                                                --------    --------
                                                                US$  839    US$  411
                                                                --------    --------

Long-term debt

(IN MILLIONS)                                                       1998        1997
-------------                                                   --------    --------
U.S. borrowings.............................................    US$  141    US$  691
Non-U.S. borrowings.........................................          91          54
Medium-term notes
  6.05% Notes due 2005......................................         200          --
  6.25% Notes due 2010......................................         150          --
  6.65% Notes due 2028......................................         150          --
  6.30% Notes due 2008......................................         100          --
  9.35% Notes due 2020 (due 2000 at option of note
     holder)................................................         100         100
  9.375% Notes due 2021.....................................         100         100
  Other medium-term notes...................................         326         278
Other.......................................................          25          22
                                                                --------    --------
Total long-term debt........................................       1,383       1,245
Less current portion........................................          30         128
                                                                --------    --------
                                                                US$1,353    US$1,117
                                                                --------    --------

The Company maintains two committed U.S. dollar revolving credit agreements. The first agreement allows the Company to borrow up to US$750 million with 17 banks and extends through June 2002. The second agreement allows the Company to borrow up to US$745 million with 14 banks and extends to December 6, 1999. The interest rate under the agreements is either a negotiated rate, the banks' prime rates, a rate based on the banks' costs of funds in the secondary certificate of deposit market or a rate based on an Interbank Offered Rate. The Company's commercial paper borrowings are supported by these agreements. At December 31, 1998, there were no outstanding borrowings under the U.S. revolving credit agreements.

The Company also maintains a committed U.S. dollar denominated revolving credit agreement with five banks for use by the Company's Brazilian operations. The agreement allows the Company to borrow up to US$50 million and extends through July 2003. The interest rate under the agreement is a rate based on an Interbank Offered Rate. At December 31, 1998, there were US$20 million in outstanding borrowings under this agreement.

The Company also maintains a committed multi-currency revolving credit agreement with 17 banks. The agreement allows the Company to borrow up to US$250 million and extends through June 2002. The interest rate under the agreement is based on various interest rate indices. At December 31, 1998, there were no outstanding borrowings under the multi-currency credit agreement.

At December 31, 1998, US$191 million of short-term debt was reclassified to long-term debt as the Company intends to refinance the borrowings on a long-term basis and has the ability to do so under its U.S. and multi-currency revolving credit agreements.

During 1998, the Company refinanced short-term debt by issuing US$659 million of notes and debentures that mature at various dates through 2028.

The Company established a US$1 billion Universal Shelf Registration Statement during 1998 of which approximately US$841 million remains available at December 31, 1998. Securities that may be issued under this shelf registration statement include debt securities, common stock, warrants to purchase debt securities and warrants to purchase common stock.

The weighted average interest rate on short-term borrowings outstanding, including amounts reclassified to long-term debt, at December 31, 1998 and 1997, is 5.9 percent and 6.4 percent, respectively.

The other medium-term notes bear interest at rates ranging from 5.98 percent to
9.25 percent and mature at various dates through 2020.

Long-term non-U.S. borrowings bear interest, stated in terms of the local currency borrowing, at rates ranging from 3.3 percent to 9.5 percent at December 31, 1998, and mature at various dates through 2006.

The maturities of long-term debt are, in millions: 1999 -- US$30; 2000 -- US$35; 2001 -- US$29; 2002 -- US$194; 2003 -- US$85; and US$1,010 thereafter.

The indentures and other debt agreements impose, among other covenants, maintenance of minimum net worth. Under the most restrictive interpretation of these covenants, the payment of dividends was limited to approximately US$972 million at December 31, 1998.

Compensating balance arrangements and commitment fees were not material.

LEASE COMMITMENTS

The Company leases certain offices, manufacturing and research buildings, machinery, automobiles and computer and other equipment. Such leases, some of which are noncancelable and in many cases include renewals, expire at various dates. The Company pays most maintenance, insurance and tax expenses relating to leased assets. Rental expense for operating leases was US$180 million for 1998, US$146 million for 1997 and US$130 million for 1996.

At December 31, 1998, the future minimum lease payments for noncancelable operating leases totaled US$390 million and are payable as follows: 1999 -- US$108; 2000 -- US$82; 2001 -- US$57; 2002 -- US$42; 2003 -- US$30; and US$71
thereafter.

CAPITAL STOCK

Serial Preference Stock II -- cumulative -- stated at US$2.75 a share; 5 million shares authorized.

     Series 1 -- each share convertible into 8.8 shares of common; redeemable at US$104 per share; involuntary liquidation price of US$104 per share; dividend rate of US$4.40 per annum.

     Series 3 -- each share convertible into 7.448 shares of common; redeemable at US$100 per share; involuntary liquidation price of US$40 per share; dividend rate of US$4.50 per annum.

     Series 4 -- not convertible into common shares; redemption price and involuntary liquidation price of US$125 per one one-hundredth of a share; annual dividend rate per one one-hundredth of a share of the lesser of US$4.00 or the current dividend on common stock; no shares outstanding at December 31, 1998.

Common stock -- US$0.625 par value; authorized 500 million shares; shares outstanding were reduced by treasury shares of 13.6 million in 1998 and 10.9 million in 1997.

The Company has a shareholder purchase rights plan under which each shareholder of record as of May 17, 1996, received one-half of one right for each TRW common share held. Each right entitles the holder, upon the occurrence of certain events, to buy one one-hundredth of a share of Cumulative Redeemable Serial Preference Stock II, Series 4, at a price of US$300. In other events, each right entitles the holder, other than the acquiring party, to purchase US$600 of TRW common stock or common stock of another person at a 50 percent discount. The Company may redeem these rights at its option at one cent per right under certain circumstances.

At December 31, 1998, 14.8 million shares of common stock were reserved for the exercise and issuance of stock options and conversion of the Serial Preference Stock II, Series 1 and 3. There were 1.2 million shares of Cumulative Redeemable Serial Preference Stock II, Series 4, reserved for the shareholder purchase rights plan.

STOCK OPTIONS

The Company has granted nonqualified stock options to certain employees to purchase the Company's common stock at the market price on the date of grant. Stock options granted become exercisable to the extent of one-third of the optioned shares for each full year of employment following the date of grant and expire 10 years after the date of grant. The Company applies the provisions of Accounting Principles Board Opinion No. 25 in accounting for its employee stock options and, as such, no compensation expense is recognized as the exercise price equals the market price of the stock on the date of grant.

                                          1998                    1997                    1996
                                  ---------------------   ---------------------   ---------------------
                                              WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                AVERAGE                 AVERAGE                 AVERAGE
                                   MILLIONS    EXERCISE    MILLIONS    EXERCISE    MILLIONS    EXERCISE
                                  OF SHARES       PRICE   OF SHARES       PRICE   OF SHARES       PRICE
                                  ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  year.........................      8.5      US$35.02       8.5      US$29.72       9.2      US$26.45
Granted........................      2.4         53.31       2.0         50.19       1.7         43.98
Exercised......................       .9         25.68       1.6         25.96       1.9         25.28
Canceled, expired or
  terminated...................       .2         46.54        .4         38.63        .5         35.51
Outstanding at end of year.....      9.8         40.11       8.5         35.02       8.5         29.72
Exercisable....................      5.8         32.31       5.3         27.81       5.6         25.18
Weighted-average fair value of
  options granted..............                  12.86                   11.92                    9.45

At December 31, 1998, approximately 2,000 employees were participants in the plan. As of that date, the per share exercise prices of options outstanding ranged from US$19.88 to US$58.88. The following table provides certain information with respect to stock options outstanding at December 31, 1998:

                                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                    ------------------------------------------   -----------------------
                                                  WEIGHTED-AVERAGE   WEIGHTED-                 WEIGHTED-
                                    MILLIONS OF          REMAINING     AVERAGE   MILLIONS OF     AVERAGE
                                         SHARES   CONTRACTUAL LIFE    EXERCISE        SHARES    EXERCISE
RANGE OF EXERCISE PRICES            OUTSTANDING           IN YEARS       PRICE   EXERCISABLE       PRICE
------------------------            -----------   ----------------   ---------   -----------   ---------
US$19.88 -- US$39.99.............       4.3             3.8          US$27.16        4.3       US$27.16
US$40.00 -- US$58.88.............       5.5             8.3             50.21        1.5          46.88
                                        ---             ---          --------        ---       --------
                                        9.8             6.3          US$40.11        5.8       US$32.31
                                        ---                                          ---

Had the compensation cost for the stock options granted in 1998, 1997 and 1996 been determined based on the fair value at the grant date consistent with the fair value method of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced by US$13 million (US$.10 per share) in 1998, US$9 million (US$.08 per share) in 1997 and US$5 million (US$.04 per share) in 1996. The effect on 1996 net earnings is not representative of the effect on future years' net earnings amounts as the compensation cost reflects expense for only two years' vesting in 1996.

Fair value was estimated at the date of grant using the Black-Scholes option pricing model and the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rate of 4.59%, 5.83% and 5.43%; dividend yield of 2.28%, 2.54% and 2.84%; expected volatility of 23%, 20% and 20%; and an expected option life of six years for 1998, 1997 and 1996.

CONTINGENCIES

The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably to the Company. A reserve estimate for each matter is established using standard engineering cost estimating techniques. In the determination of such costs, consideration is given to professional judgment of Company environmental engineers in consultation with outside environmental specialists when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At December 31, 1998, the Company had reserves for environmental matters of US$64 million, including US$7 million of additional accruals recorded during the year. The Company aggressively pursues reimbursement for environmental costs from its insurance carriers. However, insurance recoveries are not recorded as a reduction of environmental costs until they are fixed and determinable. At December 31, 1998, the "Other Notes and Accounts Receivable" caption on the balance sheet includes US$22 million of insurance recoveries related to environmental matters. The Company believes that any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company's financial position. However, the Company cannot predict the effect on the Company's financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company's financial position or the possible effect of compliance with environmental requirements imposed in the future.

Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at December 31, 1998, management does not anticipate that any related liability, after consideration of insurance recovery, would have a material adverse effect on the Company's financial position.

During 1997, TRW Vehicle Safety Systems Inc., a wholly owned subsidiary of the Company, reported to the Arizona Department of Environmental Quality (ADEQ) potential violations of the Arizona hazardous waste law at its Queen Creek, Arizona facility for the possible failure to properly label and dispose of wastewater that might be classified as hazardous waste. ADEQ is conducting an investigation into these potential violations and the Company is cooperating with the investigation. If ADEQ initiates proceedings against the Company with respect to such matters, the Company could be liable for penalties and fines and other relief. The Arizona State Attorney General also is investigating matters, and federal, civil and criminal governmental investigations with respect to these potential violations are ongoing. Management is currently evaluating this matter and is unable to make a meaningful estimate of the amount or range of possible liability, if any, at this time, although management believes that the Company would have meritorious defenses.

During 1996, the Company was advised by the United States Department of Justice
(DOJ) that it had been named as a defendant in two lawsuits brought by a former employee of the Company's former Space & Technology Group and originally filed under seal in 1994 and 1995, respectively, in the United States District Court for the Central District of California under the qui tam provisions of the civil False Claims Act. The Act permits an individual to bring suit in the name of the United States and share in any recovery. The allegations in the lawsuits relate to the classification of costs incurred by the Company that were charged to certain of its federal contracts. Under the law, the government must investigate the allegations and determine whether it wishes to intervene and take responsibility for the lawsuits. On February 13, 1998, the DOJ intervened in the litigation. On February 19, 1998 and March 4, 1998, the former employee filed amended complaints in the Central District of California that realleged certain of the claims included in the 1994 and 1995 lawsuits and omitted the remainder. The amended complaints allege that the United States has incurred substantial damages and that the Company should be ordered to cease and desist from violations of the civil False Claims Act and is liable for treble damages, penalties, costs, including attorneys' fees, and such other relief as deemed proper by the court. On March 17, 1998, the DOJ filed its complaint against the Company upon intervention in the 1994 lawsuit, which set forth a limited number of the allegations in the 1994 lawsuit and other allegations not in the 1994 lawsuit. The DOJ elected not to pursue the other claims in the 1994 lawsuit or the claims in the 1995 lawsuit. The DOJ's complaint alleges that the Company is liable for treble damages, penalties, interest, costs and "other proper relief." On March 18, 1998, the former employee withdrew the first amended complaint in the 1994 lawsuit at the request of the DOJ. On May 18, 1998, the Company filed answers to the former employee's first amended complaint in the 1995 lawsuit and to the DOJ's complaint, denying all substantive allegations against the Company contained therein. At the same time, the Company filed counterclaims against both the former employee and the federal government. On July 20, 1998, both the former employee and the DOJ filed motions seeking to dismiss the Company's counterclaims. On November 23, 1998 (entered as an Order on January 21, 1999), the court dismissed certain counterclaims asserted against the former employee and the federal government and took under advisement the former employee's motion to dismiss certain other counterclaims. The Company cannot presently predict the outcome of these lawsuits, although management believes that their ultimate resolution will not have a material effect on the Company's financial condition or results of operations.

OPERATING SEGMENTS

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during the fourth quarter of 1998. Statement 131 establishes standards for reporting information about operating segments in annual financial statements and requires that select information about operating segments be disclosed in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segment and geographic area information for all periods presented has been restated to conform to Statement 131.

The Company's reportable operating segments include Automotive and Space, Defense & Information Systems. The operating segments are managed separately as they each represent a strategic business component that offers different advanced technology products and serves different markets. Separate financial results are available for each operating segment and are regularly reviewed by the chief operating officer for purposes of assessing performance and allocating resources. The Company's Space, Defense & Information Systems businesses have been aggregated into one operating segment as they exhibit similar economic characteristics, operate in substantially the same regulatory environment, offer similar products and services to the same customer base, perform jointly on a significant number of contracts and exhibit similar methods of developing and delivering products and services.

The Company is a United States-based company providing advanced technology products and services for the automotive and space, defense and information systems markets. The principal markets for the Company's automotive products are North American, European and Asian original equipment manufacturers and independent distributors. Space, Defense & Information Systems primarily offers products and services to the United States Government, agencies of the United States Government, state and local governments, and international and commercial customers.

Automotive -- Occupant restraint systems, including sensors, steering wheels, air bag and seat belt systems. Steering systems, including hydraulic and electrically assisted power and manual rack and pinion steering for light vehicles, hydraulic steering systems for commercial truck and off-highway vehicles and suspension components. Electrical and electronic controls, engineered fasteners and stud welding and control systems. Engine valves and valve train parts.

Space, Defense & Information Systems -- Spacecraft, including the design and manufacture of spacecraft equipment, propulsion subsystems, electro-optical and instrument systems, spacecraft payloads, high-energy lasers and laser technology and other high-reliability components. Electronic systems, equipment, components and services, including the design and manufacture of space communication systems, airborne reconnaissance systems, unmanned aerial vehicles, avionics systems, commercial telecommunications and other electronic technologies for tactical and strategic applications. Systems integration, systems engineering services and software development in the fields of military command and control, strategic missiles, intelligence requirements management, public safety, modeling and simulation, training, telecommunications, image processing, earth observation, nuclear waste management, air traffic control, security and counterterrorism, and other high-technology systems. Information technology systems, products and services focused on defense, health and human safety, integrated supply chain, warehousing, logistics, test and evaluation, criminal justice, tax systems modernization, and financial applications.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company evaluates operating performance based on each segment's profit before income taxes and total assets net of segment current operating liabilities. Debt and related interest expense, interest related to the other postretirement benefit liability, currently payable income taxes, current deferred income taxes, long-term deferred income taxes in 1998 and corporate staff expenses are maintained at the corporate level and are not a component of the operating segment results.

Information concerning operating segments as of and for each of the three years ended December 31, is as follows:

                                                                          SPACE,
                                                                         DEFENSE &
                                                                        INFORMATION
(IN MILLIONS)                                              AUTOMOTIVE     SYSTEMS         TOTAL
-------------                                              ----------   -----------   ---------
1998
Revenue from external customers.........................   US$ 7,201     US$ 4,685    US$11,886
Segment profit before income taxes......................         543           458        1,001
Restructuring charges included in segment profit........          24            --           24
Segment assets..........................................       3,316         1,240        4,556
Depreciation and amortization...........................         396           156          552
Capital expenditures....................................         456           163          619
1997
Revenue from external customers.........................   US$ 7,032     US$ 3,799    US$10,831
Segment profit before income taxes......................         637           348          985
Segment assets..........................................       2,926         1,083        4,009
Depreciation and amortization...........................         362           115          477
Capital expenditures....................................         398           156          554
1996
Revenue from external customers.........................   US$ 6,493     US$ 3,364    US$ 9,857
Segment profit before income taxes......................         330           180          510
Special charges included in segment profit..............         293            89          382
Segment assets..........................................       2,334           657        2,991
Depreciation and amortization...........................         327           112          439
Capital expenditures....................................         343           157          500

The Company accounts for intersegment sales or transfers at current market prices. Intersegment sales and transfers were not significant. Sales to agencies of the U.S. Government, primarily by the Space, Defense & Information Systems segment, were US$4,119 million in 1998, US$3,523 million in 1997 and US$3,121 million in 1996. Sales to Ford Motor Company by the Automotive segment were US$1,423 million in 1998, US$1,469 million in 1997 and US$1,470 million in 1996.

Reconciliations of the items reported for the operating segments to the applicable amounts reported in the consolidated financial statements are as follows:

(IN MILLIONS)                                                   1998        1997        1996
-------------                                               --------    --------    --------
Segment profit before income taxes......................    US$1,001    US$  985    US$  510
Purchased in-process research and development...........          --        (548)         --
Interest expense........................................        (119)        (80)        (88)
Corporate expense and other.............................        (136)       (117)       (120)
                                                            --------    --------    --------
Earnings from continuing operations before income
  taxes.................................................    US$  746    US$  240    US$  302
                                                            --------    --------    --------

(IN MILLIONS)                                                   1998        1997        1996
-------------                                               --------    --------    --------
Segment assets..........................................    US$4,556    US$4,009    US$2,991
Segment current operating liabilities...................       1,843       1,828       1,620
Current deferred taxes..................................         179          96         424
Long-term deferred taxes................................          33          --          --
Segment eliminations and adjustments....................         122         114         106
Corporate and other.....................................         436         363         758
                                                            --------    --------    --------
Total assets............................................    US$7,169    US$6,410    US$5,899
                                                            --------    --------    --------

Information concerning principal geographic areas as of and for the three years ended December 31, is as follows:

                                                   UNITED
(IN MILLIONS)                                      STATES    GERMANY   ALL OTHER       TOTAL
-------------                                    --------   --------   ---------   ---------
Revenue from external customers
  1998........................................   US$7,658   US$1,562   US$2,666    US$11,886
  1997........................................      6,919      1,442      2,470       10,831
  1996........................................      6,469      1,038      2,350        9,857
Property, plant and equipment - net
  1998........................................   US$1,491   US$  497   US$  695    US$ 2,683
  1997........................................      1,560        451        610        2,621
  1996........................................      1,576        264        640        2,480

Revenues are attributable to geographic areas based on the location of the assets producing the revenues. Inter-area sales are not significant to the total revenue of any geographic area.

EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT AUDITORS (UNAUDITED)

On January 28, 1999, the Company announced its intention to acquire the outstanding common shares of LucasVarity plc in a cash tender offer totaling approximately US$7 billion. TRW has received fully underwritten financing from J.P. Morgan, Bank of America, and Citibank. The Boards of Directors of both companies have approved the transaction and LucasVarity's Board of Directors has entered into irrevocable agreements to support the transaction. The transaction, which is subject to normal closing conditions, is expected to be completed in the second quarter of 1999 and will be accounted for under purchase accounting.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                              FIRST                SECOND                 THIRD                FOURTH
 (IN MILLIONS EXCEPT   -------------------   -------------------   -------------------   -------------------
   PER SHARE DATA)         1998       1997       1998       1997       1998       1997       1998       1997
 -------------------   --------   --------   --------   --------   --------   --------   --------   --------
                            (A)                                         (B)                   (C)     (D)(E)
Sales................  US$3,095   US$2,660   US$3,028   US$2,852   US$2,836   US$2,521   US$2,927   US$2,798
Gross profit.........       520        482        547        534        522        466        582        523
Earnings (loss)
  before income
  taxes..............       204        195        198        219        164        166        180       (340)
Net earnings
  (loss).............       129        119        126        135        104        108        118       (411)
Net earnings (loss)
  per share
  Diluted............      1.03        .92       1.00       1.05        .85        .85        .96      (3.34)
  Basic..............      1.05        .95       1.03       1.09        .86        .88        .98      (3.34)

---------------

(A) Earnings (loss) before income taxes includes a US$49 million gain (US$32 million after tax, 25 cents per share) from the settlement of certain patent litigation and a US$34 million charge (US$22 million after tax,

     17 cents per share) for litigation and contract reserves and severance costs relating to the combination of the Company's systems integration business with BDM International, Inc.

(B) Earnings (loss) before income taxes includes a charge of US$13 million (US$8 million after tax, 7 cents per share) related to the automotive restructuring.

(C) Earnings (loss) before income taxes includes a benefit of US$25 million (US$16 million after tax, 13 cents per share) from an interest accrual adjustment relating to a tax litigation settlement and an US$11 million charge (US$10 million after tax, 8 cents per share) related to the automotive restructuring.

(D) Earnings (loss) before income taxes includes a US$548 million (US$4.46 per share) one time noncash charge related to in-process research and development with no income tax benefit.

(E) Earnings (loss) before income taxes includes a US$15 million gain (US$10 million after tax, 8 cents per share) related to the sale of a property.

STOCK PRICES AND DIVIDENDS (UNAUDITED)

The book value per common share at December 31, 1998, was US$15.61 compared to US$13.19 at the end of 1997. The Company's Directors declared the 242nd consecutive quarterly dividend during December 1998. Dividends declared per share in 1998 were US$1.28, up 3 percent from US$1.24 in 1997. The following table highlights the market prices of the Company's common and preference stocks and dividends paid for the quarters of 1998 and 1997.

                                       PRICE OF                PRICE OF
                                     TRADED SHARES           TRADED SHARES       DIVIDENDS PAID PER SHARE
                                 ---------------------   ---------------------   -------------------------
                                         1998                    1997               1998          1997
                                 ---------------------   ---------------------   -----------   -----------
                       QUARTER        HIGH         LOW        HIGH         LOW
                       -------   ---------   ---------   ---------   ---------
Common stock              1      US$ 56 1/4  US$ 50 9/16 US$ 55 7/8  US$ 48 1/8   US$       .31  US$       .31
Par value US$0.625        2          57 3/8      50 1/16     58 3/8      47 3/8             .31            .31
per share                 3          56 15/16     42 11/16     61 5/16     51 1/4            .31            .31
                          4          58          43          61 3/16     50 1/2             .33            .31
Cumulative Serial         1         400         200         500         300              1.10          1.10
Preference Stock II       2         468         468         457 1/2     442              1.10          1.10
US$4.40 Convertible       3         495         420         600         300              1.10          1.10
Series 1                  4         480         480         495         495              1.10          1.10
Cumulative Serial         1         390         379         400         364              1.125         1.125
Preference Stock II       2         400         400         402         396              1.125         1.125
US$4.50 Convertible       3         405         405         423 1/4     423 1/4          1.125         1.125
Series 3                  4         350         250         420         400              1.125         1.125

The US$4.40 Convertible Series 1 was not actively traded during the first quarter of 1998 and the first and third quarters of 1997. The US$4.50 Convertible Series 3 were not actively traded during the fourth quarter of 1998. The prices shown for these quarters represent the range of asked(high) and bid(low) quotations.

      APPENDIX V -- CERTAIN MARKET, DIVIDEND AND EXCHANGE RATE INFORMATION

1.     MARKET PRICE DATA

The principal trading market for LucasVarity Shares is the London Stock Exchange and the principal trading market for LucasVarity ADSs is the NYSE. LucasVarity Shares have been listed and traded on the London Stock Exchange since 6 September 1998 and LucasVarity ADSs have been listed and traded on the NYSE since 6 September, 1996. The following table sets out, for the periods indicated, the reported high and low Closing Prices for LucasVarity Shares and high and low closing prices for LucasVarity ADSs on the NYSE as reported on Bloomberg. Each LucasVarity ADS represents ten LucasVarity Shares.

                                                              PRICE PER            PRICE PER
                                                          LUCASVARITY SHARE     LUCASVARITY ADS
                                                          ------------------    ----------------
                                                             HIGH        LOW      HIGH       LOW
                                                          -------    -------    ------    ------
                                                          (PENCE)    (PENCE)     (US$)     (US$)
1997:
First Quarter.........................................    228.00     193.50     38 1/2        30 1/2
Second Quarter........................................    211.00     182.00     34 7/8        30
Third Quarter.........................................    243.00     182.00     39 1/8        30 3/4
Fourth Quarter........................................    242.50     188.25     39 1/8        31 7/16
1998:
First Quarter.........................................    243.50     198.00     41 5/18       32 1/2
Second Quarter........................................    284.25     233.00     46 1/2        39 13/16
Third Quarter.........................................    246.00     181.00     40 9/16       31 1/4
Fourth Quarter........................................    216.00     170.50     36 1/4        29 1/2

On 27 January, 1999, the last business day prior to the announcement of the Offer, the Closing Price for LucasVarity Shares was 283.5 pence and the closing price on the NYSE Composite Tape for LucasVarity ADSs was US$46 11/16.

The following table shows the Closing Price for LucasVarity Shares, and the closing price on the NYSE Composite Tape LucasVarity ADSs for the first dealing day that the London Stock Exchange or, as the case may be, the NYSE was open for business in each month from August 1998 to February 1999, for 5 January, 1999 (the last business day prior to the commencement of the Offer Period) and for 4 February, 1999 (the latest practicable date prior to publication of this document):

                                                                LUCASVARITY
DATE                                                            SHARE PRICE       ADS
----                                                            -----------    ------
                                                                 (PENCE)        (US$)
3 August, 1998..............................................      214.00           34 11/16
1 September, 1998...........................................      216.25           36 1/8
1 October, 1998.............................................      179.00           30 7/16
2 November, 1998............................................      208.50           36 3/16
1 December, 1998............................................      208.00           35 3/4
4 January, 1999.............................................      207.75           35 1/2
5 January, 1999.............................................      215.25           38
1 February, 1999............................................      289.50           47 1/2
4 February, 1999............................................      291.75           48 7/16

2.     DIVIDEND DATA

                                                                    HISTORICAL DIVIDENDS
                                                                          DECLARED
                                                                -----------------------------
                                                                LUCASVARITY     LUCASVARITY*
                                                                   SHARE             ADS
                                                                ------------    -------------
                                                                   (PENCE)            (PENCE)
Eight months to 31 January, 1997............................          2.25             22.5
Year to 31 January, 1998....................................           4.5             45.0
Six months to 31 July, 1998.................................           2.5             25.0

---------------

* Dividends were paid by the US Depositary to LucasVarity ADS holders in US dollars converted at the prevailing exchange rate.

3.     EXCHANGE RATE DATA

The following table shows, for the periods and dates indicated, certain information regarding the exchange rate for the pound sterling, based on the Noon Buying Rate, expressed in US dollars per L1.

                                                          PERIOD    AVERAGE
YEAR ENDED 31 DECEMBER                                     END       RATE*      HIGH      LOW
----------------------                                    ------    -------    ------    ------
1994..................................................    1.5665    1.5319     1.6368    1.4615
1995..................................................    1.5535    1.5785     1.6440    1.5302
1996..................................................    1.7123    1.5606     1.7123    1.4948
1997..................................................    1.6427    1.6373     1.7035    1.5775
1998..................................................    1.6628    1.6573     1.7222    1.6114

---------------

*   The average of the daily Noon Buying Rates during the period.

On 28 January, 1999, the date of announcement of the Offer, the Noon Buying Rate for the pound sterling was US$1.6470 per L1.

                     APPENDIX VI -- ADDITIONAL INFORMATION

1.     RESPONSIBILITY

The Directors of the Offeror, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document, other than that relating to the LucasVarity Group and the Directors of LucasVarity. To the best of the knowledge and belief of the Directors of the Offeror (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Directors of LucasVarity (other than Dr. R. M. Gates who is also a Director of TRW and has taken no part in discussions by the Board of LucasVarity relating to the Offer), whose names are set out in paragraph 2(c) below, accept responsibility for the information contained in this document relating to the LucasVarity Group and the Directors of LucasVarity. Dr. R. M. Gates accepts responsibility for the factual information relating to the LucasVarity Group and himself contained in this document but not for any recommendation, forecast or other expression of opinion or expectation made in connection with the Offer. To the best of the knowledge and belief of the Directors of LucasVarity (who have taken all reasonable care to ensure that such is the case), such information (on the basis described herein) is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.     DIRECTORS OF THE OFFEROR, TRW AND OF LUCASVARITY

(A)    DIRECTORS OF THE OFFEROR

      The Directors of the Offeror are Joseph T. Gorman, Peter S. Hellman and Carl G. Miller. The Secretary of the Offeror is William B. Lawrence. They have each held their respective positions since 28 January, 1999. The registered office of the Offeror is 9 Cheapside, London EC2V 6AD. The Offeror was formed at the direction of TRW and is a wholly owned subsidiary of TRW.

       JOSEPH T. GORMAN
      Mr. Gorman was elected a Director of TRW in 1984. Mr. Gorman has been Chairman of the Board and Chief Executive Officer of TRW since 1988. Mr. Gorman currently is a Director of Aluminum Company of America and The Procter & Gamble Company.

       PETER S. HELLMAN
      Mr. Hellman was elected a Director of TRW in 1995. Mr. Hellman has been President and Chief Operating Officer of TRW since 1995. He was Executive Vice President and Assistant President of TRW from 1994 to 1995. Previously, Mr. Hellman served as Executive Vice President and Chief Financial Officer of TRW from 1991 to 1994. He also is a Director of Arkwright Mutual Insurance Company and U.S. West, Inc.

       CARL G. MILLER
      Mr. Miller was elected Executive Vice President and Chief Financial Officer of TRW in 1996. He was Executive Vice President, Chief Financial Officer and Controller in 1996 and Vice President and Controller of TRW from 1990 to 1996.

       WILLIAM B. LAWRENCE
      Executive Vice President, General Counsel and Secretary of TRW since June 1997. He was Executive Vice President, Planning, Development & Government Affairs of TRW from 1989 to June 1997.

(B)    DIRECTORS AND EXECUTIVE OFFICERS OF TRW

      The Directors of TRW are: Michael H. Armacost, Bernd Blankenstein, Martin Feldstein, Robert M. Gates, Joseph T. Gorman, Carl H. Hahn, Timothy W. Hannermann, George H. Heilmeier, Peter S. Hellman, Karen N. Horn, E. Bradley Jones, William S. Kiser, Howard V. Knicely, William B. Lawrence, David B.

      Lewis, James T. Lynn, Lynn M. Martin, Carl G. Miller, Philip A. Odeen, John D. Ong, Richard W. Pogue, James S. Remick, Peter Staudhammer, John P. Stenbit, and Ronald D. Sugar.

      Unless otherwise indicated, the business address of each such Director and executive officer is 1900 Richmond Road, Cleveland, Ohio 44124. Unless otherwise indicated, each occupation set out opposite an individual's name refers to employment with TRW. All Directors and executive officers listed below are citizens of the United States, except that Dr. Blankenstein is a citizen of Germany and Dr. Hahn is a citizen of Austria.

       MICHAEL H. ARMACOST
      Mr. Armacost was elected a Director of TRW in 1993. Mr. Armacost has been President of the Brookings Institution since October 1995. He served as a distinguished fellow and visiting professor at the Asia/ Pacific Research Center of Stanford University from 1993 to 1995. Mr. Armacost was U.S. Ambassador to Japan from 1989 to 1993. He is also a Director of AFLAC Incorporated, Applied Materials, Inc. and Cargill, Incorporated.

       BERND BLANKENSTEIN
      Executive Vice President of TRW and Managing Director of TRW Engine Components since January 1999. He was Executive Vice President and General Manager, TRW Steering, Suspension & Engine Group from 1996 to 1998; Managing Director, TRW Deutschland GmbH from 1995 to 1996; Vice President and General Manager, TRW's Global Engine Components business from 1994 to 1996; and Managing Director, TRW Motorkomponenten GmbH & Co. KG from 1991 to 1995.

       MARTIN FELDSTEIN
      Dr. Feldstein was elected a Director of TRW in 1981, resigned his position upon joining the U.S. federal government in August 1982 and was again elected a Director in July 1984. Dr. Feldstein has been Professor of Economics at Harvard University since 1967. In addition, he serves as President and Chief Executive Officer of the National Bureau of Economic Research, a position he held from 1977 to 1982 and from July 1984 until the present. Dr. Feldstein is also a Director of American International Group, Inc., Columbia/HCA Healthcare Corp. and J.P. Morgan & Co. Incorporated.

       ROBERT M. GATES
      Dr. Gates was elected a Director of TRW in 1994. Dr. Gates, 55, is a consultant, author and lecturer. He is a former Director of the United States Central Intelligence Agency. Prior to serving as Director, Dr. Gates served as Deputy National Security Adviser and Assistant to the President of the United States. Dr. Gates was first elected a Director of Varity Corporation in 1993. He is a Director of LucasVarity and NACCO Industries Inc. and a Trustee of Fidelity Funds.

       JOSEPH T. GORMAN
      Mr. Gorman was elected a Director of TRW in 1984. Mr. Gorman has been Chairman of the Board and Chief Executive Officer of TRW since 1988. Mr. Gorman currently is a Director of Aluminum Company of America and The Procter & Gamble Company.

       CARL H. HAHN
      Dr. Hahn was elected a Director of TRW in 1993. Dr. Hahn served as Chairman of the Board of Volkswagen AG from 1981 until his retirement at the end of 1992. He also is a Director of PACCAR Inc. and a member of the supervisory Board of Perot Systems Corporation.

       TIMOTHY W. HANNEMANN
      Executive Vice President and General Manager, TRW Space & Electronics Group since 1993.

       GEORGE H. HEILMEIER
      Dr. Heilmeier was elected a Director of TRW in 1992. Dr. Heilmeier has been Chairman Emeritus of Bell Communications Research Inc. (Bellcore) since 1998. He served as Chairman and Chief Executive Officer of Bellcore from 1997 to 1998. He served as President and Chief Executive Officer of Bellcore from 1991 to year-end 1996. Dr. Heilmeier is also a Director of Automatic Data Processing, Inc., Compaq Computer Corporation and TeleTech Holdings, Inc. and a trustee of The MITRE Corporation.

       PETER S. HELLMAN
      Mr. Hellman was elected a Director of TRW in 1995. Mr. Hellman has been President and Chief Operating Officer of TRW since 1995. He was Executive Vice President and Assistant President of TRW from 1994 to 1995. Previously, Mr. Hellman served as Executive Vice President and Chief Financial Officer of TRW from 1991 to 1994. He also is a Director of Arkwright Mutual Insurance Company and U.S. West, Inc.

       KAREN N. HORN
      Mrs. Horn was elected a Director of TRW in 1990. Mrs. Horn has served as Senior Managing Director and Head of International Private Banking of Bankers Trust New York Corporation since 1996. She was Chairman of Bank One, Cleveland, N. A. from 1987 to 1996 and also served as Chief Executive Officer of Bank One from 1987 to 1995. Mrs. Horn also is a Director of Eli Lilly and Company and Rubbermaid Incorporated.

       E. BRADLEY JONES
      Mr. Jones was elected a Director of TRW in 1982. Mr. Jones served as Chairman and Chief Executive Officer of Republic Steel Corporation and its successor LTV Steel Company from 1982 until his retirement in 1984. He is also a Director of Birmingham Steel Corporation, CSX Transportation Inc. and RPM, Inc. and a trustee of The Fidelity Funds.

       WILLIAM S. KISER
      Dr. Kiser was elected a Director of TRW in 1985. Dr. Kiser served as Vice Chairman and Chief Medical Officer of Primary Health Systems, Inc. from 1994 until his retirement in 1998. He served as medical Director of American Health Care Management, Inc. from 1992 to 1994. Dr. Kiser is also a trustee and officer of the American Foundation of Urologic Diseases.

       HOWARD V. KNICELY
      Executive Vice President, Human Resources and Communications since 1995. He was Executive Vice President, Human Resources, Communications & Information Resources from 1989 to 1994.

       WILLIAM B. LAWRENCE
      Executive Vice President, General Counsel and Secretary of TRW since June 1997. He was Executive Vice President, Planning, Development & Government Affairs of TRW from 1989 to June 1997.

       DAVID B. LEWIS
      Mr. Lewis was elected a Director of TRW in 1995. Mr. Lewis has been Chairman of the Board of Lewis & Munday, a Detroit law firm, since 1982. He is also a Director of Comerica Bank, CSX Transportation Inc., M.A. Hanna Company and LG&E Energy Corporation.

       JAMES T. LYNN
      Mr. Lynn was elected a Director of TRW in 1993. Mr. Lynn served as senior advisor to Lazard Freres & Co. LLC, investment bankers, from November 1992 to 1997. He served as Chairman of the Board and Chief Executive Officer of Aetna Life and Casualty Company from 1984 until his retirement in 1992.

       LYNN M. MARTIN
      Ms. Martin was elected a Director of TRW in 1995. Ms. Martin has chaired Deloitte & Touche's Council on the Advancement of Women and has served as an advisor to the firm since 1993. She also has held the Davee Chair at the J. L. Kellogg Graduate School of Management, Northwestern University, since 1993. Previously, Ms. Martin served as U. S. Secretary of Labor from 1991 to 1993. She is also a Director of Ameritech Corporation, Dreyfus Funds, Harcourt General, Inc., The Procter & Gamble Company and Ryder System, Inc.

       CARL G. MILLER
      Mr. Miller was elected Executive Vice President and Chief Financial Officer of TRW in 1996. He was Executive Vice President, Chief Financial Officer and Controller in 1996 and Vice President and Controller of TRW from 1990 to 1996.

       PHILIP A. ODEEN
      Executive Vice President and General Manager, TRW Systems & Information Technology Group since 1998. He was President and Chief Executive Officer of BDM International, Inc. from 1992 to 1998.

       JOHN D. ONG
      Mr. Ong was elected a Director of TRW in 1995. Mr. Ong is Chairman Emeritus of The BFGoodrich Company. He served as Chairman of the Board of BFGoodrich from 1979 to 1997. He was also Chief Executive Officer of BFGoodrich from July 1979 through 1996. Currently, Mr. Ong is a Director of Ameritech Corporation, ASARCO, Inc., Cooper Industries, Inc., The Geon Company and Marsh & McLennan Companies, Inc.

       RICHARD W. POGUE
      Mr. Pogue was elected a Director of TRW in 1994. Mr. Pogue has served as senior advisor to Dix & Eaton, a public relations firm, since 1994. Previously, he was senior partner at the law firm of Jones, Day, Reavis & Pogue from 1993 to 1994 and managing partner of that firm from 1984 to 1992. Mr. Pogue is also a Director of Continental Airlines, Inc., Derlan Industries Limited, M.A. Hanna Company, The IT Group, Inc., KeyCorp, Lamalie Associates, Inc., and Rotek Incorporated.

       JAMES S. REMICK
      Executive Vice President and Deputy General Manager, TRW Automotive since January 1999. He was Executive Vice President and General Manager, TRW Occupant Restraint Systems Group from 1996 to 1998; Executive Vice President and General Manager, TRW Steering, Suspension & Engine Group from 1995 to 1996; Vice President and Deputy General Manager, Automotive in 1995; and Vice President and General Manager, TRW Steering & Suspension Systems, North and South America from 1991 to 1995.

       PETER STAUDHAMMER
      Vice President, Science & Technology since 1993. He was Vice President and Director of the Center for Automotive Technology from 1990 to 1993.

       JOHN P. STENBIT
      Executive Vice President, Telecommunications since October 1997. He was Executive Vice President and General Manager, TRW Systems Integration Group from 1994 to October 1997; Vice President and General Manager, TRW Systems Integration Group from 1990 to 1994. Mr. Stenbit is also a Director of ICO Global Communications (Holdings) Limited.

       RONALD D. SUGAR
      Executive Vice President of TRW Inc. since January 1999. He was Executive Vice President and General Manager, TRW Automotive Electronics Group from 1996 through 1998; Executive Vice President and Chief Financial Officer from 1994 to 1996; Vice President, Group Development, TRW Space & Electronics Group from 1992 to 1994.

(c)    DIRECTORS OF LUCASVARITY

      The Directors of LucasVarity whose registered office is at 46 Park Street, London W1Y 4DJ are as follows: Edmund Arthur Wallis, Victor Albert Rice, John Anthony Gilroy, Neil David Arnold, Thomas Noel Davidson, Robert Michael Gates, Sydney Gillibrand, Sir Bryan Hubert Nicholson, Dr Alan Walter Rudge and Warren Stanford Rustand.

       EDMUND ARTHUR WALLIS, CHAIRMAN
      Appointed to the Board of LucasVarity on 30 May, 1996 and became Chairman on 15 May, 1998. Mr. Wallis, 59, joined the Board of Lucas Industries plc in 1995. He is Chairman of PowerGen plc. He joined the Central Electricity Generating Board from school and held several positions prior to becoming its Director of Operations in 1986. In 1988, he was asked by the then Secretary of State for Energy, Lord Parkinson, to create PowerGen. He is a Director of Mercury European Privatisation Trust plc.

       VICTOR ALBERT RICE, CHIEF EXECUTIVE OFFICER
      Appointed to the Board of LucasVarity on 30 May, 1996 and made Chief Executive Officer on 5 September, 1996. Mr. Rice, 57, was formerly the Chairman and Chief Executive Officer of Varity Corporation from 1980 until the merger with Lucas Industries plc. He was first elected a Director of Varity Corporation in 1978. Mr. Rice also serves as a Director of American Precision Industries Inc.

       JOHN ANTHONY GILROY, CHIEF OPERATING OFFICER
      Appointed to the Board of LucasVarity on 21 January, 1997. Mr. Gilroy, 62, joined the Varity Corporation group as Chief Executive of VarityPerkins in 1989 and was appointed Chief Operating Officer of Varity Corporation in November 1994. He subsequently became President and Chief Operating Officer of Varity Corporation in April 1996.

       NEIL DAVID ARNOLD, GROUP FINANCE DIRECTOR
      Appointed to the Board of LucasVarity on 8 October, 1997. Mr. Arnold, 50, joined VarityPerkins as a graduate trainee in 1969. Among positions he held at Varity Corporation were Chief Financial Officer and Corporate Treasurer. He was appointed Group Finance Director of LucasVarity in December 1996. He is a Director of WHX Inc.

       THOMAS NOEL DAVIDSON
      Appointed to the Board of LucasVarity on 30 May, 1996. Mr. Davidson, 59, is a private investor and venture capitalist. He was first elected a Director of Varity Corporation in 1987. Among other Boards, he is a Director of Canada Publishing Corporation, Derlan Industries Inc., MDC Corporation and Clemmer Corporation. He served as Chairman of Hanson Chemical Inc. until 1992, General Trust Corporation until 1993 and Nu-Tech Precision Metal Inc. until 1995.

       ROBERT MICHAEL GATES
      Appointed to the Board of LucasVarity on 30 May, 1996. Dr. Gates, 55, is a consultant, author and lecturer. He is a former Director of the United States Central Intelligence Agency. Prior to serving as Director, Dr. Gates served as Deputy National Security Adviser and Assistant to the President of the United States. Dr. Gates was first elected a Director of Varity Corporation in 1993. He is a Director of TRW Inc. and NACCO Industries Inc. and a Trustee of Fidelity Funds.

       SYDNEY GILLIBRAND, CBE
      Appointed to the Board of LucasVarity on 30 May, 1996. Mr. Gillibrand, 64, joined the Board of Lucas Industries plc in 1995. He was Vice-Chairman of British Aerospace plc from 1992 to 1995 and now holds the post of Senior Corporate Adviser with that company. He was a member of the Supervisory Board of Airbus Industries from 1986 to 1992. He is Chairman of AMEC plc and non-executive Director of ICL plc and Messier Dowty International Limited.

       SIR BRYAN HUBERT NICHOLSON
      Appointed to the Board of LucasVarity on 30 May, 1996. Sir Bryan, 66, is Chairman and a Director of British United Provident Association and is Chairman of Cookson Group plc. Sir Bryan was a Director of Varity Corporation from 1993 until the merger with Lucas Industries plc. He is a past President of the Confederation of British Industry and is the former Chairman and Chief Executive Officer of the British Post Office. He is a Director of GKN PLC and Equitas Holdings Limited.

       DR. ALAN WALTER RUDGE, CBE
      Appointed to the Board of LucasVarity on 1 January, 1997. Dr. Rudge, 61, is Chairman of WS Atkins plc. He served as Deputy Chief Executive of British Telecommunications plc until 1997 and is Chairman of the UK's Engineering and Physical Sciences Research Council and Engineering Council.

       WARREN STANFORD RUSTAND
      Appointed to the Board of LucasVarity on 30 May, 1996. Mr. Rustand, 56, is the Chairman of Cambridge Company Limited and of Health Partners and a Director of 20/20 Laser Centers and Ventana Group Systems. He was a Director of Varity Corporation from 1989 until the merger with Lucas Industries plc.

3.     PRINCIPAL PURCHASES

In accordance with normal UK practice and pursuant to relief granted by the SEC from Rule 10b-13 under the Exchange Act, TRW, the Offeror or their respective nominees or brokers (acting as agents) may make certain purchases of LucasVarity Securities outside the United States during the period in which the Offer remains open for acceptance, and affiliates of J.P. Morgan will continue to act as market makers for LucasVarity on the London Stock Exchange. In accordance with the terms of the SEC relief that has been granted, among other things, (i) such purchases may not be effected within the United States, (ii) information regarding such purchases must be disclosed in the United States by press release to the extent that disclosure is made public in the UK pursuant to the City Code and (iii) TRW, the Offeror and any such other person must comply with any applicable rules of UK regulatory organisations, including the City Code and the rules of the London Stock Exchange.

4.     SHAREHOLDINGS AND DEALINGS

(A)    DEFINITIONS

For the purposes of this paragraph 4:

      "arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities of LucasVarity which may be an inducement to deal or refrain from dealing;

      an "associate" includes:

      (i) subsidiaries and associated companies of LucasVarity and companies of which any such subsidiaries or associated companies are associated companies;

      (ii) banks, financial and other professional advisers (including stockbrokers) to LucasVarity or a company covered in (i) above, including persons controlling, controlled by or under the same control as such bank, financial or other professional advisers;

      (iii) the Directors of LucasVarity together with the directors of any company covered in (i) above (together in each case with their close relatives and related trusts); and

      (iv)  the pension funds of LucasVarity or a company covered in (i) above;

      a "bank" does not apply to a bank whose sole relationship with LucasVarity or a company covered in (i) above is the provision of normal commercial banking services or such activities in connection with the Offer as confirming that cash is available, handling acceptances and other registration work;

      ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;

      "derivative" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

      "disclosure period" means the period commencing on 6 January, 1998 (the date twelve months prior to the commencement of the Offer Period) and ending on 4 February, 1999 (the latest practicable date prior to the publication of this document); and

      "relevant securities" means LucasVarity Securities or any securities convertible into, rights to subscribe for, options (including traded options) in respect of, or derivatives referenced to, LucasVarity Securities.

(B)    SHARES OF THE OFFEROR

Save as disclosed below, neither LucasVarity nor any of its directors nor their immediate families, owns or is interested, directly or indirectly, in any shares of the Offeror or any securities convertible into, rights to subscribe for, or options (including traded options) in respect of such shares, nor has any such person dealt for value therein during the disclosure period:

                                                                                 NUMBER OF
                                                                NUMBER OF       TRW SHARES
                                                                TRW SHARES    UNDER OPTION(1)
                                                                ----------    ---------------
R. M. Gates.................................................      2,580            3,000

---------------

NOTE:

(1) Of this amount, options to acquire 1,500 shares are exercisable within sixty days of 4 February, 1999 (being the latest practicable date prior to the publication of this document).

(C)    LUCASVARITY SECURITIES

As at 4 February, 1999 (being the latest practicable date prior to the publication of this document), the interests of the Directors of LucasVarity in LucasVarity Securities which had been notified to LucasVarity pursuant to section 324 or 328 of the Companies Act and which are required to be entered in the register maintained under section 325 of the Companies Act and the interests of all persons connected (within the meaning of section 346 of the Companies
Act) with the Directors of LucasVarity which would, if the connected person were a Director of LucasVarity, be required to be disclosed in accordance with the foregoing sections, and the existence of which is known or could with reasonable diligence become known by the relevant Director of LucasVarity, all of which are beneficial unless otherwise stated, were as follows:

                                                                                        PERCENTAGE OF
                                                      NUMBER OF                          LUCASVARITY
                                                     LUCASVARITY       NUMBER OF           ISSUED
                                                       SHARES       LUCASVARITY ADSS    SHARE CAPITAL
                                                     -----------    ----------------    -------------
E. A. Wallis.....................................        5,234                --            .0004%
V. A. Rice.......................................       50,000           106,241             .080%
J. A. Gilroy.....................................      205,169(1)          9,121             0.21%
N. D. Arnold.....................................       50,000            24,862             .021%
T. N. Davidson...................................           --            16,082             .011%
R. M. Gates......................................           --             1,701            .0012%
S. Gillibrand....................................       15,163                --             .001%
Sir Bryan Nicholson..............................       72,430                --             .005%
A. W. Rudge......................................        5,000                --            .0004%
W. S. Rustand....................................           --             2,238            .0016%
Total............................................      402,996           160,245            0.143%

---------------

NOTE:  (1) This number includes 153,346 LucasVarity Shares in which J. A. Gilroy is interested under an employee benefit trust.

The following Directors of LucasVarity hold options to subscribe for LucasVarity Shares under the LucasVarity Share Option Schemes:

                                  OPTIONS IN
                                  RESPECT OF      EXERCISE PRICE
                                  LUCASVARITY     PER LUCASVARITY
DIRECTOR                            SHARES             SHARE         DATE GRANTED     EXERCISE PERIOD
--------                         -------------    ---------------    ------------    -----------------
E. A. Wallis                                --             --                --                     --
V. A. Rice                        1,984,360(2)       US$0.840          25.03.92      06.09.96-24.03.02
                                  2,616,480(1)       US$2.725          02.06.93      06.09.96-01.06.03
                                  2,252,160(1)       US$4.257          04.02.94      06.09.96-03.02.04
                                  1,391,730(1)       US$3.116          12.05.95      06.09.96-11.05.05
                                  2,044,260(1)       US$2.935          25.03.96      06.09.96-24.03.06
                                    575,000(3)         246.5p          29.11.96      29.11.99-28.11.06
                                    525,000(3)         183.5p          30.04.97      30.04.00-29.04.07
                                    950,000(3)         194.0p          16.09.98      16.09.01-15.09.08
J. A. Gilroy                        223,740(2)       US$0.840          25.03.92      06.09.96-24.03.02
                                    716,220(1)       US$2.725          02.06.93      06.09.96-01.06.03
                                    592,710(1)       US$4.257          04.02.94      06.09.96-03.02.04
                                    666,540(1)       US$3.116          12.05.95      06.09.96-11.05.05
                                  1,107,800(1)       US$2.935          25.03.96      06.09.96-24.03.06
                                    300,000(3)         246.5p          29.11.96      29.11.99-28.11.06
                                    425,000(3)         183.5p          30.04.97      30.04.00-29.04.07
                                    550,000(3)         194.0p          16.09.98      16.09.01-15.09.08
N. D. Arnold                        458,390(2)       US$0.840          25.03.92      06.09.96-24.03.02
                                    647,910(1)       US$2.725          02.06.93      06.09.96-01.06.03
                                    507,840(1)       US$4.257          29.03.94      06.09.96-28.03.04
                                    312,570(1)       US$3.116          12.05.95      06.09.96-11.05.05
                                    499,630(1)       US$2.935          25.03.96      06.09.96-24.03.06
                                    150,000(3)         246.5p          29.11.96      29.11.99-28.11.06
                                    210,000(3)         183.5p          30.04.97      30.04.00-29.04.07
                                    450,000(3)         194.0p          16.09.98      16.09.01-15.09.08
T. N. Davidson                       41,400(1)       US$4.257          02.06.94      06.09.96-01.06.99
                                     41,400(1)       US$3.805          25.05.95      06.09.96-24.05.00
                                     41,400(1)       US$3.333          23.05.96      06.09.96-22.05.06
R. M. Gates                          41,400(1)       US$4.257          02.06.94      06.09.96-01.06.99
                                     41,400(1)       US$3.805          25.05.95      06.09.96-24.05.00
                                     41,400(1)       US$3.333          23.05.96      06.09.96-22.05.06
S. Gillibrand                               --             --                --                     --
Sir Bryan Nicholson                  41,400(1)       US$4.257          02.06.94      06.09.96-01.06.99
                                     41,400(1)       US$3.805          25.05.95      06.09.96-24.05.00
                                     41,400(1)       US$3.333          23.05.96      06.09.96-22.05.06
Dr. A. W. Rudge                             --             --                --                     --
W. S. Rustand                        41,400(1)       US$4.257          02.06.94      06.09.96-01.06.99
                                     41,400(1)       US$3.805          25.05.95      06.09.96-24.05.00
                                     41,400(1)       US$3.333          23.05.96      06.09.96-22.05.06
Total                            13,852,650(1)
                                  2,666,490(2)
                                  4,135,000(3)
Grand Total                         20,654,140

---------------

NOTES: (1) Options granted under the Varity Corporation Shareholder Value Incentive Plan.

        (2) Options granted under the Varity Corporation Executive Stock Option Plan.

        (3) Options granted under the LucasVarity 1996 Executive Scheme.

(d) Save as disclosed in this document, none of the Directors of LucasVarity (nor any person connected with any of them within the meaning of section 346 of the Companies Act) has any interest in any relevant securities nor has any such person dealt for value therein during the disclosure period;

(e) The Directors of LucasVarity have given irrevocable undertakings to accept the Offer in respect of their holdings amounting in aggregate to 1,852,100 LucasVarity Shares, representing 0.13 per cent. of LucasVarity's issued share capital, as recorded against their respective names in the tables in paragraph 4(c) (other than 153,346 LucasVarity Shares recorded against the name of Mr. J. A. Gilroy in which he is interested under an employee benefit trust);

(f) The following associates (other than the Directors and their immediate families) of LucasVarity own or control the following LucasVarity Shares:

                                                                          NUMBER OF
      NAME                                                            LUCASVARITY SHARES
      ----                                                            ------------------
      Lucas Pensions Trust Ltd....................................         1,632,452
      Lucas Employees Trust Ltd...................................        15,951,200

(g) LucasVarity, the Directors of LucasVarity and their immediate families have dealt for value in relevant securities during the disclosure period as follows:

                                                                      NUMBER AND CLASS
      DATE       NAME OF DIRECTOR      NATURE OF TRANSACTION           OF SECURITIES      PRICE (P)
      ----       ----------------      ---------------------          ----------------    ---------
      17.9.98..  N. D. Arnold          Acquisition of Shares           50,000 Ordinary      196.03
      19.5.98..  T. N. Davidson        Exercise of Stock Options       41,400 Ordinary      160.82
      23.10.98.. R. M. Gates           Acquisition of Shares            4,000 Ordinary      193.24
                                       (or ADSs)                            (400 ADSs)
      17.9.98..  J. A. Gilroy          Acquisition of Shares           50,000 Ordinary      196.03
      11.5.98..  Sir Bryan Nicholson   Exercise of Stock Options       41,400 Ordinary      165,86
      17.9.98..  V. A. Rice            Acquisition of Shares           50,000 Ordinary      196.03
      23.12.98.. V. A. Rice            Exercise of Stock Options      200,000 Ordinary       51.40
      23.12.98.. V. A. Rice            Disposal of Shares              20,000 Ordinary       202.6
                                                                      180,000 Ordinary       201.1

(h) Except (i) for 17,000 LucasVarity Shares held by the TRW Master Trust for the TRW Pension Plan (ii) as disclosed in this paragraph 4 in respect of Dr. R. M. Gates and in respect of the irrevocable undertakings given by Directors of LucasVarity referred to in paragraph 4(e) above and (iii) as set out below, neither the Offeror, the Directors of the Offeror or their immediate families or related trusts, persons, acting in concert with the Offeror, persons with whom the Offeror or any person acting in concert with the Offeror has an arrangement, nor any persons who prior to posting of this document have irrevocably committed themselves to accept the Offer, owns or controls or (in the case of the Directors of the Offeror) is interested in any relevant securities nor has any such person dealt for value therein during the disclosure period:

      (i) As at the close of business on 3 February, 1999 (the latest practicable date prior to the posting of this document), 10,088 LucasVarity Shares were held by J.P. Morgan Securities Limited; and

      (ii) The following dealings for value in LucasVarity Shares and LucasVarity ADSs, in aggregated form, have taken place during the disclosure period:

LUCASVARITY SHARES

                                              SALES                          PURCHASES
                                   ---------------------------      ---------------------------
                                    HIGH       LOW     VOLUME        HIGH       LOW     VOLUME
                                   -------   -------   -------      -------   -------   -------
J.P. MORGAN SECURITIES LIMITED
  1 month.......................     L2.91     L2.16   124,911        L2.91     L2.15   124,911
  2 months......................     L2.03     L1.92   200,198        L1.97     L1.92   204,479
  3 months......................     L2.09     L1.95    32,029        L2.01        --     1,650
  3-6 months....................        --        --        --        L1.93        --     3,923
  6-9 months....................     L2.76     L2.40   409,000        L2.75     L2.39   409,000
  9-12 months...................     L2.55     L2.19   174,271        L2.55     L2.21   174,271

LUCASVARITY ADSS

                                              SALES                          PURCHASES
                                   ---------------------------      ---------------------------
                                    HIGH       LOW     VOLUME        HIGH       LOW     VOLUME
                                   -------   -------   -------      -------   -------   -------
J.P. MORGAN SECURITIES LIMITED
  1 month.......................     --        --           --        --        --           --
  2 months......................     --        --           --        --        --           --
  3 months......................     --        --           --        --        --           --
  3-6 months....................     --        --           --        --        --           --
  6-9 months....................     --        --           --        --        --           --
  9-12 months...................   $ 42.25   $ 42.00    25,000      $ 42.25   $ 42.25    25,000

                                              SALES                          PURCHASES
                                   ---------------------------      ---------------------------
                                    HIGH       LOW     VOLUME        HIGH       LOW     VOLUME
                                   -------   -------   -------      -------   -------   -------
J.P. MORGAN SECURITIES INC.
  1 month.......................   $48        --        75,000      $48        --        75,000
  2 months......................    --        --            --       --        --            --
  3 months......................    --        --            --       --        --            --
  3-6 months....................   $37.305   $30.188    75,450      $37.305   $30.188    75,450
  6-9 months....................    --        --            --       --        --            --
  9-12 months...................   $42.722   $34.938   142,220      $42.24    $34.938   142,220

(i) Save as disclosed in this document, none of the subsidiaries of LucasVarity, pension funds of LucasVarity or of a subsidiary of LucasVarity, banks, financial or other professional advisers to LucasVarity (other than exempt market makers) nor any person with whom LucasVarity or any person who is an associate of LucasVarity has an arrangement, owns or controls any relevant securities, nor has any such person, nor any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with LucasVarity, dealt for value therein during the period commencing on 6th January, 1999 (the date of commencement of the Offer period) and ending on 4 February, 1999 (the latest practicable date prior to the publication of this document);

(j) Save as disclosed in this document neither the Offeror nor any person acting in concert with the Offeror is a party to any arrangement in relation to any relevant securities;

(k) Save for the irrevocable undertakings referred to in paragraph 4(e) above, neither LucasVarity nor any associate of LucasVarity has any arrangement in relation to any relevant securities; and

(l) LucasVarity made the following repurchases of LucasVarity Shares during the disclosure period:

                                                                   NUMBER OF
      DATE                                                     LUCASVARITY SHARES    AVERAGE PRICE(P)
      ----                                                     ------------------    ----------------
      15.12.98.............................................        2,511,115              196.75
      16.12.98.............................................        1,700,000              199.40
      18.12.98.............................................          755,261              200.80
      21.12.98.............................................          105,000              201.82
      22.12.98.............................................          259,841              203.13
      23.12.98.............................................        6,000,000              202.00
      29.12.98.............................................        2,251,544              199.94
      04.01.99.............................................        1,012,207              202.43

5.     MATERIAL CONTRACTS

(a) The following contracts have been entered into by members of the TRW Group otherwise than in the ordinary course of business since 6 January, 1997 (the date two years prior to the commencement of the Offer period) and are or may be material:

      (i) An agreement dated 28 January, 1999 between TRW and LucasVarity whereby, in consideration (among other things) of TRW committing its resources towards the necessary preparations preceding the making of the Offer, LucasVarity agreed to pay a fee to TRW of US$49,800,000 (L30 million at the exchange rate of US$1.66) in certain circumstances, which can be summarised as follows: (i) the Offer lapsing or being withdrawn and prior to this (w) the Offeror not having purchased at least a majority of LucasVarity's outstanding share capital and any person publicly announcing or proposing an Independent Competing Offer (as defined) which has not been withdrawn prior to such lapse or withdrawal, or (x) the Directors of LucasVarity agreeing to recommend an Independent Competing Offer, or (y) the Directors of LucasVarity having withdrawn or modified their approval or recommendation of the Offer in a manner adverse to TRW or approving or recommending an Independent Competing Offer, or (z) LucasVarity breaching certain terms of a confidentiality agreement with TRW; or
          (ii) a third party announcing a recommended offer for LucasVarity within 18 months of LucasVarity and TRW agreeing to terminate good faith efforts to consummate the Offer.

          An Independent Competing Offer means an offer, scheme of arrangement, recapitalisation or other transaction which (a) is made or entered into by a party which is not an affiliate of TRW and (b) is of a cash amount in excess of the Offer or which comprises consideration which the parties agree or which is determined by an independent financial adviser to exceed the value of the Offer.

      (ii) On 20 November, 1997, BDM International Inc. ("BDM"), TRW and Systems Acquisition Inc. entered into an agreement pursuant to which Systems Acquisition Inc., a wholly-owned subsidiary of TRW, agreed to acquire and thereafter acquired all of the outstanding shares of BDM for a total purchase price of US$930 million.

(b) The following contracts have been entered into by members of the LucasVarity Group otherwise than in the ordinary course of business since 6th January, 1997 (the date two years prior to the commencement of the Offer Period) and are or may be material:

      (i) the agreement between TRW and LucasVarity referred to in paragraph 5(a)(i) above;

      (ii) the following agreements were entered into on 22 November, 1998 and (save as otherwise stated below) completed on 31 January, 1999. They relate to the sale by Lucas Industries plc to Meritor Automotive, Inc. ("Meritor") of the Heavy Vehicle Braking System Division of LucasVarity (the "HVBS Division"):

          (A) An Umbrella Agreement dated 22 November, 1998 between Lucas Industries plc, Lucas Limited, Kelsey-Hayes Company, Lucas Automotive GmbH, Meritor Heavy Vehicle Braking Systems (UK) Limited, Meritor Heavy Vehicle Braking Systems (USA), Inc., Meritor Automotive GmbH, Meritor Automotive, Inc. and LucasVarity plc governing the terms of the sale of the Heavy Vehicle Braking division of LucasVarity pursuant to the Agreements listed at paragraphs (B) to (E) below. Pursuant to this agreement, Meritor and various Meritor group companies (the "Meritor Group") agreed to purchase HVBS for US$390,000,000 subject to adjustment dependant on the net asset position at Closing (31 January, 1999). Pursuant to this agreement, warranties and indemnities relating to the operation of the HVBS Division were given by Lucas Industries plc and other members of the LucasVarity Group. The obligations of the LucasVarity Group were guaranteed by LucasVarity and those of the Meritor Group by Meritor. Members of the LucasVarity Group have entered into restrictive covenants (maximum three years) relating to confidentiality, non-solicitation of employees and generally not competing with the business being sold in certain jurisdictions.

          (B) An Asset Agreement dated 22 November, 1998 between Lucas Limited, Meritor Heavy Vehicle Braking Systems (UK) Limited, Lucas Industries plc, Lucas France SAS and Meritor Automotive, Inc. for the sale of the HVBS Division in the United Kingdom and France.

          (C) A Business Sale Agreement dated 22 November, 1998 between Kelsey-Hayes Company and Meritor Heavy Vehicle Braking System (U.S.A.), Inc. relating to the sale of the HVBS Division in the United States;

          (D) A Business Sale Agreement dated 22 November, 1998 between Lucas Automotive GmbH, Lucas Limited, Meritor Automotive GmbH and Meritor Automotive, Inc. relating to the sale of the HVBS Division in Germany.

          (E) A Transfer and Amendment Agreement dated 22 November, 1998 between Lucas Industries plc, Huayang Group and Meritor Automotive Inc. relating to the transfer of shares in a Chinese joint venture relating to the LucasVarity HVBS Division. This agreement only becomes effective on a date when approval (which has been applied for) is received from Chinese Governmental authorities.

      (iii) (A) Following the oral acceptance on 11 December, 1997 by Caterpillar Inc. ("Caterpillar") of a written offer (the "Offer for Sale") to Caterpillar made by Perkins Limited (a former member of the LucasVarity Group) and by LucasVarity, Perkins Limited, LucasVarity and Caterpillar became bound by the terms and conditions of the form of business sale agreement annexed to the Offer for Sale (the "Business Sale Agreement"). Pursuant to the Offer for Sale and oral acceptance, Perkins Limited conditionally agreed to sell to Caterpillar the business of Perkins Limited (other than certain excluded assets and excluded liabilities) (the "Business"). The aggregate purchase price for the Business was US$1 billion (the "Asset Purchase Price"). The Asset Purchase Price was subject to adjustment to the extent that the net assets of the Business at closing were more or less than L182 million. Perkins Limited gave certain representations and warranties to Caterpillar in respect of the Business. Caterpillar gave certain representations and warranties to Perkins Limited and LucasVarity. LucasVarity and Perkins Limited agreed that for a period of five years after closing they would not (nor would their affiliates) engage in any business that competed with the Business at the closing date. The obligations of Perkins Limited in the Business Sale Agreement were guaranteed by LucasVarity.

          (B) At the same time as the terms and conditions of the Business Sale Agreement came into effect, LucasVarity, Inc. and Lucas Industries plc (both are members of the LucasVarity Group) entered into a stock purchase agreement for the sale to Caterpillar of the shares of Perkins Engines, Inc. and Perkins Motoren GmbH (the "Stock Purchase Agreement"). The total aggregate purchase price for the shares was US$20 million. The purchase price was subject to adjustment on a pound for pound basis to the extent that the net assets of the companies being sold were more or less than L7 million based on a closing date net asset statement. Representations and warranties were given by the parties to the agreement similar to those given by the parties to the Business Sale Agreement. The obligations of LucasVarity,

               Inc. and Lucas Industries plc in the Stock Purchase Agreement were guaranteed by LucasVarity;

          (C) Also, at the same time as the terms and conditions of the Business Sale Agreement came into effect, LucasVarity, Inc. and Caterpillar entered into an option agreement (the "Put Option Agreement") whereby, in consideration of the sum of US$1, Caterpillar granted to LucasVarity, Inc. the right to require Caterpillar to purchase all of the shares of Varity International, Inc. The option was exercised by LucasVarity Inc. in accordance with its terms. The terms on which the shares of Varity International, Inc. were transferred to Caterpillar are as set out in the form of stock purchase agreement annexed to the Put Option Agreement. The form of that stock purchase agreement is substantially the same as the form of the Stock Purchase Agreement referred to in paragraph (iii)(B) above. The consideration for the sale of the shares of Varity International, Inc. was (1) US$305 million in cash, (2) a promissory note of Caterpillar in the principal amount of US$48.5 million and (3) the aggregate amount, determined three business days prior to the closing date, by which cash in Varity International, Inc. and its subsidiaries and associated companies specified in the Put Option Agreement exceeded their respective balance sheet provisions for taxes payable. The purchase price was subject to adjustment on a pound for pound basis to the extent that the net assets of Varity International, Inc. and such subsidiaries and associates were more or less than L8 million, based on a closing date net asset statement. The obligations of LucasVarity, Inc. in the form of a stock purchase agreement annexed to the Put Option Agreement were guaranteed by LucasVarity; and

          (D) On 11 December, 1997, in connection with each of (i) the Business Sale Agreement, (ii) the Put Option Agreement and (iii) the Stock Purchase Agreement, the Company, LucasVarity, Inc. and Caterpillar entered into a tax allocation agreement (the "Tax Allocation Agreements") pursuant to which the parties agreed the basis on which there should be allocated amongst them the liability for certain income, corporation and other taxes that may be owed or asserted by United States federal, state or local taxing authorities and United Kingdom taxing authorities. The obligations of LucasVarity, Inc. in the Tax Allocation Agreements were guaranteed by LucasVarity.

6.     BACKGROUND TO THE OFFER

In November 1998, Joseph T. Gorman, CEO of TRW, called Victor A. Rice, Chief Executive Officer of LucasVarity, to inquire as to whether Mr. Rice would be interested in exploring a range of strategic options which might be available to TRW and LucasVarity, and suggesting that a meeting be scheduled for this purpose.

On 14 December, 1998, Mr. Gorman and Mr. Rice met in Detroit, Michigan. At this meeting, Mr. Gorman reviewed with Mr. Rice the possible benefits of the various strategic options involving TRW and LucasVarity. On 22 December, 1998, Mr. Gorman and Mr. Rice had a telephone conversation to schedule a management meeting early in 1999.

A meeting between the senior management and financial advisers of both TRW and LucasVarity was held on 5 January, 1999. Representatives of the parties made presentations reviewing the historic business information of both companies.

At the conclusion of that meeting, Mr. Gorman met privately with Mr. Rice and informed him that TRW might be interested in pursuing a cash acquisition of LucasVarity at a price of US$46.50 per LucasVarity ADS. Mr. Rice indicated to Mr. Gorman that he believed that the price indicated by Mr. Gorman would not be acceptable but that he would consider the matter further.

On 6 January, 1999, Mr. Rice called Mr. Gorman to inform him that LucasVarity might be interested in continuing to explore a possible combination, but that LucasVarity was not comfortable with the indicated price of US$46.50 per LucasVarity ADS.

On 8 January, 1999, Richard A. Snell, Chairman and Chief Executive Officer of Federal-Mogul Corporation, called Edmund A. Wallis, Chairman of LucasVarity, to arrange a meeting.

On 14 and 15 January, 1999, Mr. Rice and Mr. Gorman met in Cleveland for a further discussion of price, potential synergies, and a possible transaction process.

On 18 January, 1999, Mr. Snell met with Mr. Wallis and Mr. Rice, at which time he delivered a letter to LucasVarity to the effect that, based on public information, Federal-Mogul was considering a proposal to acquire LucasVarity at a price of 270p per LucasVarity share, consisting of 50% cash and 50% Federal-Mogul shares. Federal-Mogul's proposal was subject to satisfactory completion of due diligence and other conditions. Mr. Snell asked for LucasVarity's response by 22 January, 1999.

On 18 January, 1999, TRW sent a letter to LucasVarity, expressing the rationale for a combination and expressing its non-binding indication of interest at an indicated price of US$47.50 per LucasVarity ADS, or approximately 288 pence per LucasVarity Share, subject to satisfactory completion of due diligence, final agreement on definitive documentation, and approval by TRW Directors.

On 19 January, 1999, the Board of Directors of LucasVarity met to consider TRW's indication of interest and Federal-Mogul's indication of interest, as well as other options available to LucasVarity. After lengthy discussion and after obtaining independent advice, the Board of LucasVarity agreed to move forward on the basis of TRW's indication of interest at US$47.50 per LucasVarity ADS and not to pursue Federal-Mogul's proposal at that time.

On 20 January, 1999, LucasVarity sent a letter to TRW agreeing to move forward on the basis of TRW's indication of interest at US$47.50 per ADS.

On 21 January, 1999, the parties entered into a confidentiality and exclusivity agreement.

On 22 January, 1999, LucasVarity sent a letter to Federal-Mogul stating that it was the Board's unanimous decision not to pursue Federal-Mogul's proposal at that time.

On 22 January, 1999, the TRW Board of Directors met to review the details of the possible offer, to review the package of materials on the transaction prepared by TRW that had been sent to them on 11 January, 1999, and to receive a progress report on the status of negotiations. Immediately thereafter, legal, financial and operational due diligence commenced.

During the week beginning January 25, 1999, the financial and legal representatives and advisers of LucasVarity and TRW met to negotiate the terms and conditions for an offer.

On 25 January, 1999, Federal-Mogul issued a press release disclosing the contents of its letter to LucasVarity of 18 January, 1999 (which set out the share/cash proposal), and of LucasVarity's response. Federal-Mogul confirmed its interest and raised its indicative offer to 280p per LucasVarity Share (still consisting of 50% cash and 50% Federal-Mogul shares).

On 27 January and 28 January, 1999, a definitive proposal for an offer for all outstanding LucasVarity Shares at a price per share of 288 pence was presented to, and approved by, the Board of Directors of TRW and the Board of Directors of LucasVarity. Following these approvals, TRW and LucasVarity jointly announced the terms of the Offer.

On 29 January, 1999, LucasVarity and Federal-Mogul entered into a confidentiality agreement pursuant to a request for information about the LucasVarity Group by Federal-Mogul. Beginning on 30 January, 1999 and continuing through 4 February, 1999, Federal-Mogul conducted a due diligence investigation of LucasVarity.

7.     FINANCING ARRANGEMENTS

The Offer is being financed through credit facilities initially provided by J.P. Morgan, Bank of America and Citibank. Following completion of the acquisition of LucasVarity, TRW will determine the most appropriate method and timeframe for reducing its debt under these credit facilities, which may include the issuance of commercial paper, long-term debt or equity securities and the sale of assets.

Credit facility agreement

On 27 January, 1999, TRW entered into a credit agreement (the "Credit Agreement") as borrower with Morgan Guaranty Trust Company of New York as administrative agent and lender, and Bank of America National Trust and Savings Association and Citibank, N. A. as co-syndication agents and lenders. The Credit Agreement provides for a two tranche unsecured U.S. dollar denominated credit facility pursuant to which TRW (and any subsidiary that it designates as eligible) may borrow, in the aggregate, up to US$7.4 billion. The first tranche available under the Credit Agreement (the "Tranche One Facility") is a fully revolving credit facility providing for maximum borrowings of US$3.7 billion and a maturity date of 31 December, 1999. The second tranche (the "Tranche Two Facility") is a 364-day fully revolving credit facility providing for maximum borrowings of US$3.7 billion and a maturity date of 26 January, 2000. The Tranche Two Facility also provides a one-year term out option pursuant to which TRW may elect to extend the maturity date for loans outstanding under the Tranche Two Facility in an aggregate amount up to US$2 billion until 26 January, 2001.

The proceeds of any borrowings under the Credit Agreement will be used initially to fund the acquisition of the LucasVarity Securities pursuant to the Offer or through open market purchases of LucasVarity Shares while the Offer is outstanding, to refinance the debt of LucasVarity and to pay transaction costs, including option settlement costs. After payment has been made in respect of the initial LucasVarity Securities tendered and accepted for purchase by the Offeror, the proceeds of borrowings under the Agreement will also be available for general corporate purposes, but only to the extent such borrowings are not necessary to complete the purchase of the outstanding LucasVarity Securities.

All outstanding borrowings under the Tranche One Facility are payable in full on 31 December, 1999. Prior to that date, however, subject to certain exceptions set forth in the Agreement, the net cash proceeds of an issuance of long-term debt or equity securities and any material asset sales by TRW or a subsidiary must be used to repay amounts outstanding and reduce the commitments available under the Tranche One Facility. All outstanding borrowings under the Tranche Two Facility are payable in full on 26 January, 2000 except that TRW may elect to extend the maturity of up to US$2 billion of the total loans then outstanding under the Tranche Two Facility until 26 January, 2001. Prior to 26 January, 2000, and after all loans outstanding have been repaid and all commitments have been terminated under the Tranche One Facility, subject to certain exceptions set forth in the Agreement, fifty percent of the net cash proceeds from any issuance of long-term debt or equity securities and any material asset sales by TRW or a subsidiary must be used to repay amounts outstanding and reduce the commitments available under the Tranche Two Facility. No such reduction or repayment is required, however, if and to the extent that, before or after giving effect thereto, the commitments available under the Tranche Two Facility do not exceed US$2 billion.

The borrowings under the Credit Agreement will bear interest, at TRW's option at either (i) a base rate equal to the higher of the prime rate for such day or the sum of 1/2 of 1% plus the federal funds rate for the day or (ii) a rate of interest determined on the basis of the rate per annum at which deposits in dollars are offered in the London interbank market for the relevant period, plus in each case a margin. In addition, a commitment fee will be paid to each lender based on the amount by which its aggregate commitment under the Credit Agreement exceeds amounts outstanding under the Facilities. There are also various fees payable in connection with the arrangement of the Credit Agreement.

The Credit Agreement contains representations, warranties, covenants and indemnification obligations from TRW and, in certain circumstances certain of its subsidiaries, customary for agreements of this nature. As of 4 February, 1999 (the latest practicable date prior to publication of this document), TRW has made no borrowings under the Agreement.

8.     COMPULSORY ACQUISITION

If, within four months after the date of this document, as a result of the Offer or otherwise, the Offeror acquires or contracts to acquire LucasVarity Securities representing at least 90 per cent. in value of LucasVarity Securities to which the Offer relates, then (a) the Offeror will be entitled and intends to effect the compulsory acquisition procedures provided for in sections 428 to 430F of the Companies Act to compel the purchase of any outstanding LucasVarity Securities on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in such Act and (b) a holder of LucasVarity Securities may require the Offeror to purchase his LucasVarity Securities on the same terms as provided in the Offer in accordance with the relevant procedures and time limits described in section 430A of the Companies Act.

If for any reason the above-mentioned compulsory acquisition procedures are not invoked, the Offeror will evaluate other alternatives to obtain the remaining LucasVarity Securities not purchased pursuant to the Offer or otherwise. Such alternatives could include acquiring additional LucasVarity Securities in the open market, in privately negotiated transactions, through another offer to purchase or by means of a scheme of arrangement under the Companies Act.

Any additional acquisitions could be for a consideration greater or less than, or equal to, the consideration for LucasVarity Securities under the Offer. However, under the City Code, except with the consent of the Panel, the Offeror may not acquire any LucasVarity Securities on better terms than those of the Offer within six months of termination of the Offer if the Offeror, together with any persons acting in concert with it (as defined in the City Code), holds following the Offer, shares carrying more than 50 per cent. of the voting rights normally exercisable at general meetings of LucasVarity.

Holders of LucasVarity Securities do not have appraisal rights as a result of the Offer. However, in the event that the compulsory acquisition procedures referred to above are available to the Offeror, holders of LucasVarity Securities whose LucasVarity Securities have not been purchased pursuant to the Offer will have certain rights to object under section 430C of the Companies Act.

For the purpose of this paragraph 8, references to "LucasVarity Securities", to the extent they relate to LucasVarity ADSs, shall mean the LucasVarity Shares represented by such LucasVarity ADSs.

9.     CERTAIN CONSEQUENCES OF THE OFFER

(A)    MARKET EFFECT

The past performance of the price of LucasVarity Shares and LucasVarity ADSs is no guide to the future.

The purchase of LucasVarity Securities pursuant to the Offer will reduce the number of holders of LucasVarity Securities and the number of the LucasVarity Securities that might otherwise trade publicly and, depending upon the number of LucasVarity Securities so purchased, is likely to adversely affect the liquidity and market value of the remaining LucasVarity Securities held by the public. In addition, it is intended that LucasVarity Shares will cease to be listed on the London Stock Exchange and LucasVarity ADSs will cease to be listed on the NYSE whether or not the Offeror is in a position to effect the compulsory acquisition of any outstanding LucasVarity Shares in accordance with the Companies Act as referred to above, and irrespective of the size of any outstanding minority in LucasVarity, if the Offer becomes or is declared unconditional.

The value of all investments and the income from them can fall as well as rise and not all the amount invested may be realised. LucasVarity Securityholders accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

(B)    PUBLIC AVAILABILITY OF INFORMATION

In the event that LucasVarity Shares continue to be listed on the London Stock Exchange following the purchase of LucasVarity Securities pursuant to the Offer, holders of LucasVarity Shares who have not tendered their LucasVarity Shares pursuant to the Offer will continue to receive the same financial and other information from LucasVarity that LucasVarity presently is required by the rules of the London Stock Exchange to send to such holders. If LucasVarity Shares are no longer listed on the London Stock Exchange following the Offer, LucasVarity would no longer be required by those rules to make publicly available such financial and other information.

LucasVarity ADSs are currently registered under the Exchange Act. Registration of such LucasVarity ADSs may be terminated upon application of LucasVarity to the SEC if LucasVarity ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Termination of registration of LucasVarity ADSs under the Exchange Act would substantially reduce the information required to be furnished by LucasVarity to holders of LucasVarity ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to LucasVarity. Furthermore, "affiliates" of LucasVarity and persons holding "restricted securities" of LucasVarity may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the purchase of LucasVarity ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 9 above, LucasVarity is not required to maintain registration of LucasVarity ADSs under the Exchange Act, the Offeror intends to apply for termination of such registration. If registration of LucasVarity ADSs is not terminated prior to completion of the aforementioned compulsory acquisition procedures, then LucasVarity ADSs will cease trading on the NYSE and the registration of LucasVarity ADSs under the Exchange Act would be terminated following completion of the aforementioned compulsory acquisition procedures.

(C)    MARGIN SECURITIES

LucasVarity ADSs are currently "margin securities" under the regulations of the Board of Governors of the US Federal Reserve System, which status has the effect, among other things, of allowing US brokers to extend credit on the collateral of LucasVarity ADSs for the purposes of buying, carrying and trading in securities ("Purpose Loans"). Depending on factors such as the number of holders of record of LucasVarity ADSs and the number and market value of publicly held LucasVarity ADSs following the purchase of LucasVarity Securities pursuant to the Offer, the LucasVarity ADSs may no longer be eligible for listing on the NYSE. In such event, the LucasVarity ADSs would no longer constitute margin securities and, therefore, would no longer be used as collateral for Purpose Loans made by US brokers.

10.    LEGAL AND REGULATORY MATTERS

(A)    GENERAL

Except as set out herein and other than the requirement to comply with the Panel's requirements in relation to the City Code and with US securities laws, the Offeror is not aware of (i) any licence or regulatory permit that appears to be material to the business of the LucasVarity Group taken as a whole, which might be adversely affected by the Offeror's acquisition of LucasVarity Securities as contemplated herein, or (ii) any approval or other action by any domestic or foreign governmental, administrative or regulatory agency or authority that appears to be material to the LucasVarity Group taken as a whole, and is required for the acquisition or ownership of LucasVarity Securities by the Offeror as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that such approval or other action would be sought. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions being attached thereto or that failure to obtain any such approval or other action might not result in consequences adverse to LucasVarity's business.

(B)    EC MERGER CLEARANCE

The Offer gives rise to a concentration with a Community Dimension under the Merger Regulation and it is anticipated notification will be made to the European Commission in the near future. The Offer is conditional on, amongst other things, the European Commission indicating in terms reasonably satisfactory to the Offeror that it does not intend to initiate proceedings under Article 6(1)(c) of the Merger Regulation in respect of the Offer. The European Commission will only initiate proceedings if it finds that the concentration arising from the Offer falls within the scope of the Merger Regulation and raises serious doubts as to its compatibility with the Common Market. The European Commission has one calendar month (beginning on the first working day following the date on which a complete notification is received by the European Commission) to make its decision (subject to extension).

Based upon an examination of information relating to the business in which LucasVarity and its subsidiaries are engaged, the Offeror believes that the acquisition of LucasVarity Securities pursuant to the Offer would not raise serious doubts as to its compatibility with the Common Market, or infringe in any other manner European Community competition law. There can be no assurance, however, that the European Commission will not initiate proceedings under Article 6(1)(c) of the Merger Regulation in respect of the Offer, or challenge the Offer in any other manner, and if the European Commission does so, what the outcome will be.

(C)    US ANTITRUST LAWS

Under the HSR Act and the rules that have been promulgated thereunder by the US Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the US Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

On 29 January, 1999, TRW filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of LucasVarity Securities pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of LucasVarity Securities pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by TRW, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15 calendar day waiting period, either the Antitrust Division or the FTC requests additional information from TRW, the waiting period would be extended for an additional 10 calendar days following substantial compliance by TRW with such request. Thereafter, the waiting period could be extended only by court order or with TRW and LucasVarity consent. If the acquisition of LucasVarity Securities is delayed pursuant to a request by the FTC or the Antitrust Division for additional information pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for LucasVarity Securities will be deferred until at least 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorised by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law.

The FTC and the Antitrust Division frequently scrutinise the legality under the antitrust laws of transactions such as the proposed acquisition of LucasVarity Securities by the Offeror pursuant to the Offer. At any time before or after the purchase by the Offeror of LucasVarity Securities pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of LucasVarity Securities pursuant to the Offer or seeking the divestiture of LucasVarity Securities purchased by the Offeror or the divestiture of substantial assets of the Offeror, its subsidiaries or LucasVarity. Private parties and US state attorneys general may also bring legal action under US federal or state antitrust laws under certain circumstances.

Based upon an examination of information relating to the businesses in which LucasVarity and its subsidiaries are engaged, the Offeror believes that the acquisition of LucasVarity Securities pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Part A of Appendix I for Conditions to the Offer, including Conditions with respect to litigation and certain government actions which are relevant in this regard.

(D)    US STATE TAKEOVER LAWS

A number of states of the US have adopted takeover laws and regulations which purport, in varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, shareholders, principal executive offices or principal places of business in such states. The Offeror believes that no such US state takeover statutes apply to the Offer and the Offeror has not attempted to comply with any such US state takeover statutes in connection with the Offer. The Offeror reserves the right to challenge the validity or applicability of any US state law allegedly applicable to the Offer and nothing in this document nor any action taken in connection herewith is intended as a waiver of that right. In the event that any US state takeover statute is asserted to be applicable to the Offer and an appropriate court does not determine that such law or regulation is not applicable to the Offer, the Offeror might be required to file certain information with, or to receive approvals from, the relevant US state authorities and might be unable to purchase LucasVarity Securities pursuant to the

Offer or be delayed in continuing or consummating the Offer. In such case the Offeror may not be obliged to purchase such LucasVarity Securities.

(E)    LAWS OF OTHER JURISDICTIONS

The LucasVarity Group conducts business in certain countries in addition to the UK and the US where regulatory filings or approvals may be required in connection with the Offer. Certain of such filings or approvals, if required, may not be made or obtained prior to the expiry of the Offer. There is no assurance that any such approvals would be obtained or that adverse consequences to the Offeror's or the LucasVarity Group's business might not result from a failure to obtain such approvals or from conditions that might be imposed in connection therewith.

11.    UK TAXATION

THE FOLLOWING PARAGRAPHS, WHICH ARE INTENDED AS A GENERAL GUIDE ONLY AND ARE BASED ON CURRENT LEGISLATION AND INLAND REVENUE PRACTICE SUMMARISE THE POSITION OF LUCASVARITY SHAREHOLDERS WHO (UNLESS THE POSITION OF NON-UK RESIDENT LUCASVARITY SHAREHOLDERS IS EXPRESSLY REFERRED TO) ARE RESIDENT OR ORDINARILY RESIDENT IN THE UNITED KINGDOM FOR TAX PURPOSES AND WHO HOLD THEIR LUCASVARITY SHARES AS AN INVESTMENT.

(A)    TAXATION OF CHARGEABLE GAINS

Liability to United Kingdom taxation of chargeable gains will depend on a LucasVarity Shareholder's circumstances and on the form of consideration received.

(I)     CASH

To the extent a LucasVarity Shareholder receives cash under the Offer, this will constitute a disposal of his LucasVarity Shares for the purposes of United Kingdom taxation of chargeable gains. Such a disposal may give rise to a liability for United Kingdom taxation of chargeable gains depending on the LucasVarity Shareholder's circumstances.

An alternative treatment may be possible where a LucasVarity Shareholder opts for a mixture of cash and Loan Notes. Where the amount of cash received is "small", as compared with the value of his LucasVarity Shares, a LucasVarity Shareholder can, under current Inland Revenue practice, elect that the receipt of the cash will not trigger a disposal at that time. If a LucasVarity Shareholder makes such an election, a disposal will be triggered only when the Loan Notes are disposed of and the amount of the cash received will be deducted from his chargeable gains acquisition cost in the Loan Notes. Current Inland Revenue practice is to regard a sum as "small" for these purposes if either (i) it is 5 per cent. or less of the value of the LucasVarity Shares held by the particular LucasVarity Shareholder; or (ii) it is L3,000 or less, regardless of whether it satisfies the 5 per cent. test. The advisability of electing for this alternative treatment will depend upon a LucasVarity Shareholder's individual circumstances, in particular the availability to a LucasVarity Shareholder of any reliefs or exemptions from tax on chargeable gains in the tax year in which the cash is received.

(II)    LOAN NOTES

To the extent a LucasVarity Shareholder receives Loan Notes under the Offer, he should be treated as not having made a disposal of his LucasVarity Shares. Instead, in the case of an individual or other non-corporate shareholder any gain or loss which would otherwise have arisen on a disposal of the LucasVarity Shares should be "rolled-over" into the Loan Notes so that the Loan Notes will be treated as the same asset as the LucasVarity Shares, acquired at the same time as the LucasVarity Shares and for the same acquisition cost. In the case of a LucasVarity Shareholder within the charge to corporation tax, any gain or loss which would otherwise have arisen on a disposal of its LucasVarity shares for a consideration equal to market value at the time of the exchange of the LucasVarity shares for Loan Notes will be "held over" and deemed to accrue on a subsequent disposal (including on redemption or repayment) of the Loan Notes. A subsequent disposal of Loan Notes may give rise to a liability to United Kingdom taxation of chargeable gains. For a LucasVarity Shareholder who is an individual or other non-corporate holder, the Loan Notes should not constitute qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, any chargeable gain or allowable loss on disposal (including on redemption or repayment) of the Loan Notes should be calculated taking into account the allowable original cost of the holder of acquiring the relevant LucasVarity Shares. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of any period of ownership of the LucasVarity shares up to April 1998. Thereafter some taper relief may be available which will reduce the amount of the chargeable gain realised on the subsequent disposal.

For a LucasVarity shareholder within the charge to corporation tax, the Loan Notes will be qualifying corporate bonds for the purpose of UK taxation of chargeable gains. Accordingly, no indexation allowance will be available for the period of ownership of the Loan Notes and, except to the extent any gain or loss which would have otherwise arisen on the disposal of its LucasVarity shares was "held over" and crystallises on a subsequent disposal, no chargeable gain or allowable loss will arise.

In certain circumstances, the above rules regarding the "roll-over" of any gain or loss will not apply to a LucasVarity Shareholder who, together with persons connected with him, holds more than 5 per cent. of any class of shares or debentures of LucasVarity. Such persons are advised that an application for clearance has been made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1982 in respect of the Offer and, provided that such clearance is given, the benefit of the above rules regarding the "roll-over" of any gain or loss, will be available to LucasVarity Shareholders. It is not a condition of the Offer that such clearance is obtained.

(B)    TAXATION OF INCOME

Payments of interest on the Loan Notes will be made subject to the deduction of a sum representing United Kingdom income tax at the lower rate (currently 20 per cent) unless the Offeror has been directed by the Inland Revenue, in respect of a particular holding of Loan Notes, to make the payment free of deduction or subject to a reduced rate or deduction pursuant to the terms of a double taxation treaty. The Offeror will not gross up payments of interest on the Loan Notes to compensate for any amount in respect of tax which it is required to deduct at source.

The gross amount of the interest will form part of the recipient's income for the purposes of United Kingdom income tax or corporation tax, credit being allowed for the tax withheld. Shareholders who are taxed at the lower or basic rate of income tax will have no further tax to pay in respect of the interest. Corporate LucasVarity Shareholders and individual LucasVarity Shareholders taxed at the higher rate of income tax will have further tax to pay in respect of the interest. In certain cases, holders of Loan Notes may be able to recover from the Inland Revenue an amount in respect of the tax withheld.

(C)    OTHER DIRECT TAX MATTERS

Different tax treatment may apply to LucasVarity Shareholders who have acquired or agreed to acquire their LucasVarity Shares by exercising options under the LucasVarity Share Option Schemes, including a possible charge to income tax when such an option is exercised.

(D)    STAMP DUTY

No stamp duty or stamp duty reserve tax should be payable by the LucasVarity shareholders as a result of accepting the offer or on the issue of the Loan Notes.

THE ABOVE SUMMARY IS INTENDED ONLY AS A GENERAL GUIDE TO THE TAXATION POSITION UNDER UK TAX LEGISLATION AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE. ANY PERSON WHO IS IN DOUBT AS TO HIS TAXATION POSITION OR WHO REQUIRES MORE DETAILED INFORMATION SHOULD CONSULT HIS OWN PROFESSIONAL TAX ADVISER.

12.    US FEDERAL INCOME TAXATION

The following is a general summary of certain US federal income tax consequences applicable to LucasVarity Securityholders who accept the Offer. This summary is based on current law which is subject to change, possibly with retroactive effect and therefore may affect the tax consequences described herein. This summary assumes that the LucasVarity Securities have been held as capital assets. This summary also assumes that LucasVarity is not and has never been either a passive foreign investment company or a controlled foreign corporation for US federal income tax purposes. This summary does not address the US federal income tax consequences applicable to holders subject to special rules, such as certain financial institutions, regulated investment companies, insurance companies, dealers in securities, exempt organisations, or persons holding LucasVarity Securities as part of a hedge, straddle or conversion transaction or to holders who acquired LucasVarity Securities as a result of LucasVarity Share Option Schemes or other employment based arrangements.

(A)    US HOLDERS

Acceptance of the Offer

In general, a US Holder of LucasVarity Securities that sells such securities pursuant to the Offer will, for US federal income tax purposes, recognise gain or loss equal to the difference between such holder's adjusted tax basis in the LucasVarity Securities sold and the amount realised in exchange therefor. The amount realised by a US Holder in exchange for LucasVarity Securities will equal the amount of US dollars received (or, if a US Holder elects to receive pounds sterling, the dollar value of the pounds sterling received) by such holder. Such gain or loss generally will be capital gain or loss. Net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual investor upon a disposition of a capital asset that has been held for more than 12 months will generally be subject to a maximum US federal income tax rate of 20 per cent., or, in the case of a capital asset that has been held for 12 months or less, will be subject to ordinary US federal income tax rates.

In addition, an accrual basis US Holder of LucasVarity Securities that (i) transfers such securities pursuant to the Offer, (ii) elects to receive pounds sterling and (iii) does not elect to be treated as a cash basis taxpayer pursuant to the foreign currency exchange regulations may have a foreign currency exchange gain or loss for US federal income tax purposes because of differences between the US dollars/pounds sterling exchange rates prevailing on the date of sale and on the date of payment. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss recognised by the holder on the sale of LucasVarity Securities pursuant to the Offer.

(B)    NON-US HOLDERS

Interest on Loan Notes

A non-US Holder generally will not be subject to US federal income or withholding tax on payments of interest on a Loan Note, provided that (i) the holder is not (A) a direct or indirect owner of 10 per cent. or more of the total combined voting power of all classes of stock of the Offeror entitled to vote or (B) a controlled foreign corporation related to the Offeror actually or constructively through stock ownership, (ii) such interest payments are not effectively connected with the conduct by the Non-US Holder of a trade or business within the US and (iii) the Offeror or its paying agent receives certain information from the holder (or a financial institution that holds the Loan Notes in the ordinary course of its trade or business) certifying that such holder is a non-US Holder. Payments of interest not exempt from US federal withholding tax as described above will generally be subject to withholding tax at a rate of 30 per cent., subject to reduction under an applicable income tax treaty (such as the US/UK double taxation treaty, pursuant to which US withholding tax generally would not apply on payments of interest on a Loan
Note). To claim the benefit of a tax treaty, the holder must provide certification as required by US federal income tax law. In addition, the amount treated as interest on the Loan Notes, for US federal income tax purposes, will be in excess of the stated interest on the Loan Notes, which will result in a portion of the principal with respect to the Loan Notes being treated as interest for US federal income tax purposes.

(C)    INFORMATION REPORTING AND BACKUP WITHHOLDING

A holder of LucasVarity Securities may be subject to a 31 per cent. US federal backup withholding tax with respect to a cash payment if the holder (i) fails to furnish a taxpayer identification number ("TIN") to the payer, which, for an individual, would be his or her Social Security number, or establish an exemption from backup withholding, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the Internal Revenue Service that it is subject to backup withholding tax for failure to report interest or dividend payments.

In order for a US Holder to prevent backup withholding on any cash payment delivered pursuant to the Offer, such US Holder must provide the holder's correct taxpayer identification number and certify that such holder is not subject to US federal backup withholding tax by completing the Substitute Form W-9 which is included in the Letter of Transmittal or can otherwise be obtained from the US Depositary. In order for a non-US Holder to prevent backup withholding on any cash payment delivered pursuant to the Offer or with respect to any payment made on a Loan Note, such non-US Holder generally must certify that such holder is a non-US Holder.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE ONLY A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. EACH HOLDER OF LUCASVARITY SECURITIES SHOULD CONSULT SUCH HOLDER'S TAX ADVISER CONCERNING THE UNITED STATES FEDERAL AND APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RELATED TO THE OFFER.

13.    FEES AND EXPENSES

(a) Pursuant to an exchange of letters between J.P. Morgan and TRW dated 14 December, 1998 (the "Engagement Letter"), J.P. Morgan is acting as financial adviser to the Offeror in connection with the Offer. Pursuant to the terms of the Engagement Letter, TRW has agreed to pay J.P. Morgan fees customary for the investment banking services provided by J.P. Morgan. In addition, the Offeror has agreed to indemnify J.P. Morgan and any company within its group against, inter alia, certain losses and expenses incurred by J.P. Morgan arising out of the engagement or performance of its duties pursuant to the Engagement Letter.

(b) Pursuant to an agreement dated 5 February, 1999 (the "US Dealer Manager Agreement"), the Offeror has retained J.P. Morgan as the US Dealer Manager for the Offer in the US to perform certain services in conjunction with the Offer as are customarily performed in the US by investing banking concerns acting as dealer manager in connection with offers of a like nature. No additional fee will become payable by the Offeror to J.P. Morgan under the terms of the US Dealer Manager Agreement. In addition, under the terms of the US Dealer Manager Agreement, the Offeror has agreed to indemnify the US Dealer Manager and certain other persons against certain liabilities and expenses which may be incurred by the US Dealer Manager in connection with the Offer, including liabilities under the US federal securities laws.

(c) The Offeror has retained Computershare Services PLC as the UK Receiving Agent, J.P. Morgan as the US Depositary Agent and Georgeson & Company Inc. as the Information Agent for the purposes of the Offer. The Offeror will pay the UK Receiving Agent, the US Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, together with reimbursement of out-of-pocket expenses. The Offeror will indemnify the UK Receiving Agent, the US Depository and the Information Agent against certain liabilities and expenses in connection therewith including liabilities under US federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

(d) The Offeror will not pay any fees or commissions to any broker or dealer or any other person for soliciting acceptances of the Offer (other than to J.P. Morgan and their associates and the Information Agent, as described above).

(f) LucasVarity will bear the customary fees and expenses of its personnel and advisers in connection with the Offer.

14.    CASH CONFIRMATION

J.P. Morgan is satisfied that sufficient financial resources are available to the Offeror to satisfy full acceptance of the Offer.

15.    SOURCES AND BASES OF INFORMATION

In this document, unless otherwise stated, or where the context otherwise requires, the following sources and bases have been used:

(a) financial information concerning the LucasVarity Group has been extracted from the published audited consolidated accounts of the LucasVarity Group for the eight months ended 31 January, 1997 and the year ended 31 January, 1998, and the unaudited results of the LucasVarity Group for the nine months ended 31 October, 1998;

(b) the value of the issued share capital of LucasVarity is based upon 1,396,579,710 LucasVarity Shares in issue on 27 January, 1999 and excludes all LucasVarity Securities which could be issued upon exercise in full of options granted under the LucasVarity Share Option Schemes; and

(c) the average Closing Price of LucasVarity Shares over the six month period immediately preceding the publication of this document is based on the closing middle market prices for a LucasVarity Share, as derived from the Daily Official List.

16.    SERVICE CONTRACTS

(a) None of the Directors of LucasVarity has received any remuneration from, or has any service agreements with, LucasVarity other than V. A. Rice, N.
      D. Arnold and J. A. Gilroy who have service agreements with the LucasVarity Group. Their base annual salaries under these service agreements are as follows:

      DIRECTOR                                                        BASE SALARY
      --------                                                        ------------
      V. A. Rice..................................................    US$1,125,000
      N. D. Arnold................................................    US$  515,000
      J. A. Gilroy................................................    US$  760,000

      (i) Mr. Rice is currently employed as Chief Executive Officer of LucasVarity under a service agreement dated 2 September, 1996 and as Chief Executive Officer of LucasVarity Inc. under a service agreement dated 30 August, 1996. The service agreements are terminable by LucasVarity or Mr. Rice giving two years written notice. His service agreements provide for a base salary at a rate per annum decided by the LucasVarity Remuneration Committee (currently US$1,125,000 in the aggregate), an annual incentive bonus based upon achievement of performance targets set in advance by the LucasVarity Remuneration Committee and eligibility to participate in other benefit programmes and arrangements available to other senior employees, excluding any ongoing pension arrangements. Damages payable to Mr. Rice upon termination of his employment will not be in addition to amounts payable under his change in control agreement.

      (ii) Mr. Rice has entered into a change in control agreement with Varity Corporation (now LucasVarity Inc.) under which, following a change in control for the purposes of the agreement, he is entitled to benefits in the event of an involuntary termination of his employment (other than for Cause, as defined in the agreement) or a termination of his employment for "good reason", as defined in the agreement. The definition of "good reason" includes, among other things, the assignment to Mr. Rice of duties inconsistent with, or any diminution in, his position, authority, duties or responsibilities in relation to the group headed by the ultimate parent company of the LucasVarity Group. If the Offer becomes unconditional in all respects, Mr. Rice will, if he terminates his employment, become entitled to the benefits payable under the change in control agreement. The change in control agreement will terminate on 5 September, 1999 unless notice of termination of his employment has previously been given under his employment agreement. The termination benefits to which Mr. Rice would be entitled under his change in control agreement include (i) salary, vacation pay and bonus compensation earned up to the date of termination; (ii) any bonus amount carried forward from previous years in accordance with the terms of applicable bonus plans; and (iii) a lump sum payment equal to a multiple of 4.4 of Mr. Rice's annual cash compensation (excluding bonuses) at the date of termination or the occurrence of the change in control, whichever is greater, and the highest bonus earned during any of the previous three financial years. All benefits accrued under supplemental retirement, excess retirement and deferred compensation plans would immediately vest in full. In addition, Mr. Rice could require LucasVarity Inc. to purchase all stock options granted to him under the Varity Corporation Executive Stock Option Plan which are outstanding at the date of termination at a price per option equal to the difference between the exercise price (as adjusted following the conversion of Varity Corporation options into LucasVarity options) and the higher of the market value of LucasVarity Shares at the date of termination or the highest price per share paid by a person or group in an acquisition which has resulted in a change in control. Alternatively, Mr. Rice could exercise such options and would be entitled to a five-year interest-free loan. Similar rights arise in relation to outstanding options granted to Mr. Rice under the Varity Corporation Shareholder Value Incentive Plan. Mr. Rice will also be entitled to an additional amount as reimbursement for any tax payable
          (i) under section 4999 of the US Internal Revenue Code or (ii) in connection with such interest free loan. Additionally, Mr. Rice would be entitled to reimbursement of any legal expenses incurred to enforce his rights to these termination benefits.

      (iii) Mr. Arnold is currently employed under a service agreement with LucasVarity Inc. dated 18 December, 1998. The service agreement is terminable by LucasVarity Inc. by giving two years notice or by Mr. Arnold giving six months' notice. The service agreement provides for a base salary at a rate per annum decided by the Remuneration Committee (currently US$515,000). Mr. Arnold is entitled to other standard contractual benefits, including participation in LucasVarity Group pension plans and share schemes. Mr. Arnold also participates in annual bonus arrangements based upon the attainment of pre-determined bonus targets. The normative bonus payable upon attainment of 100 per cent. of the bonus target is 60 per cent. of base salary. There is no maximum level of bonus payable in any one year. The agreement also provides that damages payable to Mr. Arnold upon termination of his employment calculated in the manner set out in the agreement will not be in addition to amounts payable to him under his change in control agreement described below.

      (iv) Mr. Gilroy is employed under a service agreement with LucasVarity dated 27 May, 1997. The agreement is terminable by LucasVarity by giving two years notice or by Mr. Gilroy by giving six months notice. His service agreement provides for a base salary at the rate per annum decided by the Board (currently US$760,000 per annum). Such salary may not be reduced without his prior written consent. The contract also provides for the payment to Mr. Gilroy of a bonus, if any, as may be approved at the discretion of the Board. Mr. Gilroy is also entitled to additional benefits, such as provision of medical expenses, other insurance and pension payments. The service agreement also provides that damages payable to Mr. Gilroy upon termination of his employment will not be in addition to amounts payable to him under his change in control agreement described below.

      (v) Mr. Arnold and Mr. Gilroy have entered into change in control agreements with LucasVarity Inc under which they are entitled to benefits in the event of an involuntary termination of their employment (other than for Cause, as defined in the agreements) or a termination of their employment for "good reason" (as defined in the agreements) prior to 1 January, 2002. If the Offer becomes unconditional in all respects, Mr. Arnold and Mr. Gilroy will, if they terminate their employment, become entitled to the benefits payable under the change in control agreements. The termination benefits to which they would be entitled under their change in control agreements include (i) salary, vacation pay and bonus compensation earned up to the date of termination; (ii) any bonus amount carried forward from previous years in accordance with the terms of applicable bonus plans; and (iii) a lump sum payment equal to a multiple of 3.35 times their annual cash compensation (excluding bonuses) at the date of termination or the occurrence of the change in control, whichever is greater, and the highest bonus earned during any of the previous three financial years. All benefits accrued under supplemental retirement, excess retirement and deferred compensation plans would immediately vest in full. In addition, they could require LucasVarity Inc. to purchase all stock options granted to them under the Varity Corporation Executive Stock Option Plan which are outstanding at the date of termination at a price per option equal to the difference between the exercise price (as adjusted following the conversion of Varity Corporation options into LucasVarity options) and the higher of the market value of LucasVarity Shares at the date of termination or the highest price per share paid by a person or group in an acquisition which has resulted in a change in control. Alternatively, they could exercise such options and would be entitled to a five-year interest free loan. Similar rights arise in relation to outstanding options granted to them under the Varity Corporation Shareholder Value Incentive Plan. They will also be entitled to an additional amount as reimbursement for any tax payable (i) under section 4999 of the US Internal Revenue Code or (ii) in connection with such interest free loan. Additionally, they would be entitled to reimbursement of any legal expenses incurred to enforce their rights to these termination benefits.

(b) Save as disclosed above, there are no existing or proposed service agreements or arrangements relating to their terms of appointment between any Director of LucasVarity and any member of the LucasVarity Group.

(c) The total aggregate amount of remuneration paid and benefits in kind granted to the Directors of LucasVarity by any member of the LucasVarity Group during the financial year ended 31 January, 1998 was L2,913,390.

(d) The estimated total aggregate amount of remuneration paid and benefits in kind granted to the Directors of LucasVarity (including fees payable to non-executive Directors of LucasVarity but excluding bonuses which are conditional on performance) by the LucasVarity Group for the current financial year under arrangements in force at the date of this document will amount to approximately L1,805,911.

(e) There is no arrangement under which any Director of LucasVarity has waived or agreed to waive future emoluments.

Save as disclosed above, there are no service contracts between any Director of LucasVarity and any member of LucasVarity Group having more than twelve months to run and no such contract has been entered into or amended within the six months preceding the date of this document.

17.    OTHER INFORMATION

(a) Save as disclosed in this document, no agreement, arrangement or understanding exists between the Offeror or any party acting in concert with the Offeror and any of the Directors, recent Directors, shareholders or recent shareholders of LucasVarity having any connection with or dependence upon the Offer.

(b) The Offeror does not intend that the payment of interest on, the repayment of or the security for, any liability (contingent or otherwise) will depend to any significant extent on the business of LucasVarity.

(c) No agreement, arrangement or understanding exists whereby any LucasVarity Shares acquired in pursuance of the Offer will be transferred to any other person, save that the Offeror reserves the right to transfer any LucasVarity Shares to any of its subsidiaries.

(d) J.P. Morgan has given and not withdrawn its written consent to the issue of this document with the inclusion of its letter and the references to its name including the reference to its valuation of the Loan Notes, in the form and context in which they appear.

(e) Lazard Brothers & Co., Limited has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

(f) Except as disclosed in this document, there has been no material change in the financial or trading position of the TRW Group since 31 December, 1998 (the date to which the last audited accounts of the TRW Group were prepared).

(g) Except as disclosed in this document, there have been no material changes in the financial or trading position of the LucasVarity Group since 31 January, 1998 (the date to which the latest audited accounts of the LucasVarity Group were prepared).

18.    DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Allen & Overy, One New Change, London EC4M 9QQ, during usual business hours on any weekday (Saturdays and public holidays excepted) while the Offer remains open for acceptance:

(a)    the Memorandum and Articles of Association of the Offeror;

(b)    the Memorandum and Articles of Association of LucasVarity;

(c) the published audited consolidated accounts of TRW for the last two financial years ended 31 December, 1998;

(d) the published audited consolidated accounts of the LucasVarity Group for the eight months ended 31 January, 1997 and for the year ended 31 January, 1998;

(e) the unaudited results of the LucasVarity Group for the nine months ended 31 October, 1998;

(f) the service agreements of the Directors of LucasVarity of more than one year's duration;

(g) the material contracts of the TRW Group referred to in paragraph 5(a) above;

(h) the material contracts of LucasVarity Group referred to in paragraph 5(b) above;

(i) the letter of valuation of the Loan Notes by J.P. Morgan dated 6 February, 1999;

(j)     the written consents referred to in paragraph 17 above; and

(k) copies of the irrevocable undertakings to accept the Offer given by Directors of LucasVarity.

            APPENDIX VII -- CERTAIN PROVISIONS OF THE COMPANIES ACT

                                   PART XIIIA

                                TAKEOVER OFFERS

428.   TAKEOVER OFFERS

(1) In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

(2) In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

(3) The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection (4).

(4)    A variation is permitted by this subsection where --

      (a) the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

      (b) the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

(5) The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

(6) In the application of subsection (5) to Scotland the words "and under seal" shall be omitted.

(7) Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

(8) In this Part of this Act "the offeror" means, subject to section 430D, the person making a takeover offer and "the company" means the company whose shares are the subject of the offer.

429.   RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

(1) If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(2) If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

                                      VII-1

(3) No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

(4) Any notice under this section shall be given in the prescribed manner; and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

(5) Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a Director.

(6) Any person who fails to send a copy of a notice or a statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

(7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that subsection.

(8) When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if --

      (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

      (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

430.   EFFECT OF NOTICE UNDER S 429

(1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

(3) Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state --

      (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

      (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

      and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares
      --

      (a)   is not cash and the offeror is no longer able to provide it; or

                                      VII-2

      (b) was to have been provided by a third party who is no longer bound or able to provide it,

      the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

(5) At the end of six weeks from the date of the notice the offeror shall forthwith --

      (a)   send a copy of the notice to the company; and

      (b) pay or transfer to the company the consideration for the shares to which the notice relates.

(6) If the shares to which the notice relates are registered the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

(7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

(8) Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that paragraph to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

(9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

(10) Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

(11) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

(12)   In relation to a company registered in Scotland, subsections (13) and
      (14) shall apply in place of subsection (11).

(13) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up --

      (a)   the trust shall terminate;

      (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

      (c)   a sum representing --

          (i)   the consideration so far as it is cash;

          (ii)   the proceeds of any sale under paragraph (b) above; and

          (iii) any interest, dividend or other benefit that has accrued from the consideration,

          shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.

                                      VII-3

(14) Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1)(a) of that Act.

(15)   The expenses of any such enquiry as is mentioned in subsection (11) or
      (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A. RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

(1) If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted
      --

      (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

      (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company,

      the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(2) If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted
      --

      (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

      (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

      the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the offer is still open for acceptance.

(4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

(5) Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

(6) If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

(7) If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B. EFFECT OF REQUIREMENT UNDER S 430A

(1) The following provisions shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

                                      VII-4

(3) Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3) --

      (a) shall give particulars of the choice and of the rights conferred by this subsection; and

      (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

      and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares
      --

      (a)   is not cash and the offeror is no longer able to provide it; or

      (b) was to have been provided by a third party who is no longer bound or able to provide it;

      the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C. APPLICATIONS TO THE COURT

(1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given --

      (a) order that the offeror shall not be entitled and bound to acquire the shares; or

      (b)   specify terms of acquisition different from those of the offer.

(2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

(3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

(4) No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers --

      (a)   that the application was unnecessary, improper or vexatious; or

      (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

(5) Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorising him to give notices under that subsection if satisfied
      --

      (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

      (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

      (c)   that the consideration offered is fair and reasonable;

      but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.
                                      VII-5

430D. JOINT OFFERS

(1) A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

(2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

(3) It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

(4) In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

(5) In section 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

(6) In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

(7) In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E. ASSOCIATES

(1) The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

(2) Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection (8)(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

(3) In section 430A(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

(4)    In this section "associate", in relation to an offeror means --

      (a)   a nominee of the offeror;

      (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such a holding company, subsidiary or fellow subsidiary;

      (c)   a body corporate in which the offeror is substantially interested;
          or

      (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement

                                      VII-6
          which includes provisions imposing obligations or restrictions such as are mentioned in section 204 (2)(a).

(5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

(6) For the purposes of subsection (4)(c) an offeror has a substantial interest in a body corporate if --

      (a) that body or its Directors are accustomed to act in accordance with his directions or instructions; or

      (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

(7) Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

(8) Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F. CONVERTIBLE SECURITIES

(1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

(2) Subsection (1) shall not be construed as requiring any securities to be treated --

      (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

      (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class.

                                      VII-7

                          APPENDIX VIII -- DEFINITIONS

The following definitions apply throughout this document unless the context otherwise requires:

"Acceptance Condition"       the Condition as to acceptances set out in
                             paragraph (a) of Part A of Appendix I to this document

"Acceptance Forms"           the Form of Acceptance and, in respect of holders
                             of LucasVarity ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying this document pursuant to the Offer

"Book-Entry Confirmation"    the confirmation of a book-entry transfer of ADSs
                             into the US Depositary's account at a Book-Entry
                             Transfer Facility

"Book-Entry Transfer
Facility"                    The Depository Trust Company

"business day"               a day (excluding Saturday and Sunday or a US
                             federal holiday or UK Bank Holiday), consisting of the time period from 12.01 a.m. until and including
                             12.00 midnight (New York City time)

"certificated" or
"certificated
  form" in relation to a share or other security, title to which is recorded in the relevant register of the share or other security as being held in certificated form

"City Code"                  the City Code on Takeovers and Mergers

"Closing Price"              the closing mid-price quotation on the London Stock
                             Exchange of a LucasVarity Share as derived from the Daily Official List

"Companies Act"              the Companies Act 1985, as amended

"Conditions"                 the conditions of the Offer set out in Part A of
                             Appendix I to this document, and "Condition" means any one of them

"CREST" the relevant system (as defined in the Regulations) operated by CRESTCo

"CRESTCo"                    CRESTCo Limited

"CREST member"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations)

"Crest participant"          a person who is, in relation to CREST, a
                             system-participant (as defined in the Regulations)

"Crest sponsor"              a person who is, in relation to CREST, a sponsoring
                             system-participant (as defined in the Regulations)

"Crest sponsored member"     a CREST member admitted to Crest as a sponsored
                             member under the sponsorship of a CREST sponsor

"Daily Official List"        the Daily Official List of the London Stock
                             Exchange

"Eligible Institution"       a financial institution which is a participant in
                             the Securities Transfer Agents Medallion Program, the NYSE Medallion Program or the Stock Exchanges
                             Medallion Program

                                     VIII-1

"Exchange Act"               the US Securities Exchange Act of 1934, as amended,
                             and the rules and regulations promulgated thereunder

"First Closing Date"         3.00 p.m. (London time), 10.00 a.m. (New York City
                             time) on 9th March, 1999, unless and until the Offeror, with the consent of the Panel or in accordance with the City Code, shall have extended the Offer, in which case the term "First Closing
                             Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire or, if earlier, the time at which the Conditions are satisfied, fulfilled or, to the extent permitted, waived

"Form of Acceptance"         the Form of Acceptance, Authority and Election
                             relating to the Offer for use by LucasVarity
                             Shareholders

"HSR Act"                    the Hart-Scott-Rodino Antitrust Improvement Act of
                             1976 (as amended)

"Information Agent"          Georgeson & Company Inc.

"Initial Offer Period"       the period from the date of this document to and
                             including the First Closing Date

"Internal Revenue Code"      The United States Internal Revenue Code of 1986, as
                             amended

"J.P. Morgan"                Morgan Guaranty Trust Company of New York

"Letter of Transmittal"      the Letter of Transmittal relating to the Offer for
                             use by holders of LucasVarity ADSs

"LIBOR" the rate of interest determined on the basis of the arithmetic mean of the respective rates at which any two London clearing banks, selected by the Offeror, offer six month pound sterling deposits of L1,000,000 to leading banks in the London inter-bank market at or about 11 a.m. (London time) on the first business day of the relevant interest period as defined in paragraph 2 of Appendix II

"Loan Notes"                 the unsecured loan notes to be issued by the
                             Offeror pursuant to the Loan Note Alternative, having the rights and being subject to the restrictions set out in the Loan Note Instrument

"Loan Note Alternative"      the alternative whereby LucasVarity Shareholders
                             (other than US Persons and certain other overseas persons) validly accepting the Offer may elect to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise be entitled under the Offer

"Loan Note Instrument"       the loan note instrument constituting the Loan
                             Notes, the terms of which are summarised in Appendix II to this document (and any instruments supplemental thereto)

"London Stock Exchange"      London Stock Exchange Limited

"LucasVarity"                LucasVarity plc

"LucasVarity ADRs"           American Depositary Receipts evidencing interests
                             in LucasVarity ADSs

"LucasVarity ADSs"           American Depositary Shares of LucasVarity each
                             representing ten LucasVarity Shares

"LucasVarity Group"          LucasVarity and its subsidiary undertakings

"LucasVarity Securities"     LucasVarity Shares and LucasVarity ADSs

"LucasVarity
Securityholder"              a holder of LucasVarity Securities

                                     VIII-2

"LucasVarity Shareholder"    a holder of LucasVarity Shares

"LucasVarity Share Option
  Schemes" the LucasVarity 1996 Executive Share Option Scheme, the LucasVarity 1996 Savings-Related Share Option Scheme, the LucasVarity Global Share Plan, the Lucas Industries 1994 Executive Share Option Scheme, the Lucas Industries Executive Share Option Scheme (1984), the Lucas Industries Employees' 1991 Savings-Related Share Option Scheme, the Varity Corporation Executive Stock Option Plan and the Varity Corporation Shareholder Value Incentive Plan

"LucasVarity Shares"         the existing unconditionally allotted or issued and
                             fully paid ordinary shares of 25p each in the capital of LucasVarity

"member account ID"          the identification code or number attached to any
                             member account in CREST

"NYSE"                       the New York Stock Exchange, Inc.

"Noon Buying Rate"           the exchange rate for pounds sterling, based on the
                             noon buying rate in the City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New
                             York, expressed in US dollars per pound sterling

"Noteholder"                 a holder of Loan Notes

"Notice of Guaranteed
Delivery"                    the Notice of Guaranteed Delivery relating to the
                             Offer for use by holders of LucasVarity ADSs

"Offer" the recommended cash offer made by J.P. Morgan on behalf of the Offeror on the terms and conditions set out in this document and the relevant Acceptance Form(s) including, where the context requires, the Loan Note Alternative and any subsequent revision, variation, extension or renewal of such offer and such alternative for all the issued and to be issued LucasVarity Shares

"Offer Document"             this document and any other document containing the
                             Offer

"Offer Period"               the period commencing on 6 January, 1999 until
                             whichever of the following dates shall be the latest: (a) 3.00 p.m. (London time), 10.00 a.m.
                             (New York City time) on 9 March, 1999 and (b) the earlier of (i) the time at which the Offer lapses and (ii) the time at which the Offer becomes unconditional

"Offeror"                    TRW Automotive UK, an indirect wholly-owned
                             subsidiary of TRW

"Offer Price"                288 pence for each LucasVarity Share and L28.80 for
                             each LucasVarity ADS

"Panel"                      the Panel on Takeovers and Mergers

"participant ID"             the identification code or membership number used
                             in CREST to identify a CREST member or other CREST participant

"Regulations"                the Uncertificated Securities Regulations 1995 (SI
                             1995 No. 95/3272)

"SEC"                        the US Securities and Exchange Commission

"Subsequent Offer Period"    the period following the First Closing Date during
                             which the Offer remains open for acceptance

"subsidiary", "subsidiary
  undertaking", "associated
  undertaking" and
  "undertaking"              shall be construed in accordance with the Companies
                             Act (but for this
                                     VIII-3
                             purpose ignoring paragraph 20(1)(b) of Schedule 4A thereof)

"TRW"                        TRW Inc., an Ohio corporation

"TRW Group"                  TRW and its subsidiary undertakings

"TTE Instruction"            a transfer to escrow instruction (as defined by the
                             CREST Manual issued by CRESTCo)

"UK" or "United Kingdom"     the United Kingdom of Great Britain and Northern
                             Ireland

"UK GAAP"                    generally accepted accounting principles in the
                             United Kingdom

"UK Receiving Agent"         Computershare Services PLC in its capacity as the
                             UK receiving agent to the Offer

"uncertificated" or
"uncertificated
  form" in relation to a share or other security, a share or other security title to which is recorded in the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

"US" or "United States"      the United States of America, its territories and
                             possessions, all areas subject to its jurisdiction or any subdivision thereof, any State of the United
                             States and the District of Columbia

"US Depositary"              Morgan Guaranty Trust of New York in its capacity
                             as depositary for the Offer in the US

"US GAAP"                    generally accepted accounting practices and
                             principles in the United States

"US Holder"                  a holder of LucasVarity Securities that is (a) an
                             individual who is a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organised in or under the laws of the US or any political subdivision thereof, (c) an estate the income of which is subject to US federal income taxation regardless of its source or (d) a trust which is subject to the supervision of a court within the US and the control of a US fiduciary as described in section
                             7701(a)(30) of the Internal Revenue Code

"US Persons"                 US persons as defined in Regulation S of the US
                             Securities Act

"US Securities Act"          the US Securities Act of 1933, as amended, and the
                             rules and regulations promulgated thereunder

"L" or "pounds sterling" or
  "pence"                    the lawful currency of the United Kingdom

"US$" or "US dollar"         the lawful currency of the United States

                                     VIII-4

                  ACCEPTANCES IN RESPECT OF LUCASVARITY SHARES

Duly completed Acceptance Form(s), accompanied by certificates in respect of LucasVarity Shares and/or other documents of title, should be delivered to the UK Receiving Agent or the US Depositary at one of the addresses set out below.

The UK Receiving Agent for the Offer is:

                           COMPUTERSHARE SERVICES PLC

                             For information call:
                              +44 (0)117 305 1001

    By Mail:                                      By Hand:
    Computershare Services PLC                    Computershare Services PLC
    PO Box 859                                    7th Floor Jupiter House
    The Pavilions                                 Triton Court
    Bridgwater Road                               14 Finsbury Square
    Bristol BS99 1XZ                              London EC2A 1BR

                   ACCEPTANCES IN RESPECT OF LUCASVARITY ADSS

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, LucasVarity ADRs and any other required documents should be sent or delivered by each holder of LucasVarity ADSs or his broker, dealer, commercial bank, trust company or other nominee to the US Depositary at one of its addresses set out below.

The US Depositary for the Offer is:

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

           By Mail:               By Facsimile Transmission:         By Overnight Courier:
 Morgan Guaranty Trust Company          (781) 794-6333           Morgan Guaranty Trust Company
          of New York             (for Eligible Institutions              of New York
   Corporate Reorganization                  Only)                 Corporate Reorganization
         P.O. Box 8216                                                40 Campanelli Drive
     Boston, MA 02266-8216           Confirm by telephone:            Braintree, MA 02184
                                        (781) 794-6388
                                           By Hand:
                           Morgan Guaranty Trust Company of New York
                       Securities Transfer & Reporting Services (STARS)
                                  100 William Street Galleria
                                      New York, NY 10038

                             ADDITIONAL INFORMATION

Any questions or requests for assistance or additional copies of this document, the Acceptance Form(s) and the Notice of Guaranteed Delivery or the Letter of Transmittal may be directed to Georgeson & Company Inc., the Information Agent, at its address and telephone number listed below or to the US Depositary or UK Receiving Agent at their respective addresses and telephone numbers mentioned above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (800) 223-2064

              THE OFFER IS BEING MADE ON BEHALF OF THE OFFEROR BY:

                   Morgan Guaranty Trust Company of New York
                                  P.O. Box 61
                             60 Victoria Embankment
                                London EC4Y 0JP
                              + 44 (0)171 325 1000

                    THE US DEALER MANAGER FOR THE OFFER IS:

                          J.P. Morgan Securities Inc.
                                 60 Wall Street
                            New York, New York 10260
                                 (877) 576-2040

                        (LOGO) Printed in London U39747